The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Pursuant to Rule 424(b)5

Registration No. 333-119864
PROSPECTUS SUPPLEMENT (Subject to Completion, Dated January 18, 2005)
(To Prospectus dated November 4, 2004)

12,500,000 Shares

Common Stock

We are selling 12,500,000 shares of our common stock. Our common stock is quoted on the Nasdaq National Market under the symbol “ESLR.” On January 14, 2005, the last reported sale price of our common stock was $4.83 per share.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to 1,875,000 shares of our common stock from us at the public offering price, less underwriting discounts and commissions, to cover over allotments.

The underwriters expect to deliver the shares in New York, New York on February   , 2005.

SG Cowen & Co.

First Albany Capital

CRT Capital Group

                               , 2005

Prospectus Supplement

Prospectus

      Unless stated otherwise, references in this prospectus supplement and the accompanying prospectus to “Evergreen Solar,” “we,” “us” or “our” refer to Evergreen Solar, Inc., a Delaware corporation, and its subsidiaries. This prospectus supplement and the accompanying prospectus contain references to a number of trademarks that are our registered trademarks or common law rights. These include Evergreen Solar, the Evergreen Solar logo and String Ribbon.

      This prospectus supplement is a supplement to the accompanying prospectus, which is also a part of this document. The accompanying prospectus is part of a universal shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration process, we may offer from time to time any combination of common stock, preferred stock, depositary shares, warrants and debt securities, of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include

i

important information about us, our common stock being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described in the section entitled “Where You Can Find More Information” of this prospectus supplement before investing in shares of our common stock.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipates,” “expects,” “intends,” “may,” “will,” “should,” “potential,” “continue,” “further,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements include, without limitation, statements regarding:

•	our expectations regarding the worldwide demand for electricity and the market for solar power;

•	our beliefs regarding the effects of environmental regulation, lack of infrastructure reliability and long-term fossil fuel supply constraints;

•	our beliefs regarding the inability of traditional fossil fuel-based generation technologies to meet the demand for electricity;

•	our beliefs regarding the importance of environmentally benign, locally sourced power generation;

•	our belief that distributed generation technology is one of the promising areas for growth in the global electric power industry;

•	our expectations regarding support for the deployment of distributed generated and renewable energy;

•	our beliefs regarding the acceleration of adoption of solar technologies;

•	our expectations regarding the use of solar modules;

•	our belief that our technologies allow us to differentiate future products to meet market demands;

•	our expectations with respect to advancements in our technologies;

•	our expectations regarding our ability to reduce manufacturing costs and simplify manufacturing processes;

•	our beliefs that our proprietary and patented technologies provide competitive advantages;

•	our intent to become a leading producer of high-quality solar products by maintaining our technology leadership;

•	our objectives regarding the development of our quad ribbon technology;

•	our beliefs regarding current solar power technologies’ ability to address current needs;

•	our beliefs regarding the acceptance of current thin film technology;

•	our beliefs regarding the competitiveness of our modules;

•	our beliefs regarding our proprietary know-how;

•	our ability to adequately protect or enforce our intellectual property;

•	our beliefs regarding the reduction of manufacturing costs and increase in output we expect to achieve from our thin ribbon technology;

•	our anticipation of achieving higher yields and production levels in 2005;

•	our plans to establish and operate a manufacturing facility in Germany in connection with our joint venture with Q-Cells AG, which may never be established or become operational;

•	our plans to finance a significant portion of our expenditures in our joint venture through public grants under a German government grant program;

•	our beliefs that the joint venture will accelerate manufacturing technology based on our String Ribbon technology and access to the European solar market;

•	our expectations regarding the establishment of any other manufacturing facilities;

•	our objectives with respect to lowering per unit manufacturing costs;

•	our expectations regarding the scaling of our manufacturing capacity;

•	our expectations with respect to increased revenue growth and our ability to achieve profitability resulting from increases in our production volumes;

•	our plans with respect to the expansion of our distribution network;

•	our plans with respect to the expansion of sales and marketing efforts;

•	our ability to raise additional capital to finance our planned expansions;

•	our exposure to fluctuations in currency exchange rates;

•	our beliefs regarding the sufficiency of our current cash and cash equivalents, short-term investments and revolving credit facility to fund our planned manufacturing capacity expansion at our Marlboro facility and our operating expenditures over the next 12 months; and

•	our intentions with respect to the use of net proceeds from this offering.

      Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those expressed or forecasted in, or implied by, any such forward-looking statements as a result of certain factors, including those set forth in the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, as well as those noted in similar sections of the accompanying prospectus and the documents incorporated herein and therein by reference. In connection with forward-looking statements that appear in these disclosures, investors should carefully review these factors.

      The cautionary statements contained in “Risk Factors” and other similar statements contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference identify important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those expressed or forecasted in, or implied by, such forward-looking statements.

      Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will be attained or that any deviations will not be material. We disclaim any obligation or undertaking to disseminate any updates or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

PROSPECTUS SUPPLEMENT SUMMARY

      This summary highlights selected information about us and this offering. This summary is not complete and does not contain all of the information that is important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to and incorporate by reference for a more complete understanding of this offering. In addition, we incorporate by reference important business and financial information into this prospectus supplement and the accompanying prospectus.

      This prospectus supplement and the accompanying prospectus contain forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements beginning on page iii of this prospectus supplement. You should also carefully consider the various risk factors beginning on page S-6 of this prospectus supplement, which risk factors may cause our actual results to differ materially from those indicated by these forward-looking statements. You should not place undue reliance on our forward-looking statements.

Our Company

      We develop, manufacture and market solar power products enabled by our proprietary String Ribbon technology that provide reliable and environmentally clean electric power throughout the world. String Ribbon technology provides an efficient process for manufacturing crystalline silicon wafers, which are the primary components of photovoltaic cells. Photovoltaic cells generate direct current electricity when exposed to sunlight. We believe that our proprietary and patented technologies offer significant design, cost and manufacturing advantages over competing solar power technologies.

      Our revenues today are primarily derived from the sale of solar modules, which are assemblies of photovoltaic cells that have been electrically interconnected and laminated into a physically durable and weather-tight package. We sell our products using distributors, system integrators and other value-added resellers, who often add value through system design by incorporating our modules with batteries, associated electronics, structures and wiring systems. Applications for our products include on-grid generation, in which supplemental electricity is provided to an electric utility grid, and off-grid generation for markets where access to conventional electric power is not economical or physically feasible. Our products are currently sold primarily in Germany and the United States.

Industry Overview

      Electric power is an increasingly vital component of the global economy, accounting for a greater share of overall energy use as reliance on electricity-dependent technology grows. According to the U.S. Department of Energy, worldwide demand for electricity is expected to nearly double over the next two decades. Current electricity generation is dominated by fossil fuel sources, including coal, natural gas and oil. We believe environmental regulations, lack of electric power infrastructure reliability and long-term fossil fuel supply constraints present challenges to expanding conventional generation capacity and that future demand for electricity will not be adequately met through traditional fossil fuel-based generation technologies alone. We believe distributed generation technology, in which electricity generation at the point-of-use supplements or bypasses the electric utility grid, is one of the most promising areas for growth in the global electric power industry.

      Solar power has emerged as one of the primary distributed generation technologies. According to Solarbuzz, a solar industry consultancy, worldwide shipments of photovoltaic systems grew at a compound rate of 34% between 1998 and 2003. According to the Solar Energy Industries Association, or SEIA, a solar energy trade group, over 740 megawatts, or MW, of generating capacity in photovoltaic systems were sold in 2003 for an estimated $4.7 billion. SEIA forecasted solar power sales of over 1,000 MW in 2004. PV Energy Systems, a solar industry consultancy, forecasts that over 3,000 MW of photovoltaic systems will be shipped in 2010. Japan, Germany and the United States presently comprise the majority of world market sales for solar power systems. Government policies in these countries, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers.

Our Technology Solution

      We believe our String Ribbon manufacturing technology offers a substantial opportunity to reduce manufacturing costs and simplify manufacturing processes. String Ribbon technology has the following significant advantages:

•	Efficient materials use. String Ribbon technology allows us to produce more power from the same amount of silicon feedstock than other manufacturers can currently achieve with bulk crystalline technologies. As long as the supply of silicon remains limited, higher yield from raw silicon is critical to the growth of the industry.

•	Continuous processing. Our technology permits the continuous growth of crystalline silicon ribbon, which can lead to high automation, efficient equipment use and improved productivity.

•	Energy and environmental benefits. String Ribbon uses less energy and substantially reduces the use of hazardous materials, particularly acids and cutting oils, relative to bulk crystalline technologies.

Our Business Strategy

      Our business strategy is to develop, manufacture and market solar power products that use our technologies in commercial applications around the world. We are focused on the following steps to implement our strategy:

•	Maintain our technology leadership through continuous innovation. We believe that our proprietary and patented technologies provide us with competitive advantages. We intend to continue to invest in improving our technologies and their commercial applications with the goal of reducing manufacturing costs without impairing product performance or reliability.

•	Expand our market reach through strategic partnerships. We intend to increase our addressable markets and further leverage our String Ribbon technology through strategic partnerships with other participants in the solar technology market.

•	Lower our manufacturing costs and increase our capacity. We have focused on manufacturing process improvements to increase output capacity and reduce our costs. We recently transitioned to our third-generation technology, which more than doubled our wafer capacity per furnace and significantly reduced our manufacturing costs. We are actively developing new technologies that we believe will further increase our capacity, improve our silicon utilization and reduce our costs.

•	Focus on higher growth areas of the solar market where we have the greatest competitive advantage. We intend to primarily target the on-grid markets and the off-grid rural electrification market, which we believe are the fastest growing and highest potential solar power markets.

•	Diversify and differentiate our product lines. In addition to core wafer and cell technology, we believe our technologies related to module manufacturing processes and components allow us to differentiate future products to meet market demands.

Recent Developments

      On January 14, 2005, we entered into a joint venture agreement with Q-Cells AG, or Q-Cells. Q-Cells is the world’s largest independent manufacturer of solar cells, whose crystalline solar cells are among the highest efficiency solar cells commercially available. The purpose of the joint venture is to develop and operate a facility in Germany to manufacture, market and sell solar products based on our proprietary String Ribbon technology using fabrication processes that combine our and Q-Cells’s manufacturing technologies.

      The manufacturing facility contemplated by the joint venture agreement is expected to be located in Thalheim, Germany and have an initial capacity of 30 MW. Based upon the success of the initial operations of this facility, we and Q-Cells intend over the long term, if economically viable, to expand the capacity of this facility up to approximately 120 MW. As part of the joint venture, subject to certain conditions under the joint venture agreement, we and Q-Cells have agreed to finance a majority of the expenditures necessary for the establishment and initial operation of the joint venture through cash contributions in amounts payable over time that total to 44 million Euros, of which we would be responsible for 75.1%. However, we also plan to finance a significant portion of such expenditures through public grants under a German government grant program. We believe this joint venture will accelerate the availability of wafer, cell and module manufacturing capacity based on String Ribbon technology and provide greater access to the European solar market.

      We were incorporated in Delaware in August 1994. Our executive offices are located at 138 Bartlett Street, Marlboro, Massachusetts 01752, and our telephone number is (508) 357-2221. We maintain an Internet website at http://www.evergreensolar.com (which is not intended to be an active hyperlink in this prospectus supplement). The information at our website is not incorporated in this prospectus supplement or the accompanying prospectus by reference, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	12,500,000 shares

Common stock to be outstanding after the offering	60,041,823 shares

Use of proceeds	We currently intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures in connection with the building of manufacturing facilities, research and development and for working capital. You should read the discussion under the heading “Use of Proceeds” in this prospectus supplement for more information.

Nasdaq National Market Symbol	ESLR

      The number of shares of our common stock to be outstanding after this offering is based on 47,541,823 shares outstanding as of January 3, 2005. This number excludes:

•	5,809,566 shares of our common stock issuable upon the exercise of options outstanding as of September 30, 2004, at a weighted average exercise price of $2.38 per share;

•	up to 2,495,824 shares of our common stock reserved for future grant pursuant to the terms of our stock option and incentive plan as of September 30, 2004; and

•	4,913,806 shares of our common stock issuable upon the exercise of warrants outstanding as of September 30, 2004, at a weighted average exercise price of $3.35 per share.

      Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters do not exercise the option to purchase from us 1,875,000 additional shares of our common stock in this offering to cover over allotments.

Summary Consolidated Financial Data

      The following table summarizes our selected consolidated financial data for the periods, and as of the dates, indicated. You should read this information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page S-29 of this prospectus supplement and with our consolidated financial statements and the related notes contained in our annual, quarterly and other reports that we have filed with the SEC and incorporated by reference herein.

						Nine Months
						Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

						(unaudited)

	(in thousands, except for per share data)
Statement of Operations Data:
Revenues:
Product revenues	$189	$419	$1,546	$5,296	$7,746	$6,368	$12,975
Research revenues	2,113	1,753	932	1,448	1,565	1,352	861

Total revenues	2,302	2,172	2,478	6,744	9,311	7,720	13,836
Operating Expenses:
Cost of product revenues	997	2,795	9,649	12,405	15,379	10,969	20,945
Research and development expenses, including cost of research revenues	3,091	3,382	3,063	3,692	3,791	2,872	3,233
Selling, general and administrative expenses	1,309	2,505	4,088	4,520	5,337	3,821	5,460

Total operating expenses	5,397	8,682	16,800	20,617	24,507	17,662	29,638

Operating loss	(3,095)	(6,510)	(14,322)	(13,873)	(15,196)	(9,942)	(15,802)
Other income	163	1,305	1,845	674	222	157	230

Net loss	(2,932)	(5,205)	(12,477)	(13,199)	(14,974)	(9,785)	(15,572)
Accretion, dividends and conversion premiums on Series A convertible preferred stock	(1,231)	(2,283)	—	—	(13,498)	(12,802)	(2,904)

Net loss attributable to common stockholders	$(4,163)	$(7,488)	$(12,477)	$(13,199)	$(28,472)	$(22,587)	$(18,476)

Net loss per share attributable to common stockholders (basic and diluted)	$(5.18)	$(2.96)	$(1.10)	$(1.16)	$(2.39)	$(1.97)	$(0.66)
Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	803	2,530	11,304	11,405	11,899	11,440	28,187

	As of
	September 30,
	2004

		As
	Actual	Adjusted

	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$16,616	72,969
Working capital	20,154	76,507
Total assets	50,325	106,678
Stockholders’ equity	45,208	101,561

      The as-adjusted consolidated balance sheet data above gives effect to the sale of 12,500,000 shares of our common stock in this offering assuming a public offering price of $4.83 per share after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

      Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations and financial results. If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described below. In assessing these risks, investors should also refer to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to Our Financial Results

Evaluating our business and future prospects may be difficult due to the rapidly changing market landscape.

      There is limited historical information available about our company upon which you can base your evaluation of our business and prospects. Although we were formed in 1994 to research and develop crystalline silicon technology for use in manufacturing solar power products and began shipping product from our pilot manufacturing facility in 1997, we first shipped commercial products from our Marlboro manufacturing facility in September 2001. Relative to the entire solar industry, we have shipped only a limited number of solar power modules and have recognized limited revenues.

      The market we are addressing is rapidly evolving and is experiencing technological advances and new market entrants. Our future success will require us to scale our manufacturing capacity significantly beyond the capacity of our Marlboro, Massachusetts manufacturing facility, and our business model and technology is unproven at significant scale. Moreover, our joint venture with Q-Cells is only in the early planning stages and because it is our first joint venture relationship, we have limited experience upon which to predict whether it will be successful. As a result, you should consider our business and prospects in light of the risks, expenses and challenges that we will face as an early-stage company seeking to develop and manufacture new products in a growing and rapidly evolving market.

We have a history of losses, expect to incur substantial further losses and may not achieve or maintain profitability in the future, which may decrease the market value of our stock.

      Since our inception, we have incurred significant net losses, including net losses of $15.6 million for the nine months ended September 30, 2004. We also had net losses of $12.5 million, $13.2 million and $15.0 million for the years ended December 31, 2001, 2002 and 2003, respectively. Principally as a result of ongoing operating losses, we had an accumulated deficit of $71.9 million as of September 30, 2004. We expect to incur substantial losses for the foreseeable future, and we may never become profitable. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future, which could materially decrease the market value of our common stock. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we seek to:

•	expand our manufacturing operations, whether domestically or internationally, including the manufacturing facility in Germany contemplated by our joint venture with Q-Cells;

•	develop our distribution network;

•	continue to research and develop our products and manufacturing technologies;

•	implement internal systems and infrastructure in conjunction with our growth; and

•	hire additional personnel.

      We do not know whether our revenues will grow at all or grow rapidly enough to absorb these expenses, and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our operating results.

Our stock price could fall substantially if our quarterly revenue or operating results fluctuate or are disappointing.

      Our quarterly revenue and operating results have fluctuated significantly in the past and may fluctuate significantly from quarter to quarter in the future due to a variety of factors, including:

•	the size and timing of customer orders for or shipments of our products;

•	the rate and cost at which we are able to expand our manufacturing capacity to meet product demand, including the rate and cost at which we are able to implement advances in our String-Ribbon technology;

•	our ability to establish and expand key customer and distributor relationships;

•	our ability and the terms upon which we are able to raise capital sufficient to finance the expansion of our manufacturing capacity and our sales and marketing efforts;

•	our ability to establish a manufacturing facility in Germany as contemplated by our joint venture with Q-Cells at the costs and on the time frame that we expect;

•	the extent to which Q-Cells increases its ownership in the joint venture in the future and thereby reduces our share of profits and losses of the joint venture in future periods;

•	our ability to establish strategic relationships with third parties to accelerate our growth plans;

•	the amount and timing of expenses associated with our research and development programs and our ability to develop enhancements to our manufacturing processes and our products;

•	delays associated with the supply of specialized material necessary for the manufacture of our solar power products;

•	our ability to execute our cost reduction programs;

•	one-time charges resulting from replacing existing equipment or technology with new or improved equipment or technology as part of our strategy to expand our manufacturing capacity and to decrease our per unit manufacturing cost;

•	developments in the competitive environment, including the introduction of new products or technological advancements by our competitors; and

•	the timing of adding the personnel necessary to execute our growth plan.

      We anticipate that our operating expenses will continue to increase significantly, particularly as we increase our capital expenditures to build our planned manufacturing facility in Germany, as contemplated by our joint venture with Q-Cells. If our product revenues in any quarter do not increase correspondingly, our net losses for that period will increase. Moreover, given that a significant portion of our operating expenses is largely fixed in nature and cannot be quickly reduced, if our product revenues are delayed or below expectations, our operating results are likely to be adversely and disproportionately affected. For these reasons, quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and you should not rely on results of operations in any particular quarter as an indication of future performance. If our quarterly revenue or results of operations fall below the expectations of investors or public market analysts in any quarter, the market value of our common stock would likely decrease, and it could decrease rapidly and substantially.

Risks Relating to Our Industry, Products and Operations

We will need to raise significant additional capital in order to fund our operations and to continue to grow our business, which subjects us to the risk that we may be unable to maintain or grow our business as planned and that our stockholders may be subject to substantial additional dilution.

      In order to satisfy our existing capital requirements and to fund the continuing capacity expansion of our Marlboro, Massachusetts manufacturing facility, in June 2004 we consummated a $20 million private placement financing and in August 2004 we secured a $5 million line of credit. We believe that our current cash, cash equivalents and short-term investments, together with the proceeds available under our line of credit, will be sufficient to fund our operating expenditures over the next 12 months. However, we will need to raise additional capital in order to further enhance our operating infrastructure, to further increase manufacturing capacity through the build-out of other manufacturing facilities, including the manufacturing facility we plan to build in Germany as contemplated by our joint venture with Q-Cells and to advance our research and development programs that are key to refining our products and to lowering our manufacturing costs. We may also require additional capital to respond to competitive pressures and acquire complementary businesses or necessary technologies. We do not know whether or not we will be able to raise additional financing or financing on terms favorable to us. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, develop and expand our manufacturing operations and distribution network, maintain our research and development efforts or otherwise respond to competitive pressures would be significantly impaired. In such a case, our stock price would likely be materially and adversely impacted.

      In addition, if we raise additional funds through the issuance of equity or convertible or exchangeable securities, the percentage ownership of our existing stockholders will be reduced. These newly issued securities may have rights, preferences and privileges senior to those of existing stockholders.

Our ability to expand our manufacturing capacity and therefore to increase revenue and achieve profitability depends to a large extent upon the success of our joint venture with Q-Cells. Our joint venture with Q-Cells is subject to numerous risks, many of which are outside of our control, and we cannot assure you that the joint venture will achieve its objective or otherwise be successful. If the joint venture is not successful, our business would be materially and adversely harmed and our stock price would decline.

      In January 2005, we entered into a joint venture agreement with Q-Cells. The purpose of the joint venture is to develop and operate a facility in Germany to manufacture, market and sell solar products based on our proprietary String Ribbon technology. As part of the joint venture, subject to certain conditions under the joint venture agreement, we and Q-Cells have agreed to finance a majority of the expenditures necessary for the establishment and initial operation of the joint venture through cash capital contributions in amounts payable over time that total to 44 million Euros, of which we would be responsible for 75.1%. However, we also plan to finance a significant portion of such expenditures through public grants under a German government grant program. If we and Q-Cells are unsuccessful in obtaining the German government grants, or if either party is unable to finance its pro rata share of the required capital, we and Q-Cells would have the ability to terminate the joint venture. As a result, the joint venture remains subject to the risk that the parties may be unable to finance, both directly and through government or third party sources, the costs of building the facility, which could cause the joint venture to be terminated before the facility is built and result in a significant delay in our ability to expand our manufacturing capacity and our ability to significantly grow revenues and achieve profitability.

      In addition, our joint venture with Q-Cells subjects us to the risks inherent in complex joint venture transactions with third parties located in international markets, including the following:

•	the joint venture will be highly dependent on Q-Cells’s expertise in the rapid development of solar product manufacturing facilities in Germany; therefore, if for any reason, Q-Cells does not devote the personnel necessary to assist us in the development of the facilities, the joint venture may experience delays and cost-overruns or may be unsuccessful in the establishment of the operation;

•	the joint venture contemplates that both we and Q-Cells will contribute certain technologies to the joint venture in order to establish a novel manufacturing processes based on a combination of our respective technologies; as such, the success of the joint venture depends on our ability to integrate our respective technologies and manufacturing processes in order to produce competitive solar products in the world marketplace; such integration is unproven and if we are unable to integrate our technologies and manufacturing processes, the prospects for the joint venture would be limited;

•	the establishment of the facility may result in cost overruns, delays, equipment problems and construction, start-up and other operating difficulties, any of which could adversely affect the ability of the joint venture to achieve or grow revenue on the timeframe we expect;

•	although initially a minority shareholder in the joint venture, Q-Cells will have the ability to influence the strategic direction of the joint venture and other material decisions of the joint venture; as a result, we may be unable to take certain actions that we believe would be in our best interests, which, given the expected materiality of the joint venture to our combined operations, could significantly harm our business; further, we may be liable to third parties for the material decisions and actions of Q-Cells in the joint venture, which actions may harm the joint venture and our business;

•	the establishment of the joint venture will require significant management attention and will place significant strain on our ability to manage effectively both our operations in Marlboro and the operations of the joint venture in Germany;

•	the joint venture may subject us to multiple, conflicting and changing laws, regulations and tax schemes;

•	the joint venture may be unable to obtain, maintain or enforce adequate intellectual property rights and protection due to limited or unfavorable intellectual property protection and may be subject to claims or suits alleging infringement of third party intellectual property rights;

•	under certain circumstances, if we exit the joint venture with Q-Cells, the joint venture entity will continue to have certain rights to our proprietary technologies that we are licensing to it and thereby compete with us;

•	two years after the date of the joint venture agreement, Q-Cells may engage in ribbon technology-related activities in competition with us;

•	limitations on dividends or restrictions against repatriation of earnings may limit our ability to capitalize on earnings from the joint venture;

•	the operation of the manufacturing facility may experience seasonal reductions in productivity common in certain foreign countries, such as the summer months in Europe;

•	the joint venture may be subject to increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

•	the joint venture may be unable to successfully hire and retain the additional personnel necessary to operate the facility, which is expected to require approximately 400 employees for the initial capacity expansion;

•	we may be exposed to fluctuations in currency exchange rates; and

•	we may experience difficulties in staffing and managing international operations, including the difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs.

      As a result, there can be no assurance that the joint venture will be successful in establishing the facility or, once established, that the joint venture will attain the manufacturing capacity or the financial results that we currently expect.

The continuing improvement of our manufacturing facility in Marlboro, Massachusetts may take longer, cost more than we expect and may not deliver the performance improvements that we expect, which would likely result in lower revenues and earnings than anticipated.

      If we fail to successfully continue the improvement of our Marlboro manufacturing facility, our business and results of operations would likely be materially impaired. We are in the process of implementing improvements to the manufacturing equipment in order to decrease the operating costs and to increase the annualized production rate of the manufacturing facility to a target level of approximately 15 MW. This process has required and will continue to require a significant investment of capital and substantial engineering expenditures and is subject to significant risks including:

•	we may experience cost overruns, delays, equipment problems and other operating difficulties;

•	our manufacturing processes use custom-built equipment that may not be delivered and installed in a timely manner;

•	our custom-built equipment may take longer and cost more to debug than planned and may never operate as designed;

•	we are incorporating first-time equipment designs and technology improvements, which we expect to lower unit capital and operating costs, but this new technology may not be successful; and

•	we may elect to use a portion of our manufacturing capacity for research and development purposes, thereby reducing our commercial output from our Marlboro facility.

      If we experience any of these or similar difficulties, we may be unable to complete the build-out of our Marlboro facility and our manufacturing capacity could be substantially constrained, in which case our per unit manufacturing costs would increase, we would be unable to increase sales as planned and our revenues and earnings would likely be materially impaired.

Our future success substantially depends on our ability to significantly increase our manufacturing capacity through the development of additional manufacturing facilities. We may be unable to achieve our capacity expansion goals as a result of a number of risks, which would limit our growth potential, impair our operating results and financial condition and cause our stock price to decline.

      Our future success depends on our ability to increase our manufacturing capacity through the development of additional manufacturing facilities. If we are unable to do so, we may not be able to achieve the production volumes and per unit costs that will allow us to meet customer demand, maintain our competitive position and achieve profitability. Our ability to develop additional manufacturing facilities is subject to significant risk and uncertainty, including:

•	we may need to continue to raise significant additional capital through the issuance of equity or convertible or debt securities in order to finance the costs of development of any additional facility, which we may be unable to do on reasonable terms or at all, and which could be dilutive to our existing stockholders;

•	the build-out of any additional facility will be subject to the risks inherent in the development of a new manufacturing facility, including risks of delays and cost overruns as a result of a number of factors, many of which may be out of our control, such as delays in government approvals or problems with supplier relationships;

•	our manufacturing processes, particularly those that incorporate improvements to our String Ribbon technology, are unproven at large scale and may prove difficult to implement in any new facility;

•	we may be required to depend on third parties or strategic partnerships that we establish in the development and operation of a facility, which may subject us to risks that such third parties do not fulfill their obligations to us under our arrangements with them;

•	the establishment of any new facility will require significant management attention, and our management team, which has limited experience in the development of such facilities, may be unable to execute the expansion plan effectively; and

•	if a new facility is established internationally, we may encounter legal restrictions and liability, encounter commercial restrictions and incur taxes and other expenses to do so and otherwise be subject to the risks inherent in conducting business in a foreign jurisdiction as described elsewhere in these “Risk Factors.”

      If we are unable to develop and successfully operate additional manufacturing facilities, or if we encounter any of the risks described above, we may be unable to scale our business to the extent necessary to achieve profitability, which would cause our stock price to decline. Moreover, there can be no assurance that if we do expand our manufacturing capacity that we will be able to generate customer demand for our solar power products at these production levels or that we will increase our revenues or achieve profitability.

Because we depend on single and sole source suppliers for a number of specialized materials, including silicon, string and others necessary to manufacture our solar power products, we are susceptible to supplier and industry-wide supply shortages and price volatility, which could adversely affect our ability to meet existing and future customer demand for our products and cause us to make fewer shipments, generate lower than anticipated revenues and manufacture our products at higher than expected costs.

      We have single and sole source suppliers for a number of specialized materials necessary to manufacture our solar power products, which makes us susceptible to quality issues, shortages and price changes for these materials. Specifically, our supplier of the silicon we use in the manufacture of our solar power products is also a supplier to the semiconductor industry, which has significantly greater buying power and market influence than we have or anyone else in the solar power industry has. As a result, the recent increase in the demand for silicon from the semiconductor industry may cause us to encounter shortages or delays in obtaining the specialized silicon to be used in the manufacture of our solar power products, which could result in customer dissatisfaction and decreased revenues. In addition, our silicon supplier has in the past raised, and may in the future raise, the price at which it sells silicon to us, which has in the past negatively impacted, and could in the future negatively impact, our manufacturing costs. We acquire silicon from our supplier through purchase orders and we have no long-term commitments regarding supply or price from this supplier, which leaves us vulnerable to the risk that our supplier may stop supplying silicon to us for any reason, including its financial viability. If this occurs, our ability to manufacture our solar power products may be limited in any given period, which would cause our revenues to decline in any such period.

Our dependence on a limited number of third party suppliers for raw materials, key components for our solar power products and custom-built equipment for our operations could prevent us from delivering our products to our customers within required timeframes, which could result in order cancellations and loss of market share.

      We manufacture all of our solar power products using materials and components procured from a limited number of third-party suppliers. If we fail to develop or maintain our relationships with these or our other suppliers, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering our products to our customers within required timeframes and we may experience order cancellation and loss of market share. We currently do not have contracts with many of our suppliers and may not be able to procure sufficient quantities of the materials and components necessary to manufacture our products on acceptable commercial terms or at all. To the extent the processes that our suppliers use to manufacture materials and components are proprietary, we may be unable to obtain comparable materials and components from alternative suppliers. The failure of a supplier to supply materials and components in a timely manner, or to supply materials and components that meet our quality, quantity and cost requirements could impair our ability to manufacture our products or increase their costs, particularly if we are unable to obtain substitute sources of these materials and components on a timely basis or on terms acceptable to us. Certain of the capital equipment used in the manufacture of our solar power products has been developed and made specifically for us, is not readily available from multiple vendors and would be difficult to repair or replace if it were to become damaged or stop working. Consequently, any damage to or break down of our manufacturing equipment at a time we are manufacturing commercial quantities of our products may have a material adverse impact on our business. For example, a supplier’s failure to supply this equipment in a timely manner, with adequate quality and on terms acceptable to us, could delay our capacity expansion of our manufacturing facility and otherwise disrupt our production schedule or increase our costs of production.

We may fail to successfully bring to market our new solar power products under development, which may prevent us from achieving increased sales and market share.

      Although we have been selling our solar power products since 1997, we expect to derive a substantial portion of our revenues from sales of our new solar power products that are under development and not yet commercially available. Some of these new products are derived from our innovative cell fabrication and advanced module design technologies, which are under development. Our total research and development expenses were $3.1 million, $3.7 million and $3.8 million for the years ended December 31, 2001, 2002 and 2003, and they were $3.2 million for the nine months ended September 30, 2004. If we fail to successfully develop our new solar power products or technologies, we will likely be unable to recover the losses we have incurred to develop these products and technologies and may be unable to increase our sales and market share and to become profitable. Many of our new product and manufacturing technologies are novel and represent a departure from conventional solar power technologies, and it is difficult to predict whether we will be successful in completing their development. Our manufacturing technologies have been tested only in our pilot manufacturing facility and, in most cases, only limited pre-production prototypes of our new products have been field-tested.

Our solar power products may not gain market acceptance, which would prevent us from achieving increased sales and market share.

      The development of a successful market for our solar power products may be adversely affected by a number of factors, many of which are beyond our control, including:

•	our failure to produce solar power products that compete favorably against other solar power products on the basis of cost, quality and performance;

•	our failure to produce solar power products that compete favorably against conventional energy sources and alternative distributed generation technologies, such as wind and biomass, on the basis of cost, quality and performance;

•	whether or not customers accept our new module designs under development and the techniques we are developing to mount them; and

•	our failure to develop and maintain successful relationships with distributors, systems integrators and other resellers, as well as strategic partners.

      If our solar power products fail to gain market acceptance, we would be unable to increase our sales and market share and to achieve and sustain profitability.

Technological changes in the solar power industry could render our solar power products uncompetitive or obsolete, which could reduce our market share and cause our sales to decline.

      Our failure to further refine our technology and develop and introduce new solar power products could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our sales to decline. The solar power industry is rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. We believe that a variety of competing solar power technologies are under development by other companies that could result in lower manufacturing costs or higher product performance than those expected for our solar power products. Our development efforts may be rendered obsolete by the technological advances of others and other technologies may prove more advantageous for the commercialization of solar power products.

Our ability to increase market share and sales depends on our ability to successfully maintain our existing distribution relationships and expand our distribution channels.

      We currently sell our solar power products primarily to distributors, system integrators and other value-added resellers within and outside of North America, which typically resell our products to end users on a global basis. For the nine months ended September 30, 2004, we sold our solar power products to approximately 30 distributors, system integrators and other value-added resellers. If we are unable to successfully refine our existing distribution relationships and expand our distribution channels, our revenues and future prospects will be materially harmed. As we seek to grow our sales by entering new markets in which we have little experience selling our solar power products, our ability to increase market share and sales will depend substantially on our ability to expand our distribution channels by identifying, developing and maintaining relationships with resellers both within and outside of North America. We may be unable to enter into relationships with resellers in the markets we target or on terms and conditions favorable to us, which could prevent us from entering these markets or entering these markets in accordance with our plans. Our ability to enter into and maintain relationships with resellers will be influenced by the relationships between these resellers and our competitors, market acceptance of our solar power products and our low brand recognition as a new entrant.

We face risks associated with the marketing, distribution and sale of our solar power products internationally, and if we are unable to effectively manage these risks, it could impair our ability to expand our business abroad.

      From our inception through September 30, 2004, approximately 68% of our product sales have been made to resellers outside North America. Sales in Germany constituted approximately 69% of our total product sales for the nine months ended September 30, 2004. We expect that our sales both to resellers and distributors outside of North America and through our resellers and distributors to end users outside of North America, which could increase upon the establishment and operation of the manufacturing facility contemplated by our joint venture with Q-Cells, will continue to be significant. It will require significant management attention and financial resources to successfully develop our international sales channels. In addition, the marketing, distribution and sale of our solar power products internationally exposes us to a number of markets with which we have limited experience. If we are unable to effectively manage these risks, it could impair our ability to grow our business abroad. These risks include:

•	difficult and expensive compliance with the commercial and legal requirements of international markets, with which we have only limited experience;

•	inability to obtain, maintain or enforce intellectual property rights;

•	encountering trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could affect the competitive pricing of our solar power products and reduce our market share in some countries;

•	fluctuations in currency exchange rates relative to the U.S. dollar;

•	difficulty in recruiting and retaining individuals skilled in international business operations;

•	increased costs associated with maintaining international marketing efforts;

•	difficulty of enforcing revenue collection internationally; and

•	inability to develop, manufacture, market and sell our products and services in German and other international markets due to, for example, third-party intellectual property rights.

      We expect that a portion of our international sales will be denominated in United States dollars. As a result, increases in the value of the United States dollar relative to foreign currencies would cause our products to become less competitive in international markets and could result in limited, if any, sales and profitability. For the foreseeable future, market conditions will require us to denominate a majority of our sales in local currencies, which will further expose us to foreign exchange gains or losses.

      Our strategy includes establishing local manufacturing facilities in international markets. Although we have not yet constructed such a facility, our joint venture with Q-Cells contemplates the establishment of a manufacturing facility in Germany in 2005. As we implement our strategy, we may encounter legal restrictions and liability, encounter commercial restrictions and incur taxes and other expenses to establish our manufacturing facilities in certain countries. In addition, we may potentially forfeit, voluntarily or involuntarily, foreign assets due to economic or political instability in the countries where our local manufacturing facilities are located.

Our dependence on a small number of resellers may cause significant fluctuations or declines in our product revenues.

      From our inception through September 30, 2004, our three largest resellers accounted for approximately 63% of our product sales and our 10 largest resellers accounted for approximately 83% of our product sales. Substantially all of our sales to these resellers are made through purchase orders without long-term commitments, including under arrangements that may be cancelled without cause on short notice and that generally do not require them to make minimum purchases. Consequently, our resellers are generally permitted to obtain products from other providers of solar power products without further obligation to us. The concentration of our product sales also exposes us to credit risks associated with the financial viability of these resellers. We anticipate that sales of our solar power products to a limited number of key resellers will continue to account for a significant portion of our total product revenues for the foreseeable future. Consequently, any one of the following events may cause material fluctuations or declines in our product revenues and negatively impact our operating results:

•	reduction, delay or cancellation of orders from one or more of our significant resellers;

•	selection by one or more of our significant resellers of products competitive with ours;

•	loss of one or more of our significant resellers and our failure to recruit additional or replacement resellers; and

•	failure of any of our significant resellers to make timely payment of our invoices.

Our use of forecasts to manage our inventory could result in insufficient quantities to meet reseller demand or excess inventory.

      We generally do not obtain long-term contracts or commitments prior to the production of our solar power products. Instead, we rely on forecasts to determine the timing of our production schedules and the volume and mix of product to be manufactured. The level and timing of orders placed by our resellers may vary for many reasons. As a result, at any particular time, we may not have enough inventory to meet demand or we may have excess inventory, each of which could negatively impact our operating results. In addition, as we manufacture more solar power products without related purchase orders, due to the rapid pace of technological advancements in the solar power industry, we increase our risk of loss of revenues due to the obsolescence of products held in inventory for which we have already incurred production costs.

Problems with product quality or product performance may cause us to incur warranty expenses and may damage our market reputation and prevent us from achieving increased sales and market share.

      As is consistent with standard practice in our industry, the duration of our product warranties is lengthy relative to expected product life and has recently been increasing. Our current standard product warranty includes a one or two-year warranty period for defects in material and workmanship and a 25-year warranty period for declines in power performance. We believe our warranty periods are consistent with industry practice. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenues. Although we have sold solar modules since 1997, none of these modules has been operating more than seven years, and a majority of them have been operating less than two years. The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share and cause sales to decline.

Our success in the future may depend on our ability to establish and maintain strategic alliances, and any failure on our part to establish and maintain such relationships would adversely affect our market penetration and revenue growth.

      As part of our plan to accelerate the expansion of our manufacturing capacity and our distribution channels, we have recently entered into a joint venture with Q-Cells, a German company that is a leading manufacturer of solar cells. We intend to continue to establish strategic relationships with third parties in the solar power industry, particularly in international markets. Our ability to establish strategic relationships will depend on a number of factors, many of which are outside our control, such as the competitive position of our technology and our products relative to our competitors. We can provide you with no assurance that we will be able to establish other strategic relationships in the future, or that our joint venture with Q-Cells will be successful, and our inability in this regard will materially adversely affect our market penetration, our revenue growth and our ability to achieve profitability.

      In addition, our joint venture with Q-Cells, as well as any other strategic alliances that we establish, will subject us to a number of risks, including risks associated with sharing proprietary information, loss of control of operations that are material to our business and profit-sharing arrangements. Moreover, strategic alliances may be expensive to implement and subject us to the risk that the third party will not perform its obligations under the relationship, which may subject us to losses over which we have no control or expensive termination arrangements. As a result, even if our strategic alliances with third parties are successful, our business may be adversely affected by a number of factors that are outside of our control, which would in turn cause our stock price to decline.

The success of our business depends on the continuing contributions of our key personnel and our ability to attract and retain new qualified employees in a competitive labor market.

      We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers and manufacturing and marketing professionals. If we were to lose the services of Richard M. Feldt, our Chief Executive Officer, President and a director, or any of our other executive officers and key employees, our business could be materially and adversely impacted. We do not carry key person life insurance on any of our senior management or other key personnel.

      We had approximately 250 employees as of December 31, 2004, and we anticipate that we will need to hire a significant number of new highly-skilled technical, manufacturing, sales and marketing and administrative personnel if we are to successfully develop and market our products, develop our distribution network and operate our expanded manufacturing facility and the manufacturing facility we plan to be build in Germany as contemplated by our joint venture with Q-Cells. Competition for personnel is intense, and qualified technical personnel are likely to remain a limited resource for the foreseeable future. Locating candidates with the appropriate qualifications, particularly in the desired geographic location, can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to provide higher compensation or more training to our personnel than we currently anticipate. Moreover, any officer or employee can terminate his or her relationship with us at any time.

We may be affected by skilled labor shortages and labor disputes.

      We require experienced engineers, technicians and machinists to conduct our business. No assurance can be given that the supply of these skilled persons will always be adequate to meet our requirements or that we will be able to attract an adequate number of skilled persons. Labor disputes could also occur at our manufacturing facilities, which may affect our business. While our employees are not currently represented by labor unions or organized under collective bargaining agreements, labor disputes could occur at any of our facilities, including our Marlboro facility and the facility we plan to build in Germany in connection with our joint venture with Q-Cells, which could adversely impact our revenues and operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our common stock.

      Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and have our independent auditors annually attest to our evaluation, as well as issue their own opinion on our internal controls over financial reporting, beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2004. We have prepared for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. We cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, as we rapidly grow our business, including expansion related to our joint venture with Q-Cells, our internal controls will become more complex and will require significantly more resources to ensure our internal controls overall remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from the Nasdaq National Market and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

Our management team may not be able to successfully implement our business strategies because it has limited experience managing a rapidly growing company.

      If our management team is unable to manage the rapid growth of our business operations, then our product development, the expansion of our manufacturing operations and distribution network and our sales and marketing activities would be materially and adversely affected. In connection with the planned expansion of our manufacturing capacity, including the manufacturing facility we plan to build in Germany as contemplated by our joint venture with Q-Cells, we have undergone and anticipate undergoing further rapid growth in the scope of our operations and the number of our employees, which is likely to place a significant strain on our senior management team and other resources. In addition, we may encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by this rapid growth. We may seek to augment or replace members of our management team or we may lose key members of our management team, and we may not be able to attract new management talent with sufficient skill and experience.

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our sales would not significantly increase and we would be unable to achieve or sustain profitability.

      The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	success of alternative distributed generation technologies such as fuel cells, wind power and micro turbines;

•	fluctuations in economic and market conditions that impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	capital expenditures by customers that tend to decrease when the United States or global economy slows;

•	continued deregulation of the electric power industry and broader energy industry; and

•	availability of government subsidies and incentives.

We face intense competition from other companies producing solar power and other energy generation products. If we fail to compete effectively, we may be unable to increase our market share and sales.

      The solar power market is intensely competitive and rapidly evolving. Our competitors have established a market position more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network for our solar power products, we may be unable to increase our sales and market share. There are over 20 companies in the world that produce solar power products, including BP Solar, Kyocera Corporation, Royal Dutch Shell, Sharp Corporation,

RWE SCHOTT Solar, GE Energy and Sanyo Corporation. Other existing and potential competitors in the solar power market include universities and research institutions. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power technologies, including other crystalline silicon ribbon and sheet technologies, that they believe will ultimately have costs similar to, or lower than, our projected costs.

      Most of our competitors are substantially larger than we are, have longer operating histories and have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater size in some cases provides them with a competitive advantage with respect to manufacturing costs due to their ability to allocate fixed costs across a greater volume of production and purchase raw materials at lower prices. Many also have greater name recognition, a more established distribution network and a larger installed base of customers. In addition, many of our competitors have well-established relationships with our current and potential resellers and their customers and have extensive knowledge of our target markets. As a result, our competitors may be able to devote greater resources to the research, development, promotion and sale of their products and respond more quickly to evolving industry standards and changing customer requirements than we can.

If we are unable to protect our intellectual property adequately, we could lose our competitive advantage in the solar power market.

      Our ability to compete effectively against competing solar power technologies will depend, in part, on our ability to protect our current and future proprietary technology, product designs and manufacturing processes through a combination of patent, copyright, trademark, trade secret and unfair competition laws. We may not be able to adequately protect our intellectual property and may need to defend our products and services against infringement claims, either of which could result in the loss of our competitive advantage in the solar power market and materially harm our business and profitability. We face the following risks in protecting our intellectual property and in developing, manufacturing, marketing and selling our products and services:

•	we cannot be certain that our pending United States and foreign patent applications will result in issued patents or that the claims allowed are or will be sufficiently broad to protect our technology or processes;

•	given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important;

•	our license, but not our right, to practice the String Ribbon technology terminated upon the expiration of the underlying patents, which occurred during 2003 and 2004, and our historical operating experience with String Ribbon technology and our related patented and proprietary manufacturing processes may not adequately protect our competitive advantage;

•	third parties may design around our patented technologies or seek to challenge or invalidate our intellectual property rights and there is no assurance that our intellectual property rights will deter infringement or misappropriation of our intellectual property;

•	we may incur significant costs and diversion of management resources in prosecuting or defending intellectual property infringement suits;

•	we may not be successful in prosecuting or defending intellectual property infringement suits and, as a result, may need to seek to obtain a license of the third party’s intellectual property rights, which may not be available to us, whether on reasonable terms or at all;

•	the contractual provisions we rely on to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached and our trade secrets and proprietary information may be disclosed to competitors, strategic partners and the public; and

•	while our license to the underlying patents directed to the String Ribbon technology has expired, we own 4 United States patents, 9 pending United States patent applications, 2 granted European patent applications that have each been validated with enforceable rights in 18 foreign jurisdictions and 14 pending foreign patent applications directed to various aspects of the String Ribbon technology; however, our historical operating experience with String Ribbon technology and our related patented and proprietary manufacturing processes may not adequately protect our competitive advantage now that the licensed patents have expired.

If we are subject to litigation and infringement claims, they could be costly and disrupt our business.

      In recent years, there has been significant litigation involving patents and other intellectual property rights in many technology-related industries. There may be patents or patent applications in the United States or other countries that are pertinent to our business of which we are not aware. The technology that we incorporate into and use to develop and manufacture our current and future solar power products may be subject to claims that they infringe the patents or proprietary rights of others. The success of our technology efforts will also depend on our ability to develop new technologies without infringing or misappropriating the proprietary rights of others.

      We may receive notices from third parties alleging patent, trademark or copyright infringement, claims regarding trade secrets or contract claims. Receipt of these notices could result in significant costs as a result of the diversion of the attention of management from our technology efforts. No third party has a current filed intellectual property lawsuit, arbitration or other proceeding against us. If a successful claim were brought against us, we would have to attempt to license the intellectual property right from the claimant or to spend time and money to design around or avoid the intellectual property. Any such license may not be available at reasonable terms, or at all.

      We may, however, be involved in future lawsuits, arbitrations or other legal proceedings alleging patent infringement or other intellectual property rights violations. In addition, litigation, arbitration or other legal proceedings may be necessary to:

•	assert claims of infringement or misappropriation of or otherwise enforce our intellectual property rights;

•	protect our trade secrets or know-how; or

•	determine the enforceability, scope and validity of our intellectual property rights or those of others.

      We may be unsuccessful in defending or pursuing these lawsuits or claims. Regardless of the outcome, litigation can be very costly and can divert management’s efforts. An adverse determination may subject us to significant liabilities or require us to seek licenses to other parties’ intellectual property rights. We may also be restricted or prevented from developing, manufacturing, marketing or selling a solar power product or service that we develop. Further, we may not be able to obtain any necessary licenses on acceptable terms, if at all.

      In addition, we may have to participate in proceedings before the United States Patent and Trademark office, or before foreign patent and trademark offices, with respect to our patents, patent applications, trademarks or trademark applications or those of others. These actions may result in substantial costs to us as well as a diversion of management attention. Furthermore, these actions could place our patents, trademarks and other intellectual property rights at risk and could result in the loss of patent, trademark or other intellectual property rights protection for the products and services on which our business strategy depends.

We may be unable to adequately protect or enforce our proprietary information, which may result in its unauthorized use or reduced sales or otherwise reduce our ability to compete.

      Our business and competitive position depend upon our ability to protect our proprietary technology, including any solar power products that we develop. Despite our efforts to protect this information, unauthorized parties may attempt to obtain and use information that we regard as proprietary. Any patents issued in connection with our efforts to develop new technology for solar power products may not be broad enough to protect all of the potential uses of the technology.

      In addition, when we do not control the prosecution, maintenance and enforcement of certain important intellectual property, such as a technology in-licensed to us, the protection of the intellectual property rights may not be in our hands. If the entity that controls the intellectual property rights does not adequately protect those rights, our rights may be impaired, which may impact our ability to develop, market and commercialize the related solar power products.

      Our means of protecting our proprietary rights may not be adequate, and our competitors may:

•	independently develop substantially equivalent proprietary information, products and techniques;

•	otherwise gain access to our proprietary information; or

•	design around our patents or other intellectual property.

      We pursue a policy of having our employees, consultants and advisors execute proprietary information and invention agreements when they begin working for us. However, these agreements may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. If we fail to maintain trade secret and patent protection, our potential, future revenues may be decreased.

If the effective term of our patents is decreased due to changes in patent laws or if we need to refile some of our patent applications, the value of our patent portfolio and the revenues we derive from it may be decreased.

      The value of our patents depends in part on their duration. A shorter period of patent protection could lessen the value of our rights under any patents that we obtain and may decrease the revenues we derive from our patents. For example, the United States patent laws were amended in 1995 to change the term of patent protection from 17 years after the date of a patent’s issuance to 20 years after the earliest effective filing date of the application for a patent, unless the application was pending on June 8, 1995, in which case the term of a patent’s protection expires either 17 years after its issuance or 20 years after its filing, whichever is later. Because the average time from filing of patent application to issuance of a patent therefrom is usually at least one year and, depending on the subject matter, may be more than three years, a 20-year patent term from the filing date may result in substantially shorter patent protection. Also, we may need to refile some of our patent applications to disclose additional subject matter and, in these situations, the patent term will be measured from the date of the earliest priority application to which benefit is claimed in such a patent application. This would shorten our period of patent exclusivity and may decrease the revenues that we might obtain from the patents.

International intellectual property protection is particularly uncertain and costly, and we have not obtained or sought patent or trademark protection in many foreign countries where our solar power products and services may be developed, manufactured, marketed or sold.

      Intellectual property law outside the United States is even more uncertain and costly than in the United States and is currently undergoing review and revision in many countries. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as United States laws. Moreover, we have not sought, obtained or maintained patent and trademark protection in many foreign countries in which our solar power products and services may be developed, manufactured, marketed or sold by us or by others.

Existing regulations and changes to such regulations may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

      The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as internal policies and regulations promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products. For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

      We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. There is also a burden in having to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

The reduction or elimination of government subsidies and economic incentives for on-grid applications could cause our revenues to decline.

      We believe that the growth of some of our target markets, including the market for on-grid applications, depends in part on the availability and size of government subsidies and economic incentives. Accordingly, the reduction or elimination of government subsidies and economic incentives may adversely affect the growth of these markets or result in increased price competition, which could cause our revenues to decline. Today, the cost of solar power substantially exceeds the cost of power furnished by the electric utility grid. As a result, federal, state and local governmental bodies in many countries, most notably the United States, Japan and Germany, have provided subsidies in the form of cost reductions, tax write-offs and other incentives to end users, distributors, systems integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. These government subsidies and economic incentives could be reduced or eliminated altogether.

The lack or inaccessibility of financing for off-grid solar power applications could cause our sales to decline.

      One of the markets our products address is off-grid solar power applications to developed and developing countries. In some developing countries, government agencies and the private sector have, from time to time, provided subsidies or financing on preferred terms for rural electrification programs. We believe that the availability of financing could have a significant effect on the level of sales of off-grid solar power applications, particularly in developing countries where users may not have sufficient resources or credit to otherwise acquire solar power systems. If existing financing programs for off-grid solar power applications are eliminated or if financing is inaccessible, the growth of the market for off-grid applications may be adversely affected, which could cause our sales to decline.

Our reliance on government contracts to partially fund our research and development programs could impair our ability to commercialize our solar power technologies and would increase our research and development expenses.

      We intend to continue our policy of selectively pursuing contract research, product development and market development programs funded by various agencies of the United States, state and international governments to complement and enhance our own resources. The percentage of our total revenues derived from government-related contracts was approximately 6% for the nine months ended September 30, 2004. As of September 30, 2004, we had one active research contract with the National Renewable Energy Laboratory.

      These government agencies may not continue their commitment to programs to which our development projects are applicable. Moreover, we may not be able to compete successfully to obtain funding through these or other programs. A reduction or discontinuance of these programs or of our participation in these programs would increase our research and development expenses, which could impair our ability to develop our solar power technologies. In addition, contracts involving government agencies may be terminated or modified at the convenience of the agency. Other risks include potential disclosure of our confidential information to third parties and the exercise of “march-in” rights by the government. Our government-sponsored research contracts are subject to audit and require that we provide regular written technical updates on a monthly, quarterly or annual basis, and, at the conclusion of the research contract, a final report on the results of our technical research. Because these reports are generally available to the public, third parties may obtain some aspects of our sensitive confidential information. Moreover, the failure to provide these reports or to provide inaccurate or incomplete reports may provide the government with rights to any intellectual property arising from the related research. March-in rights refer to the right of the United States government or government agency to require us to grant a license to the technology to a responsible applicant or, if we refuse, the government may grant the license itself. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the technology or because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations or to give the United States industry preference. Funding from government contracts also may limit when and how we can deploy our technology developed under those contracts.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

      We are required to comply with all foreign, federal, state and local regulations regarding protection of the environment. If more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. We believe that we have all necessary permits to conduct our business as it is presently conducted. If we fail to comply with present or future environmental regulations, however, we may be required to pay substantial fines, suspend production or cease operations. We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. In addition, under some foreign, federal and state statutes and regulations, a governmental agency may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

      Like other retailers, distributors and manufacturers of products that are used by consumers, we face an inherent risk of exposure to product liability claims in the event that the use of the solar power products we sell results in injury. Since our products are electricity producing devices, it is possible that consumers could be injured or killed by our products, whether by product malfunctions, defects, improper installation or other causes. In addition, since sales of our existing products have been modest and the products we are developing incorporate new technologies and use new installation methods, we cannot predict whether or not product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us. We have evaluated the potential risks we face and believe that we have appropriate levels of insurance for product liability claims. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. The successful assertion of product liability claims against us could result in potentially significant monetary damages and if our insurance protection is inadequate to cover these claims, they could require us to make significant payments.

Risks Related to Our Common Stock and this Offering

Our officers and directors control approximately 29% of our voting stock and may be able to significantly influence corporate actions.

      As of January 3, 2005, our executive officers and directors and entities affiliated with them beneficially owned approximately 29% of our voting stock. As a result, these stockholders, acting together, may be able to significantly influence all matters requiring approval by our stockholders, including the election of directors, the approval of charter and by-law amendments and the approval of mergers or other business combinations. The interests of these and other of our existing stockholders may conflict with the interests of our other stockholders.

The price of our common stock has been volatile.

      Our common stock is quoted on the Nasdaq National Market. The trading price of our common stock has been and may continue to be volatile. The closing sale prices of our common stock, as reported by the Nasdaq National Market, have ranged from $2.04 to $4.83 for the 52-week period ended January 14, 2005. Our operating performance will significantly affect the market price of our common stock. To the extent we are unable to compete effectively and gain market share or the other factors described in this section affect us, our stock price will likely decline. The market price of our common stock also may be adversely impacted by broad market and industry fluctuations regardless of our operating performance, including general economic and technology trends. The Nasdaq National Market has, from time to time, experienced extreme price and trading volume fluctuations, and the market prices of technology companies such as ours have been extremely volatile.

      In addition, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be involved in securities class action litigation in the future. This litigation often results in substantial costs and a diversion of management’s attention and resources.

The large number of shares eligible for public sale could cause our stock price to decline.

      The market price of our common stock could decline as a result of the future sales of substantial amounts of our common stock by our stockholders, including shares issued upon the exercise of outstanding options and warrants, or the perception that these sales could occur. Following this offering, based on the number of shares of our common stock outstanding as of January 3, 2005, approximately 60,041,823 shares of our common stock will be outstanding. All of the shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the federal securities laws, other than shares that are held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, in which case they may be sold in accordance with Rule 144, subject to the volume, manner of sale, and certain other limitations of Rule 144. Other than 13,720,862 shares of our common stock that are held by stockholders that have entered into lock-up agreements with the underwriters of this offering, all remaining shares of our common stock held by our existing stockholders are freely tradable without restriction or further registration under the federal securities laws, or may be sold in accordance with Rule 144, subject to the volume, manner of sale, holding period and other limitations of Rule 144. For a description of these lock-up agreements, see the section entitled “Underwriting” in this prospectus supplement below.

      We also have 5,809,566 shares of our common stock issuable upon the exercise of options outstanding as of September 30, 2004, as well as up to 2,495,824 shares of our common stock reserved for future grant under the terms of our stock option and incentive plan as of that date, for which we have filed, or intend to file, registration statements. Upon the issuance of these shares, other than 4,230,912 shares of our common stock issuable upon the exercise of options held by officers and directors that have entered into lock-up agreements with the underwriters of this offering, they will be eligible for immediate public sale under these registration statements. We also have 4,913,806 shares of our common stock issuable upon the exercise of warrants outstanding as of September 30, 2004, of which 4,823,851 shares have been registered pursuant to registration statements and, other than 2,937,240 shares issuable upon the exercise of warrants held by our existing stockholders that have entered into lock-up agreements with the underwriters of this offering, these shares are eligible for public sale under the registration statements.

      In addition, we may need to sell additional shares of common stock, or securities convertible into or exercisable for common stock, in the future in either private or public transactions in order to satisfy our financing requirements, and we do not know if we will be able to sell these shares on terms favorable to us or at all, and which could be dilutive to our existing stockholders.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds in a manner desired by our stockholders.

      Our management will have broad discretion with respect to the use of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of these proceeds. Our management could spend most of the net proceeds from this offering in ways that our stockholders may not desire or that do not yield a favorable return. You will not have the opportunity, as part of your investment in our common stock, to influence the manner in which the net proceeds of this offering are used. As of the date of this prospectus supplement, we plan to use the net proceeds from this offering primarily for general corporate purposes, including the establishment of a manufacturing facility in Thalheim, Germany. Currently, under the terms of our recently announced agreement with Q-Cells and subject to the satisfaction of certain conditions precedent, we are obligated to invest approximately 33 million Euros in connection with the establishment of this manufacturing facility. In the event that the conditions precedent to our investment in the joint venture with Q-Cells are not satisfied and we do not invest in this manufacturing facility, we may use these proceeds for the establishment of alternative manufacturing facilities. We may also use a portion of the net proceeds to fund other possible investments in and acquisitions of complimentary businesses, partnerships, minority investments, products or technologies. Our future financial performance may differ from our current expectations or our business needs may change as our business and the industry we address evolve. As a result, the net proceeds we receive in this offering may be used in a manner significantly different from our current expectations.

You will experience immediate and substantial dilution as a result of this offering.

      The offering price of our common stock offered hereby is substantially higher than the book value per share of our common stock. As a result, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed public offering price of $4.83 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $3.14 per share in the net tangible book value of the common stock. If the underwriters exercise the over-allotment option, you will experience additional dilution. Please read carefully the section entitled “Dilution” on page S-27 for a more detailed discussion of the dilution you will incur in this offering.

Because we do not intend to pay dividends, stockholders will benefit from an investment in our common stock only if it appreciates in value.

      We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain our earnings to support operations and to finance the growth and development of our business and do not expect to pay cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

We are subject to anti-takeover provisions in our charter and by-laws and under Delaware law that could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders.

      Provisions of our certificate of incorporation and by-laws, as well as Delaware law, could make it more difficult and expensive for a third party to pursue a tender offer, change in control transaction or takeover attempt that is opposed by our board of directors. Stockholders who wish to participate in these transactions may not have the opportunity to do so. We also have a staggered board of directors, which makes it difficult for stockholders to change the composition of our board of directors in any one year. If a tender offer, change in control transaction, takeover attempt or change in our board of directors is prevented or delayed, the market price of our common stock could decline. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future. See “Description of Capital Stock” for additional information on the anti-takeover measures applicable to us.

We can issue shares of preferred stock that may adversely affect your rights as a stockholder of our common stock.

      Our certificate of incorporation authorizes us to issue up to 27,227,668 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of stockholders of our common stock. For example, an issuance of shares of preferred stock could:

•	adversely affect the voting power of the stockholders of our common stock;

•	make it more difficult for a third party to gain control of us;

•	discourage bids for our common stock at a premium;

•	limit or eliminate any payments that the stockholders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price of our common stock.

      We have in the past and we may in the future issue additional shares of authorized preferred stock at any time.

Our failure to comply with applicable listing standards could result in the ineligibility of our common stock for quotation on the Nasdaq National Market and severely limit the ability to sell our common stock.

      Our common stock is quoted on the Nasdaq National Market. Under Nasdaq’s listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days, Nasdaq will notify us that we may be delisted from the Nasdaq National Market. If the closing bid price of our common stock does not thereafter regain compliance for a minimum of ten consecutive trading days during the 90 days following notification by Nasdaq, our common stock may no longer be eligible for quotation on the Nasdaq National Market. There can be no assurance that our common stock will remain eligible for quotation on the Nasdaq National Market. In addition, if our common stock were no longer eligible for such quotation, our stockholders would not be able to sell our common stock on the Nasdaq National Market, and their ability to sell any of our common stock could be severely if not completely limited.

USE OF PROCEEDS

      We expect to receive net proceeds from the sale of our common stock in this offering of approximately $56.4 million, or $64.9 million if the underwriters exercise their over-allotment option in full, assuming a public offering price of $4.83 per share and after deducting the underwriting discounts and commissions and our estimated offering expenses. The net proceeds from this offering will be used for general corporate purposes, including capital expenditures to expand our manufacturing capacity, which we currently expect to be in connection with the establishment of a manufacturing facility in Germany as contemplated by our joint venture with Q-Cells, for research and development and for working capital. Under the terms of our agreement with Q-Cells and subject to the satisfaction of certain conditions precedent, we are obligated to invest approximately 33 million Euros in connection with the establishment of the manufacturing facility in Germany. In the event that the conditions precedent to our investment in this manufacturing facility are not satisfied and we do not invest in this facility, we may use these proceeds for the establishment of alternative manufacturing facilities. We may also use a portion of the net proceeds to fund other possible investments in and acquisitions of complimentary businesses, partnerships, minority investments, products or technologies. Currently, we have no other commitments or agreements regarding such acquisitions or investments that are material. Pending their ultimate use, we intend to invest the net proceeds in money market funds, commercial paper and governmental and non-governmental debt securities that generally mature within one year.

PRICE RANGE OF COMMON STOCK

      Our common stock is traded on the Nasdaq National Market, under the symbol “ESLR.” The following table sets forth, for the periods indicated, the range of high and low sales prices of our common stock as reported on the Nasdaq National Market:

	High	Low

Year Ending December 31, 2002:
First Quarter	$4.79	$2.06
Second Quarter	$3.48	$1.32
Third Quarter	$1.70	$0.65
Fourth Quarter	$1.68	$0.44
Year Ended December 31, 2003:
First Quarter	$2.32	$1.00
Second Quarter	$1.98	$1.26
Third Quarter	$3.25	$1.01
Fourth Quarter	$2.89	$1.48
Year Ended December 31, 2004:
First Quarter	$2.80	$1.65
Second Quarter	$5.15	$2.25
Third Quarter	$3.29	$1.92
Fourth Quarter	$4.70	$2.82
Year Ended December 31, 2005:
First Quarter (through January 14, 2005)	$5.13	$4.00

      On January 14, 2005, the last reported sale price for our common stock on the Nasdaq National Market was $4.83 per share. As of January 3, 2005, there were 47,541,823 shares of our common stock outstanding held by approximately 244 holders of record.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business and do not expect to pay cash dividends in the foreseeable future.

CAPITALIZATION

      The following tables sets forth our capitalization as of September 30, 2004:

•	on an actual basis; and

•	on an as-adjusted basis giving effect to the sale of 12,500,000 shares of common stock in this offering at an assumed public offering price of $4.83 per share, after deducting estimated underwriting discounts and commissions and our estimated offering expenses.

      You should read the capitalization information below together with the sections entitled “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock” and with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	As of September 30,
	2004

	Actual	As Adjusted

	(in thousands)
Cash, cash equivalents and short-term investments	$16,616	$72,969

Convertible preferred stock, $0.01 par value; 27,227,668 shares authorized; 0 shares issued and outstanding	—	—
Stockholders’ equity:
Common stock, $0.01 par value; 100,000,000 shares authorized; 47,532,582 shares issued and outstanding, actual; 60,041,823 shares issued and outstanding, as adjusted	475	600
Additional paid-in capital	116,684	172,912
Deferred compensation	(22)	(22)
Accumulated deficit	(71,902)	(71,902)
Accumulated other comprehensive deficit	(27)	(27)

Total stockholders’ equity	45,208	101,561

Total capitalization	$61,824	$174,530

      The number of shares of common stock outstanding as shown in the actual and as adjusted columns above excludes the following:

•	5,809,566 shares of our common stock issuable upon the exercise of options outstanding as of September 30, 2004, at a weighted average exercise price of $2.38 per share;

•	up to 2,495,824 shares of our common stock reserved for future grant pursuant to the terms of our stock option and incentive plan as of September 30, 2004; and

•	4,913,806 shares of our common stock issuable upon the exercise of warrants outstanding as of September 30, 2004, at weighted average exercise price of $3.35 per share.

DILUTION

      Our net tangible book value as of September 30, 2004 was approximately $45.2 million, or $0.95 per share. Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding. After giving effect to the sale by us of 12,500,000 shares of common stock in this offering, based on an assumed offering price of $4.83 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our as-adjusted net tangible book value as of September 30, 2004 would have been approximately $101.6 million, or approximately $1.69 per share. This represents an immediate increase in net tangible book value of $0.74 per share to existing stockholders and an immediate dilution of $3.14 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution to the new investors:

Assumed public offering price per share		$4.83
Net tangible book value per share as of September 30, 2004	$0.95
Increase in net tangible book value per share resulting from this offering	0.74

As-adjusted net tangible book value per share after this offering		1.69

Dilution per share to new investors		$3.14

      If the underwriters exercise their over-allotment option in full, our as-adjusted net tangible book value after this offering would be approximately $1.78 per share, the increase in net tangible book value would be $0.83 per share to existing stockholders and the dilution in net tangible book value would be $3.05 per share to new investors purchasing shares of our common stock in this offering.

      The above discussion and table are based on 47,532,582 shares of our common stock outstanding as of September 30, 2004, and excludes as of that date:

•	5,809,566 shares of our common stock issuable upon the exercise of options outstanding as of September 30, 2004, at a weighted average exercise price of $2.38 per share;

•	up to 2,495,824 shares of our common stock reserved for future grant pursuant to the terms of our stock option and equity plan as of September 30, 2004; and

•	4,913,806 shares of our common stock issuable upon the exercise of warrants outstanding as of September 30, 2004, at weighted average exercise price of $3.35 per share.

      To the extent that such options and warrants are exercised, there may be further dilution to new investors.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following table presents selected consolidated financial data for the periods, and as of the dates, indicated. You should read this information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page S-29 of this prospectus supplement. Our selected consolidated statement of operations data for each of the years ended December 31, 2001, 2002, and 2003 and our selected consolidated balance sheet data as of December 31, 2002 and 2003 have been derived from our audited consolidated financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our selected consolidated statement of operations data for the nine months ended September 30, 2003 and 2004 and our selected consolidated balance sheet data as of September 30, 2004 have been derived from our unaudited consolidated financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our selected consolidated statement of operations data for each of the years ended December 31, 1999 and 2000 and our selected consolidated balance sheet data as of December 31, 1999, 2000 and 2001 have been derived from our audited consolidated financial statements that are not incorporated by reference in this prospectus supplement or the accompanying prospectus. The unaudited consolidated financial data include, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future.

						Nine Months Ended
	Year Ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

						(unaudited)

	(in thousands, except for per share data)
Statement of Operations Data:
Revenues:
Product revenues	$189	$419	$1,546	$5,296	$7,746	$6,368	$12,975
Research revenues	2,113	1,753	932	1,448	1,565	1,352	861

Total revenues	2,302	2,172	2,478	6,744	9,311	7,720	13,836

Operating Expenses:
Cost of product revenues	997	2,795	9,649	12,405	15,379	10,969	20,945
Research and development expenses, including cost of research revenues	3,091	3,382	3,063	3,692	3,791	2,872	3,233
Selling, general and administrative expenses	1,309	2,505	4,088	4,520	5,337	3,821	5,460

Total operating expenses	5,397	8,682	16,800	20,617	24,507	17,662	29,638

Operating loss	(3,095)	(6,510)	(14,322)	(13,873)	(15,196)	(9,942)	(15,802)
Other income	163	1,305	1,845	674	222	157	230

Net loss	(2,932)	(5,205)	(12,477)	(13,199)	(14,974)	(9,785)	(15,572)
Accretion, dividends and conversion premiums on Series A convertible preferred stock	(1,231)	(2,283)	—	—	(13,498)	(12,802)	(2,904)

Net loss attributable to common stockholders	$(4,163)	$(7,488)	$(12,477)	$(13,199)	$(28,472)	$(22,587)	$(18,476)

Net loss per share attributable to common stockholders (basic and diluted)	$(5.18)	$(2.96)	$(1.10)	$(1.16)	$(2.39)	$(1.97)	$(0.66)
Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	803	2,530	11,304	11,405	11,899	11,440	28,187

	As of December 31,					As of
						September 30,
	1999	2000	2001	2002	2003	2004

						(unaudited)

	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$14,455	$45,994	$26,263	$8,483	$20,340	$16,616
Working capital	14,982	46,056	26,591	12,544	22,039	20,154
Total assets	16,318	55,783	44,861	31,963	45,976	50,325
Convertible preferred stock	29,293	—	—	—	27,032	—
Stockholder’s equity (deficit)	(13,502)	54,143	43,055	29,913	16,944	45,208

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes contained in our annual, quarterly and other reports that we have filed with the SEC and incorporated by reference herein. This discussion contains forward-looking statements based on current expectations that involve known and unknown risks and uncertainties, including those set forth in the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement and the section entitled “Forward-Looking Statements” beginning on page iii of this prospectus supplement.

Executive Overview

      We develop, manufacture and market solar power products enabled by our String Ribbon technology that provide reliable and environmentally clean electric power throughout the world. Solar power products use interconnected photovoltaic cells to generate electricity from sunlight. To date, our product sales have been primarily solar modules, which are used to generate electricity for on-grid and off-grid applications. Off-grid applications have included the electrification of rural homes, lighting for small, rural schools and power supplies for water pumping. More recently, the substantial majority of our products have been used by on-grid customers as a clean, renewable source of alternative or supplemental electricity.

      We made significant progress on our capital expansion program aimed at roughly quadrupling our production capacity by adding a second manufacturing line as well as other improvements to the manufacturing equipment, which we expect to be scaled to capacity by mid-2005. During 2004 our product sales were constrained by our manufacturing capacity despite the fact that by September 2004, we had approximately tripled our manufacturing capacity over 2003. By year end, we had increased our plant’s annualized production rate to approximately 12 MW. All older generation single ribbon furnaces have been converted to or replaced by more cost-effective, dual-ribbon furnace technology. Since product revenue has been limited by capacity, the planned expansion in Marlboro should enable additional revenue growth during 2005, and the increased production volumes should also improve our product gross margins. We have already begun to realize revenue growth resulting from the expansion that has been completed thus far. Specifically, our product revenues for the nine months ended September 30, 2004 represent a 104% increase over our product revenues from the same period of the previous fiscal year.

      In June 2004, we completed a $18.8 million private placement financing, net of offering costs of approximately $1.2 million, to satisfy existing capital requirements and to fund the continuing capacity expansion of our Marlboro, Massachusetts manufacturing facility. A portion of the proceeds from the financing will also be used to increase research and development spending on promising next generation technologies and to explore further expansion opportunities. We issued 7,662,835 shares of our common stock and warrants to purchase up to 2,298,851 shares of our common stock to certain institutional investors in the financing. Additionally, in connection with the financing, we issued a warrant to purchase 125,000 shares of common stock to the placement agent, with terms substantially identical to the terms of the warrants issued to investors in the financing. The shares of common stock were sold at a per share price of $2.61, which represented a 10% discount to the $2.90 closing price of shares of our common stock as reported on the Nasdaq National Market as of the close of business on June 15, 2004. The warrants entitle the holders to purchase the underlying shares at an exercise price of $3.335 per share. The warrants are exercisable at any time on or after December 22, 2004 and prior to June 22, 2009.

      In August 2004, we entered into a one-year revolving credit facility in the amount of $5.0 million with Silicon Valley Bank, which will be used to further support our ongoing expansion plans. The credit facility is secured by a first-priority security interest we granted to Silicon Valley Bank in substantially all of our assets.

      In January 2005, we entered into a joint venture agreement with Q-Cells. The purpose of the joint venture is to develop and operate a facility in Germany to manufacture, market and sell solar products based on our proprietary String Ribbon technology. We believe this joint venture will accelerate the availability of wafer, cell and module manufacturing capacity based on String Ribbon technology and provide greater access to the European Union solar market. As part of the joint venture, subject to certain conditions under the joint venture agreement, we and Q-Cells have agreed to finance a majority of the expenditures necessary for the build-out and initial operation of the joint venture through cash capital contributions in amounts payable over time that total to 44 million Euros, of which we would be responsible for 75.1%. However, we also plan to finance a significant portion of such expenditures through public grants under a German government grant program. If we and Q-Cells are unsuccessful in obtaining the German government grants, or if either party is unable to finance its pro rata share of the required capital, we and Q-Cells would have the ability to terminate the joint venture. As a result, the joint venture remains subject to the risk that the parties may be unable to finance, both directly and through government or third party sources, the costs of the establishment of the facility, which would cause a significant delay in our ability to expand our manufacturing capacity and our ability to significantly grow revenues and achieve profitability. In December 2003, the Financial Accounting Standards Board (FASB) issued FIN 46(R), Consolidation of Variable Interest Entities, which explains how to apply the controlling financial interest criterion in Accounting Research Bulletin 51, Consolidated Financial Statements, to variable interest entities, which may include the joint venture with Q-Cells. We are in the process of evaluating the impact of FIN 46(R), on our financial position and results of operations.

      We believe that our current cash, cash equivalents and short-term investments and revolving credit facility will be sufficient to fund our planned manufacturing capacity expansion at our Marlboro facility and to fund our operating expenditures over the next 12 months. However, we will need to raise additional capital in order to further enhance our operating infrastructure, to further increase manufacturing capacity through the build-out of other manufacturing facilities, including the manufacturing facility we plan to build in Germany as contemplated by our joint venture with Q-Cells, and to advance our research and development programs that are key to refining our products and to lowering our manufacturing costs. We believe the net proceeds from this offering will be sufficient to complete the scale-up of our Marlboro manufacturing facility to full capacity, the construction of the manufacturing facility we plan to build in Germany as contemplated by our joint venture with Q-Cells and general operations for the next 12 months. We may also require additional capital to respond to competitive pressures and acquire complementary businesses or necessary technologies. We do not know whether we will be able to raise additional financing or financing on terms favorable to us. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, develop and expand our manufacturing operations and distribution network, or otherwise respond to competitive pressures would be significantly limited.

Critical Accounting Policies and Estimates

      The preparation of consolidated financial statements in accordance with generally accepted accounting principals in the United States, or GAAP, requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition and Allowance for Doubtful Accounts

      We recognize product revenue if persuasive evidence of an arrangement exists, shipment has occurred, risk of loss has transferred to the customer, sales price is fixed or determinable and collectibility is reasonably assured. The market for solar power products is emerging and rapidly evolving. We currently sell our solar power products primarily to distributors, system integrators and other value-added resellers within and outside of North America, which typically resell our products to end users throughout the world. We currently do not have any post-shipment obligations, including installation, training or customer acceptance clauses with any of our distributors that could have an impact on revenue recognition. For new customers requesting credit, we evaluate creditworthiness based on credit applications, feedback from provided references and credit reports from independent agencies. For existing customers, we evaluate creditworthiness based on payment history and known changes in their financial condition.

      We also evaluate the facts and circumstances related to each sales transaction and consider whether or not risk of loss has not passed to the customer upon shipment. We consider whether or not our customer is purchasing our product for stock, and whether or not contractual or implied rights to return the product exist and whether or not our customer has an end user contractually committed. To date, we have not offered rights to return our products other than for normal warranty conditions. Other than early payment discounts in the ordinary course of business, we offer no other sales incentive, discounts or credits, or any other special arrangements with any of our distributors, that could have an impact on revenue recognition.

      We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, such that their ability to make payments was impaired, additional allowances could be required.

      Revenue from research grants is recognized as services are rendered to the extent of allowable costs incurred over the term of the contract.

Inventory

      Inventory is valued at the lower of cost or market. Certain factors may impact the realizable value of our inventory including, but not limited to, technological changes, market demand, changes in product mix strategy, new product introductions and significant changes to our cost structure. Given our current production levels and the market value of our products, we currently sell our finished goods inventory at prices that are below the sum of our fixed and variable costs per unit. Accordingly, we write down our finished goods inventory to realizable value equal to the difference between the cost of inventory and the estimated market value. In addition, estimates of reserves are made for obsolescence based on the current product mix on hand and its expected net realizability. If actual market conditions are less favorable or other factors arise that are significantly different than those anticipated by management, additional inventory write-downs or increases in obsolescence reserves may be required. We treat lower of cost or market adjustments and inventory reserves as an adjustment to the cost basis of the underlying inventory. Accordingly, the effects of favorable changes in market conditions are not considered in our evaluation of previously established obsolescence reserves in subsequent periods.

Warranty

      We provide for the estimated cost of product warranties at the time revenue is recognized. Given our limited operating history, we use historical industry solar module failure rates as the basis for our warranty provision calculation. While we engage in product quality programs and processes, including monitoring and evaluating the quality of our component suppliers, our warranty obligation is affected by product failure rates and material usage and service delivery costs incurred in correcting a product failure. If our actual product failure rates, material usage or service delivery costs differ from our estimates, revisions to the estimated warranty liability would be required. Since we have a limited operating history and our manufacturing process differs from industry standards, our experience may be different from the industry data used as a basis for our estimate. While our methodology takes into account these uncertainties, adjustments in future periods may be required as our products mature.

Long-lived Assets

      Our policy regarding long-lived assets is to evaluate the recoverability or usefulness of these assets when the facts and circumstances suggest that these assets may be impaired. This analysis relies on a number of factors, including changes in strategic direction, business plans, regulatory developments, economic and budget projections, technological improvements and operating results. The test of recoverability or usefulness is a comparison of the asset value to the undiscounted cash flow of its expected cumulative net operating cash flow over the asset’s remaining useful life. If such a test indicates that an impairment is required, then the asset is written down to its estimated fair value. Any write-downs would be treated as permanent reductions in the carrying amounts of the assets and an operating loss would be recognized. To date, we have had recurring operating losses and the recoverability of our long-lived assets is contingent upon executing our business plan that includes further reducing our manufacturing costs and significantly increasing sales. If we are unable to execute our business plan, we may be required to write down the value of our long-lived assets in future periods.

Income Taxes

      We are required to estimate our income taxes in each of the jurisdictions in which we operate as part of our consolidated financial statements. This involves estimating the actual current tax in addition to assessing temporary differences resulting from differing treatments for tax and financial accounting purposes. These differences together with net operating loss carryforwards and tax credits may be recorded as deferred tax assets or liabilities on the balance sheet. A judgment must then be made of the likelihood that any deferred tax assets will be recovered from future taxable income. To the extent that we determine that it is more likely than not that deferred tax assets will not be used, a valuation allowance is established. Taxable income in future periods significantly different from that projected may cause adjustments to the valuation allowance that could materially increase or decrease future income tax expense.

      As of December 31, 2003, we had federal and state net operating loss carryforwards totaling approximately $47.9 million and $39.9 million, respectively, which expired at various dates prior to 2023. In addition, as of December 31, 2003, we had federal and state research and development tax credit carryforwards of approximately $804,000 and $433,000, respectively, which expired at various dates between 2009 and 2023. Under provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards and research and development credit carryforwards that can be used to offset future taxable income and income tax liability. As a result of our June 2004 private placement financing, which constituted a change of control, our net operating loss carry forwards accumulated at the time of the financing will be substantially limited, and therefore more of our future profits could be subject to federal corporate income taxes. We have evaluated the positive and negative evidence bearing upon the realizability of our deferred tax assets. We have considered our history of losses and, in accordance with GAAP, we have established a valuation allowance equal to the full amount of our deferred tax assets.

Derivative Financial Instruments and Hedging Activities

      We enter into foreign currency forward contracts to hedge against potential losses relating to fluctuations in our receivables denominated in Euros. As of September 30, 2004, we had forward currency contracts with a notional amount of approximately $2.8 million. We recognized gains of approximately $41,000 and $49,000 for the three and nine-month periods ended September 30, 2004, respectively in connection with the marking to market of our forward contracts.

Recent Accounting Pronouncements

      In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue 03-6, “Participating Securities and the Two-Class Method under Statement No. 128, “Earnings per Share.” This issue involves the computation of earnings per share for companies that have multiple classes of common stock or have issued securities other than common stock that participate in dividends with common stock (participating securities). The EITF concluded that companies having participating securities are required to apply the two-class method to compute earnings per share. The two-class method is an earnings allocation method under which earnings per share is calculated for each class of common stock and participating security considering both dividends declared (or accumulated) and participation rights in undistributed earnings as if all such earnings had been distributed during the period. This issue is effective for fiscal periods beginning after March 31, 2004. We have incurred losses for the three and nine month periods ended September 30, 2004 and 2003 and as our Series A convertible preferred stock outstanding did not have a contractual obligation to share in our losses, EITF 03-6 has no effect on our reported earnings per share.

      On December 16, 2004, FASB published Statement No. 123 (revised 2004), or Statement 123(R), Share-Based Payment. Statement 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. We will be required to apply Statement 123(R) as of the first interim reporting period that begins after June 15, 2005. We are in the process of evaluating the impact of this statement on its financial position and results of operations.

Results of Operations

Description of Our Revenues, Costs and Expenses

      Revenues. Our total revenues consist of revenues from the sale of products and research revenues. Product revenues consist of revenues from the sale of solar cells, modules and systems. Research revenues consist of revenues from various state and federal government agencies to fund our ongoing research, development, testing and enhancement of our products and manufacturing technology. Our current intention is not to pursue contracts that are not part of our ongoing research activities. We recognize research revenues as services are rendered.

      Cost of product revenues. Cost of product revenues consists primarily of salaries and related personnel costs, materials expenses, depreciation expenses, maintenance, rent, royalties on licensed technology, warranty costs and other support expenses associated with the manufacture of our solar power products. We expect to continue to experience costs in excess of product revenues until we are able to achieve greater manufacturing efficiencies, higher yields and production levels.

      Research and development expenses, including cost of research revenues. Research and development expenses, including cost of research revenues, consist primarily of salaries and related personnel costs, consulting expenses and prototype costs related to the design, development, testing and enhancement of our products and manufacturing technology. We expense our research and development costs as incurred. We believe that research and development is critical to our strategic objectives of enhancing our technology, reducing manufacturing costs and meeting the changing requirements of our customers. As a result, we expect that our total research and development expenses will increase in the future.

      Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of salaries and related personnel costs, professional fees, rent, insurance and other sales expenses. We expect that selling expenses will increase substantially in absolute dollars as we increase our sales efforts, hire additional sales personnel and initiate additional marketing programs. We expect that general and administrative expenses will increase as we add personnel and incur additional costs related to the growth of our business, as well as increasing costs associated with being a public company.

      Stock-based compensation expense, related to the issuance of stock options to employees. Prior to December 31, 2000, we recorded total cumulative deferred compensation of approximately $1.3 million representing the difference between the estimated fair market value of the common stock and the exercise price of the option at the grant date. These amounts were presented as a reduction of stockholders’ equity and are being amortized ratably over the vesting period of the options, which is generally four years.

      Other income. Other income consists of net interest income primarily from interest earned on the holding of short-term, high quality commercial paper, corporate bonds and United States government-

backed securities, less any bond premium amortization, interest on any outstanding debt and foreign currency translation gains and losses.

      Dividends on preferred stock. On May 15, 2003, we issued 26,227,668 shares of Series A convertible preferred stock at a per share purchase price of $1.12 to several purchasers. Outstanding shares of Series A convertible preferred stock paid a compounding dividend of 10% per annum, paid quarterly, in cash, or at our election to be added to the liquidation preference of the series A convertible preferred stock on a quarterly basis, which would result in an increase in the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock. On June 21, 2004, holders of all outstanding shares of Series A convertible preferred stock agreed to convert all of their shares of Series A convertible preferred stock into shares of our common stock in connection with our private placement financing. During the first quarter of 2004, the Series A convertible preferred stock earned a dividend of approximately $0.7 million, which we elected to add to the liquidation preference of the Series A convertible preferred stock. As an inducement to convert their shares into common stock in connection with our June 2004 private placement financing, the remaining Series A preferred stockholders received the dividend earned for the period between April 1, 2004 and June 21, 2004 in cash, which totaled approximately $0.5 million. In addition, the Series A convertible preferred stockholders received a cash conversion premium of 7% of the accreted value as of March 31, 2004, which totaled $1.7 million. Therefore, the total dividend charge we recorded for the nine-month period ended September 30, 2004 was approximately $2.9 million.

      Net loss attributable to common stockholders. Net loss attributable to common stockholders consists of net losses and dividends earned by the Series A convertible preferred stockholders.

      Other comprehensive loss. Our other comprehensive loss consists of net unrealized gains and losses on marketable securities.

Factors and Trends that Affect our Results of Operations

      In reading our financial statements, you should be aware of the following factors and trends that we believe are important in understanding our financial performance:

•	because a significant portion of our sales are denominated in Euros, and substantially all of our costs are denominated in U.S. dollars, currency exchange rates may have noticeable positive or negative effects on revenues and earnings;

•	because solar product markets are currently substantially affected by the necessary presence of government subsidies for solar power, shifts in government policies or changes in government funding levels of subsidies may substantively alter revenues; and

•	because primary raw material for manufacturing of crystalline silicon solar products is silicon and the supply of silicon is finite, shifts in supply or allocations of supply between industries or manufacturers may affect revenue potential.

Comparison of Nine Months Ended September 30, 2004 and 2003

      Revenues. Our product revenues for the nine months ended September 30, 2004 were $13.0 million, an increase of $6.6 million, or 104%, from $6.4 million for the same period in 2003. The increase in product revenues was primarily due to the increased production volumes at our manufacturing facility in Marlboro, Massachusetts and our increased marketing and sales activities and to lesser extent by improvements in foreign exchange rates. Research revenues for the nine months ended September 30, 2004 were $861,000, a decrease of $491,000, or 36%, from $1.4 million for the same period in 2003. Research revenue decreased during the nine months ended September 30, 2004, as a result of our engaging in only one active research contract during the period as compared to the two active research contracts we engaged in during the same period in 2003.

      Product revenues represented 94% of total revenues for the nine-month period ended September 30, 2004 and 82% of total revenues for the nine-month period ended September 30, 2003. The share of total revenues represented by product revenues in the third quarter of 2004 increased from previous quarters due to an increase in product revenues from expanded production capacity and a decrease in research revenues. International product sales accounted for approximately 68% of total revenues for the nine-month period ended September 30, 2004, and 60% for the nine-month period ended September 30, 2003. The increased share of total revenues represented by international product sales for the nine-month period ended September 30, 2004 resulted from an expanded focus on international sales channels. We anticipate that international sales will continue to account for a significant portion of our product revenues for the foreseeable future. Currently, all European sales are denominated in Euros, which increases our risk of incurring foreign exchange gains or losses. As we expand our manufacturing operations and distribution network internationally, our exposure to fluctuations in currency exchange rates may increase.

      The following table summarizes our concentration of total revenue by geography and customer:

	Nine Months
	Ended
	September 30,

	2003	2004

By geography:
U.S. distributors	22%	26%
U.S. Government (research revenue)	18%	6%
Germany	56%	66%
All other	4%	2%

	100%	100%

By customer:
European distributor #1	40%	43%
European distributor #2	10%	21%
National Renewable Energy Laboratory (research revenue)	9%	6%
All other	41%	30%

	100%	100%

      Cost of product revenues. Our cost of product revenues for the nine months ended September 30, 2004 was $20.9 million, an increase of $9.9 million, or 91%, from $11.0 million for the same period in 2003. Most of the increase was due to a loss on disposal of fixed assets, which occurred in the second quarter of 2004, and an increase in materials consumption and labor costs due to increased product sales. Product gross margin for the nine months ended September 30, 2004 was -61% versus -72% for the same period in 2003. Product gross margin improved due primarily to improvements in yield and efficiency associated with the scale-up of our second manufacturing line and increased sales volume offset by losses realized upon disposal of fixed assets. During the second quarter of 2004 and as a result of our successful closing of our June 2004 private placement financing, we disposed of several pieces of manufacturing equipment in order to replace them with more technologically advanced equipment expected to increase total manufacturing capacity in our Marlboro facility to a target level of approximately 15 MW. Equipment with a gross value of $3.7 million was disposed of during the second quarter, for no proceeds, and we realized a loss on disposal of $2.0 million. The loss on disposal of fixed assets is included in cost of product revenues. In addition to the equipment disposals, we accelerated the rate of depreciation of some of our other equipment in the second quarter of 2004 that was disposed at the end of the third quarter of 2004, resulting in incremental depreciation expense of approximately $133,000 for the three-month period ended June 30, 2004, and $400,000 for the three-month period ended September 30, 2004, which is also included in cost of product revenues.

      Due to the relatively large component of fixed costs, product gross margins are highly dependent on sales volumes. We do not expect substantial improvements in product gross margin until we realize production capacity increases associated with the ramp-up of our manufacturing lines. We expect that we will begin to realize positive gross margins when our Marlboro manufacturing facility reaches an annualized production rate of between 12 and 15 MW. Further improvements in gross margin will result from increases in manufacturing scale and technology improvements. For example, during 2004 we demonstrated in research a new wafer growth process that can grow four ribbons from a single furnace, which we call quad ribbon furnaces. Although this technology is still very much under development and we cannot be certain that it will ever be commercialized, it holds the promise of significant further cost reductions. Additionally, further capacity expansion beyond 15 MW as well as further process and technology improvements will be required to achieve overall profitability.

      Research and development expenses, including cost of research revenues. Our research and development expenses, including cost of research revenues, for the nine months ended September 30, 2004 were $3.2 million, an increase of $361,000, or 13%, from $2.9 million for the same period in 2003. The increase was due mainly to increased labor and consulting costs associated with internal initiatives aimed to improve our manufacturing technology and activities associated with the planning for our next manufacturing capacity expansion.

      Selling, general and administrative expenses. Our selling, general and administrative expenses for the nine months ended September 30, 2004 were $5.5 million, an increase of $1.6 million, or 43%, from $3.8 million for the same period in 2003. The increase was primarily due to increased legal and accounting costs, increased compensation costs associated with added personnel and increased costs associated with sales and marketing initiatives. As a result of the shorter timelines imposed upon us for complying with various aspects of the Sarbanes-Oxley Act as a result of our status as an “accelerated filer” under the securities laws, most notably Section 404 regarding reporting on internal controls, we expect that activities undertaken in response to that Act in this shorter timeline will substantially increase our administrative costs for the foreseeable future.

      Stock-based compensation expense, related to the issuance of stock options to employees. The amortization of total cumulative deferred compensation of approximately $1.3 million recorded prior to December 31, 2000, representing the difference between the estimated fair market value of our common stock and the exercise price of the options at their grant dates resulted in charges to operations of $67,000 and $207,000 for the nine-month periods ended September 30, 2004 and 2003, respectively.

      Other income. Our other income for the nine months ended September 30, 2004 was $230,000, an increase of $73,000, or 47%, from $157,000 for the same period in 2003. The increase in other income was primarily due to larger unrealized gains on foreign currency translations for the period ended September 30, 2004 as compared to the same period in 2003.

      Net loss attributable to common stockholders. Our net loss attributable to common stockholders was $18.5 million and $22.6 million for the nine months ended September 30, 2004 and September 30, 2003, respectively. The decrease in our net loss attributable to common stockholders was due to a decrease in the dividend and other charges associated with the series A convertible preferred stock (which was converted to common stock on June 21, 2004) partially offset by an increase in our overall operating losses.

Comparison of Fiscal Years Ended December 31, 2003 and 2002

      Revenues. Our product revenues for the year ended December 31, 2003 were $7.7 million, an increase of $2.5 million, or 46%, from $5.3 million for the same period in 2002. The increase in product revenues was due to the increased production capacity of our manufacturing facility in Marlboro, Massachusetts and our increased marketing and sales activities. Research revenues for the year ended December 31, 2003 were $1.6 million, an increase of $117,000, or 8%, from $1.4 million for the same period in 2002. The increase in research revenue was due to revenue recognized associated with our research contract with the National Renewable Energy Laboratory, for which work did not begin until late 2002.

      Cost of product revenues. Our cost of product revenues for the year ended December 31, 2003 was $15.4 million, an increase of $3.0 million, or 24%, from $12.4 million for the same period in 2002. This increase was associated with increased production at our Marlboro facility. Approximately 25% of the increase was due to higher depreciation expense resulting from equipment placed in service at our Marlboro manufacturing facility, approximately 50% of the increase was due to increases in materials purchased due to increased production and most of the remainder was due to increases in salaries associated with additional personnel. Product gross margin for the year ended December 31, 2003 was -99% versus -134% for the same period in 2002. Product gross margin improved primarily due to yield and efficiency improvements associated with the scale-up of our manufacturing line and higher sales volumes.

      Research and development expenses, including cost of research revenues. Our research and development expenses, including cost of research revenues, for the year ended December 31, 2003 were $3.8 million, an increase of $99,000, or 3%, from $3.7 million for the same period in 2002. The increase was due primarily to increased activity associated with our two active government contracts, as more costs were incurred for subcontractors providing research services as well as for added personnel.

      Selling, general and administrative expenses. Our selling, general and administrative expenses for the year ended December 31, 2003 were $5.3 million, an increase of $817,000, or 18%, from $4.5 million in 2002. Approximately 50% of the increase was due to increases in insurance costs, approximately 20% of the increase was due to increases in advertising and other marketing programs, and most of the remainder of the increase was due to higher professional service fees.

      Net interest income. Our net interest income for the year ended December 31, 2003 was $222,000, a decrease of $452,000, or 67%, from $674,000 for the same period in 2002. The decrease in interest income was due to declining cash and investment balances for a portion of the period resulting from capital equipment purchases and funding of operations and generally lower yields realized on marketable securities.

      Accretion and dividends on preferred stock. On May 15, 2003, we issued 26,227,668 shares of Series A convertible preferred stock at a per share purchase price of $1.12. Additionally, Beacon Power Corporation purchased a warrant to purchase 2,400,000 shares of common stock at an exercise price equal to $3.37 per share for $100,000. A total of $29.5 million was raised as a result of the consummation of the transaction, which was partially offset by financing costs of $849,000. As a result of this preferred stock financing, accretion and dividends of $13.5 million were recorded through December 31, 2003. $11.7 million of this charge relates to accretion that was recognized immediately (during the second quarter of 2003) because the holders of shares of the Series A convertible preferred stock are entitled to convert their shares into common stock at any time. The sources of the discounts on issuance requiring this accretion charge are summarized in the following table:

Beneficial conversion feature	$10,314,000
Proceeds allocated to the fair value of common stock warrant	525,000
Financing costs	849,000

Total preferred stock accretion and dividends	$11,688,000

      The difference between the issuance price of the Series A convertible preferred stock and the fair value of our common stock on the date of issuance of the Series A convertible preferred stock resulted in a beneficial conversion feature totaling approximately $10.3 million, which was calculated in accordance with EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments.

      The total proceeds of $1.1 million from Beacon Power Corporation were allocated between the Series A convertible preferred stock (approximately $475,000) and the warrant (approximately $625,000) based on their relative fair values. The value of the warrant was calculated using the Black-Scholes pricing model with the following assumptions: dividend yield of zero percent; expected volatility of 90%; risk free interest rate of approximately 2% and a term of three years. The difference between the proceeds allocated to the relative fair value of the warrant, $625,000, and the amount paid for the warrant, $100,000, or $525,000 contributed to the accretion charge of $11.7 million for the year ended December 31, 2003.

      For the year ended December 31, 2003, $1.8 million in dividends accrued on the outstanding Series A convertible preferred stock, which we elected to add to the liquidation preference of the Series A convertible preferred stock.

      Net loss attributable to common stockholders. Our net loss attributable to common stockholders was $28.5 million and $13.2 million for the years ending December 31, 2003 and December 31, 2002, respectively. The increase in our net loss attributable to common stockholders was due to the overall increase in net operating losses associated with the scale-up of our operations combined with the accretion and dividend charges associated with the May 2003 preferred stock financing.

      Other comprehensive loss. Our other comprehensive loss for the year ended December 31, 2003 was $34,000, compared to $242,000 for the same period in 2002, consisting of net unrealized losses on marketable securities.

Comparison of Fiscal Years Ended December 31, 2002 and 2001

      Revenues. Our product revenues for the year ended December 31, 2002 were $5.3 million, an increase of $3.8 million, or 243%, from $1.5 million for the same period in 2001. The increase in product revenues was due to the increased production capacity of our manufacturing facility in Marlboro, Massachusetts and our increased marketing and sales activities. Research revenues for the year ended December 31, 2002 were $1.4 million, an increase of $516,000, or 55%, from $932,000 for the same period in 2001. The increase in research revenues reflects revenue recognized on a research contract with the National Renewable Energy Laboratory accrued in 2002.

      Cost of product revenues. Our cost of product revenues for the year ended December 31, 2002 was $12.4 million, an increase of $2.8 million, or 29%, from $9.6 million for the same period in 2001. This increase was associated with increased production at our Marlboro facility. Approximately 33% of the increase was due to higher depreciation expense resulting from equipment placed in service at our Marlboro manufacturing facility, approximately 50% of the increase was due to increases in materials purchased due to increased production and most of the remainder was due to increases in salaries associated with additional personnel.

      Research and development expenses, including cost of research revenues. Our research and development expenses, including cost of research revenues, for the year ended December 31, 2002 were $3.7 million, an increase of $629,000, or 21%, from $3.1 million for the same period in 2001. The increase was due primarily to the addition of employees and increased spending on both contract related and non-contract related research and development projects.

      Selling, general and administrative expenses. Our selling, general and administrative expenses for the year ended December 31, 2002 were $4.5 million, an increase of $432,000, or 11%, from $4.1 million in 2001. Approximately 20% of the increase was due to increases in insurance costs, approximately 33% of the increase was due to increases in salary and other costs associated with the establishment of our Germany sales office and the remainder of the increase was due to higher depreciation and professional service fees (including audit and legal fees).

      Net interest income. Our net interest income for the year ended December 31, 2002 was $674,000, a decrease of $1.2 million, or 63%, from $1.8 million for the same period in 2001. The decrease in interest income was due to declining cash and investment balances resulting from capital equipment purchases and funding of operations.

      Net loss attributable to common stockholders. Our net loss attributable to common stockholders was $13.2 million and $12.5 million for the years ending December 31, 2003 and December 31, 2002, respectively. The increase in our net loss attributable to common stockholders was due primarily to a decrease in interest income resulting from declining cash and investment balances resulting from capital equipment purchases and funding of operations.

      Other comprehensive income (loss). Our other comprehensive loss for the year ended December 31, 2002 was $242,000, compared to other comprehensive income of $249,000 for the same period in 2001, consisting of net unrealized gains and losses on marketable securities.

Liquidity and Capital Resources

      We have historically financed our operations and met our capital expenditure requirements primarily through sales of our capital stock and, to a lesser extent, from product revenues. Research and development expenditures have historically been partially funded by government research contracts. At September 30, 2004, we had working capital of $20.2 million, including cash, cash equivalents and short-term investments of $16.6 million.

      Net cash used in operating activities was $13.8 million for the nine months ended September 30, 2004, as compared to $6.4 million for the same period in 2003. The use of cash for operating activities for the nine months ended September 30, 2004 was due primarily to losses from operations of $15.6 million, increases in raw material and finished goods inventory of $1.3 million and an increase in accounts receivable of $3.5 million. The use of cash for operating activities in the nine-month period ended September 30, 2004 was partially offset by depreciation expense of $2.6 million, losses on equipment disposals of $2.0 million, an increase in accounts payable of $934,000 and an increase in accrued expenses of $683,000. The increases in net loss, inventory, accounts receivable and accounts payable are all attributable to the overall growth of the business and associated increases in working capital requirements.

      We have not experienced any significant trends in accounts receivable other than changes relative to the increase in revenue. Fluctuations in accounts receivable from period to period relative to changes in revenue are a result of timing of customer invoicing and receipt of payments from customers. For both the second and third quarters of 2004, Days Sales Outstanding, or DSO, was approximately 68 days.

      Net cash used in investing activities was $345,000 for the nine months ended September 30, 2004, as compared to $19.4 million for the same period in 2003. For the nine months ended September 30, 2004, net cash was provided by maturing and selling short-term investments as required to fund operations and purchases of equipment associated with the build-out of the second manufacturing line at our Marlboro manufacturing plant, offset by purchases of corporate paper, corporate bonds and United States government-backed obligations with contractual maturities typically less than one year and purchases of equipment.

      Net cash provided by financing activities was $18.1 million for the nine months ended September 30, 2004, as compared to $28.6 million for the same period in 2003. The cash provided by financing activities during the nine months ended September 30, 2004 represents net proceeds from our common stock and warrants issued in conjunction with our June 2004 private placement financing, offset by dividends and conversion premiums paid to the Series A convertible preferred stockholders. A portion of the proceeds from the June 2004 private placement financing will also be used to increase research and development spending on promising next generation technologies and to explore further expansion opportunities. In addition to the June 2004 private placement financing, on August 27, 2004 we secured a $5.0 million working capital line of credit facility with Silicon Valley Bank, of which $1.5 million was drawn as of September 30, 2004. The facility will be used to further support our ongoing expansion plans and our strategy to be a leader in the global solar energy industry. The cash provided by financing activities during the nine months ended September 30, 2003 represents net proceeds from the shares of Series A convertible preferred stock and warrant financing consummated on May 15, 2003.

      Capital expenditures were $7.7 million for the nine months ended September 30, 2004, as compared to $6.0 million for the same period in 2003. Capital expenditures for the nine months ended September 30, 2004 were primarily for equipment needed for our manufacturing facility. As of September 30, 2004, our outstanding commitments for capital expenditures were approximately $2.5 million, which were associated with infrastructure improvements and equipment purchases for our manufacturing facility. The first of the Marlboro facility’s two manufacturing lines became operational in 2001. We made significant progress on our capital expansion program aimed at roughly quadrupling our production capacity by adding a second manufacturing line as well as other improvements to the manufacturing equipment, which we expect to enable us to produce at an annualized production rate of approximately 15 MW by mid-2005. We will continue to fund our current capital commitments primarily with the net proceeds from our June 2004 private placement financing, as well as with the net proceeds from this offering. In addition to the current capital commitments, further capital expenditures may be required over the next six months to achieve our targeted annualized production rate. We expect improvements to our manufacturing lines will be completed by mid-2005. We also expect to make substantial capital contributions to fund the construction of the manufacturing facility we plan to build in Germany as contemplated by our joint venture with Q-Cells.

      We believe that our current cash, cash equivalents and short-term investments and revolving credit facility will be sufficient to fund our planned manufacturing capacity expansion at our Marlboro facility and to fund our operating expenditures over the next 12 months. However, we will need to raise additional capital to further enhance our operating infrastructure, to further increase manufacturing capacity through the establishment of other manufacturing facilities, including the manufacturing facility we plan to build in Germany as contemplated by our joint venture with Q-Cells, and to advance our research and development programs that are key to refining our products and to lowering our manufacturing costs. We believe the proceeds from this offering will be sufficient to complete the scale up of our Marlboro manufacturing facility to full capacity, the construction of the manufacturing facility we plan to build in Germany as contemplated by our joint venture with Q-Cells and general operations for the next 12 months. We may also require additional capital to respond to competitive pressures and acquire complementary businesses or necessary technologies. We do not know if we will be able to raise additional financing or financing on terms favorable to us. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, develop and expand our manufacturing operations and distribution network, or otherwise respond to competitive pressures would be significantly limited.

      We do not have any special purpose entities or off-balance sheet financing arrangements. As of September 30, 2004, our cash commitments, as disclosed in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated herein by reference, have not significantly changed.

      There have been no material changes since December 31, 2003 to our contractual obligations reported in Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated herein by reference.

BUSINESS

Our Company

      We develop, manufacture and market solar power products enabled by our proprietary String Ribbon technology that provide reliable and environmentally clean electric power throughout the world. Our products are targeted at on-grid and off-grid applications, where we believe our growth prospects are greatest. We believe our proprietary and patented technologies offer significant design, cost and manufacturing advantages over competing solar power technologies. We intend to become a leading producer of high-quality solar products by maintaining our technology leadership, expanding our market reach through strategic partnerships, lowering our manufacturing costs and increasing our capacity, focusing on high growth areas of the solar market and diversifying and differentiating our product lines.

      Since our formation in 1994, we have conducted research and development of advanced process and product technologies and have utilized our pilot manufacturing facility to refine our products and manufacturing processes. In 1997, we began shipping small quantities of commercial products based on first-generation String Ribbon technology. In 2001, we opened our first 3 MW factory with wider, second-generation technology. In 2004, we expanded our manufacturing capacity from approximately 3 MW to 15 MW. We accomplished this by constructing a new manufacturing line with our third-generation double ribbon technology. This double ribbon technology approximately doubled our wafer capacity per furnace and significantly reduced our manufacturing costs. We are currently developing a thin ribbon technology based upon our current double ribbon process that has the potential to significantly reduce manufacturing costs and could double output per kilogram of silicon consumed. Our next generation ribbon technology referred to as quad ribbon is currently being developed and could potentially double furnace capacity again. We continue to refine, develop and commercialize a number of laboratory-demonstrated advancements in our solar power technologies, including advanced String Ribbon crystal growth, more efficient solar cells and improved solar module designs. Our solar modules are used for residential, commercial and industrial applications in the United States and internationally. As we continue to increase production volumes, we intend to actively expand existing and seek new distribution and marketing arrangements.

      In January 2005, we entered into a joint venture agreement with Q-Cells. Q-Cells is the world’s largest independent manufacturer of solar cells, whose crystalline solar cells are among the highest efficiency solar cells commercially available. The purpose of the joint venture is to develop and operate a facility in Germany to manufacture, market and sell solar products based on our proprietary String Ribbon technology. The facility is expected to be located in Thalheim, Germany and have an initial capacity of 30 MW. Based upon the success of the initial operations of this facility, we and Q-Cells intend over the long term, if economically viable, to expand the capacity of this facility to up to approximately 120 MW. We believe this joint venture will accelerate the availability of wafer, cell and module manufacturing capacity based on String Ribbon technology and provide greater access to the European solar market. For more information on our joint venture with Q-Cells, see “—Q-Cells Joint Venture” below.

Industry Overview

      Electric power is an increasingly vital component of the global economy, accounting for a greater share of overall energy use as reliance on electricity-dependent technology grows. According to the U.S. Department of Energy’s International Energy Outlook 2004, worldwide demand for electricity is expected to nearly double over the next two decades, from 13.3 trillion kilowatt hours or kWh in 2001 to 23.1 trillion kWh in 2025. Demand is expected to grow at 3.5% per year over this time period in the developing world, which currently accounts for only one-third of electricity consumption and where reliable electricity is critical to economic growth. Electricity consumption is expected to grow annually at 1.5% to 2.0% in North America, Europe and industrialized Asia. Sources of fuel for electricity generation include coal, natural gas, oil, nuclear power and renewable sources, such as solar, hydroelectric and wind power. Coal-fired generation comprises approximately 40% of worldwide electricity generation and over 50% of the electricity generation in the United States, China, Germany and India. Natural gas-fired electricity generation accounts for approximately 18% of worldwide electricity generation and over 50% of the electricity generation in the former Soviet Union. Renewable sources, chiefly hydroelectric, account for approximately 20% of global electricity generation. Solar and other non-hydroelectric sources account for less than 1% of global electricity generation.

      Electric power producers face several challenges in meeting anticipated growth in electricity demand:

•	Environmental regulations. Environmental regulations addressing global climate change and air quality seek to limit emissions by existing fossil fuel-fired generation plants and new generating facilities. Countries that are parties to international treaties such as the Kyoto Protocol have voluntarily submitted to reducing emissions of greenhouse gases. National and regional air pollution regulations also restrict the release of carbon dioxide and other gases by power generation facilities.

•	Infrastructure reliability. Investment in electricity transmission and distribution infrastructure has not kept pace with increased demand, resulting in major service disruptions in the United States, such as the Northeast blackout in August 2003. Increasing the aging infrastructure to meet capacity constraints will be capital intensive, time consuming and may be restricted by environmental concerns.

•	Fossil fuel supply constraints. The supply of fossil fuels is finite. While an adequate supply of coal, natural gas and oil exists for the foreseeable future, depletion of the fossil fuels over this century may impact prices and infrastructure requirements. For example, the U.S. domestic supply of liquefied natural gas, or LNG, is not expected to meet consumption requirements by 2025, requiring significant investment in LNG shipping terminal infrastructure to support imported fuel. Political instability, labor unrest, war and the threat of terrorism in oil producing regions has disrupted oil production, increased the volatility of fuel prices and raised concerns over foreign dependency in consumer nations.

As a result of these and other challenges, we believe that future demand for electricity will not be met through traditional fossil fuel-based generation technologies alone.

Distributed Generation

      We believe that distributed generation is one of the most promising areas for growth in the global electric power industry. Distributed generation is defined as point-of-use electricity generation that either supplements or bypasses the electric utility grid and employs technologies such as solar power, wind energy, microturbines and fuel cells. Distributed generation is expected to provide greater portability, reliability, power quality and user control. We believe economics, capacity constraints, increased demand for power reliability and quality and new environmental initiatives will drive the demand for distributed generation.

      We further believe that environmentally benign, locally sourced power generation will become increasingly more important for economic development, environmental policy and national security. Increasing attention to global warming, global energy policy and regional stability and development will support the deployment of distributed generation, particularly renewable energy.

Solar Power

      Solar power generation uses interconnected photovoltaic cells to generate electricity from sunlight. Most photovoltaic cells are constructed using specially processed silicon, which, when exposed to sunlight, results in the generation of direct current. Many interconnected cells are packaged into solar modules, which protect the cells and collect the electricity generated. Solar power systems are comprised of multiple solar modules along with related power electronics. Solar power technology, first used in the space program in the late 1950s, has experienced growing worldwide commercial use for over 25 years in both on-grid and off-grid applications.

•	On-grid. On-grid applications provide supplemental electricity to customers that are served by an electric utility grid, but choose to generate a portion of their electricity needs on-site. On-grid applications have been the fastest growing part of the solar power market. This growth is primarily driven by the worldwide trend toward deregulation and privatization of the electric power industry, as well as by government initiatives, including incentive programs to subsidize and promote solar power systems in several countries, including Japan, Germany and the United States. On-grid applications include residential and commercial rooftops, as well as ground-mounted mini-power plants.

•	Off-grid. Off-grid applications serve markets where access to conventional electric power is not economical or physically feasible. Solar power products can provide a cost-competitive, reliable alternative for powering highway call boxes, microwave stations, portable highway road signs, remote street or billboard lights, vacation homes, rural homes in developed and developing countries, water pumps and battery chargers for recreational vehicles and other consumer applications.

      Solar power has emerged as one of the primary distributed generation technologies seeking to capitalize on the opportunities resulting from trends affecting the electric power industry. Relative to other distributed generation technologies, solar power benefits include:

•	Modularity and scalability. From tiny solar cells powering a hand-held calculator to an array of roof modules powering an entire home to acres of modules on a commercial building roof or field, solar power products can be deployed in many sizes and configurations and can be installed almost anywhere in the world. Solar is among the best technologies for power generation in urban areas, environmentally sensitive areas and geographically remote areas in both developing and developed countries.

•	Reliability. With no moving parts and no fuel supply required, solar power systems reliably power some of the world’s most sensitive applications, from space satellites to microwave stations in the mountains and other remote, harsh environments which typically require reliable power sources. Solar modules typically carry warranties as long as 25 years.

•	Dual use. Solar modules are expected to increasingly serve as both a power generator and the skin of the building. Like architectural glass, solar modules can be installed on the roofs or facades of residential and commercial buildings.

•	Environmentally cleaner. Solar power systems consume no fuel and produce no air, water or noise emissions.

      According to Solarbuzz, worldwide shipments of photovoltaic systems grew at a compound rate of 34% between 1998 and 2003. According to SEIA, over 740 MW of generating capacity in photovoltaic systems were sold in 2003 for an estimated $4.7 billion. SEIA forecasted solar power sales of over 1,000 MW in 2004. PV Energy Systems forecasts that over 3,000 MW of photovoltaic systems will be shipped in 2010. Japan, Germany and the United States presently comprise the majority of world market sales for solar power systems. Government policies in these countries, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers.

Solar Power Challenges

      Although solar power can provide a low cost alternative for off-grid applications, we believe the principal challenge to widespread adoption of solar power for on-grid applications is reducing manufacturing costs without impairing product reliability. We believe the following advancements in solar power technology are necessary to meet this challenge:

•	Efficient material use. Reduce raw materials waste, particularly the waste associated with sawing silicon by conventional crystalline silicon technology. Efficient use of silicon available is imperative for the growth of the industry due to the limited supply of silicon raw material expected for the near future.

•	Simplified and continuous processing. Reduce reliance on expensive, multi-step manufacturing processes.

•	Reduced manufacturing capital costs. Decrease the costs and risks associated with new plant investments as a result of lower capital costs per unit of production.

•	Improved product design and performance. Increase product conversion efficiency, longevity and ease of use. Conversion efficiency refers to the fraction of the sun’s energy converted to electricity.

      We further believe the two principal solar power technologies, crystalline silicon and thin films, have not adequately addressed this challenge:

•	Crystalline Silicon. Crystalline silicon technology was the earliest practiced solar wafer fabrication technology and continues to be the dominant technology for the market, accounting for approximately 94% of solar market sales, according to Solarbuzz. Conventional crystalline silicon technology involves sawing thin wafers from solid crystalline silicon blocks. Crystalline silicon products are known for their reliability, performance and longevity. However, factors such as high materials waste from sawing, numerous processing procedures and high capital costs have limited the speed at which conventional crystalline silicon manufacturers can reduce manufacturing costs.

•	Thin Films. While most major solar power manufacturers currently rely on crystalline silicon technology for their solar cell production, they, and other new entrants, are also developing alternative thin film technologies to achieve lower manufacturing costs. Thin film technology involves depositing several thin layers of silicon or more complex materials on a substrate to make a solar cell. Although thin film techniques generally use material more efficiently than conventional crystalline silicon, we believe higher capital costs, lower manufacturing yields, lower conversion efficiency and reduced product performance and reliability have resulted in and will continue to result in limited commercial acceptance. According to Solarbuzz, the market share of thin films has declined from 12% in 1999 to approximately 6% in 2003. There will continue to be significant efforts to develop alternate solar technologies, such as amorphous silicon, CIS (copper indium diselenide), CIGS (copper indium galium diselenide), CdTe (cadmium telluride), CSOG (crystalline silicon on glass) and polymer and nano technologies. All these efforts are important to broadening the base of products for solar to fit a greater number of market needs and niches.

Our Technology Solution

      We believe our technologies and processes are unique among our competitors. Both our technologies and processes have been designed to reduce manufacturing costs while improving product design. We are developing technology at the wafer, cell and module stages of manufacturing, and we hold patents and other intellectual property in all three areas. We believe our String Ribbon wafer manufacturing technology is our core technology and offers a substantial opportunity to reduce cost and otherwise advance our business through reduced materials cost, simpler processing and lower required economies of scale.

      In the String Ribbon technique, strings are pulled vertically through a shallow pool of molten silicon, and the silicon solidifies between the strings to form a continuous ribbon of crystalline silicon. The ribbon is then cut and prepared for cell fabrication. The use of strings to aid in the simplified growth of a silicon ribbon is what distinguishes our proprietary String Ribbon technology from other advanced crystalline silicon wafer technologies that do not involve sawing. The graphic below depicts the growth of ribbon from molten silicon.

Double String Ribbon Technique

      We believe our String Ribbon technology for the growth of solar wafers has the following significant advantages:

•	Efficient materials use. Unlike conventional bulk crystalline silicon wafer technology, in which solid blocks of silicon are sawed into thin wafers at significant expense and silicon waste, our technology grows a continuous, flat ribbon to the desired thickness. Since our technology does not involve sawing solid blocks, for comparable thickness wafers we can use as little as one half as much silicon as conventional crystalline silicon techniques and we believe we can further reduce this amount to approximately one-fourth in the future through production of thinner wafers. It is worth noting that even if standard wafering techniques are improved to allow for sawing thinner wafers, the sawing losses become proportionately larger as a percentage, limiting the ability of these methods from approaching the silicon usage efficiency of the String Ribbon technology. Not only is this an advantage in material costs, it allows us to produce more power from the same amount of silicon feedstock than other manufacturers using crystalline silicon. As long as the supply of silicon remains limited, higher yield from raw silicon is critical to the growth of the industry.

•	Continuous processing. Our technology permits the continuous growth of crystalline silicon ribbon, which can lead to high automation, efficient equipment use and improved productivity.

•	Energy and environmental benefits. String Ribbon uses less energy and substantially reduces the use of hazardous materials, particularly acids and cutting oils, relative to bulk crystalline technology.

Our Business Strategy

      Our business strategy is to develop, manufacture and market solar power products that use our technologies in commercial applications around the world. We presently are focused on the following steps to implement our business strategy:

•	Maintain our technology leadership through continuous innovation. We believe that our String Ribbon technology provides critical competitive advantages. While our license to the underlying patents directed to the String Ribbon technology has expired, we own other patents directed to various aspects of the String Ribbon technology as well as significant trade secrets, and we will continue to invest in research and development to extend our technology leadership while vigorously protecting our intellectual property. Our Marlboro, Massachusetts facility has approximately

6,000 square feet dedicated to research and development and contains equipment to support the development, fabrication and evaluation of new solar power products and technologies. We have demonstrated our ability to produce 150 micron ribbons, which consume approximately half the silicon as our current thickness ribbons. We are developing a fourth generation technology termed quad ribbon silicon growth, which allows us to grow four silicon ribbons simultaneously from a single furnace and may potentially double the output of each furnace. Together these developments dramatically reduce product and capital costs and increase efficiency of raw material usage. We intend to continually invest in improving our proprietary technologies and their commercial applications with the goal of reducing manufacturing costs without impairing product performance or reliability.

•	Expand our market reach through strategic partnerships. We intend to increase our addressable markets and further leverage our String Ribbon technology through strategic partnerships with other participants in the solar technology market. Beyond the core String Ribbon technology, we have generated significant experience and know-how in the handling of thin and fragile wafers and cells. This expertise is important in solar manufacturing and is therefore potentially attractive to strategic partners as other manufacturers attempt to move to thinner wafers. On January 14, 2005 we announced the creation of a joint venture with Q-Cells, the world’s largest independent manufacturer of solar cells. We believe this joint venture will accelerate the availability of wafer, cell and module manufacturing capacity based on our String Ribbon technology and provide greater access to the European solar power market.

•	Lower our manufacturing costs and increase our capacity. We have focused on manufacturing process improvements to increase output capacity. We have recently transitioned all single ribbon furnaces to double ribbon technology, and also doubled the number of furnaces, which together more than quadrupled our installed capacity from approximately 3 MW to 15 MW. Next generation 150 micron and quad ribbon furnaces are now being actively developed and are targeted to achieve the reliability, stability, conversion efficiency and market acceptance of crystalline silicon and without the inherent cost and waste of sawing solid silicon blocks. We believe that these capabilities when integrated into the full production line will further lower manufacturing costs and enable the String Ribbon technology to have among the most efficient silicon utilization rates for production of crystalline photovoltaic products. In addition to our continued investment in our Marlboro facility, we intend to selectively pursue opportunities to establish manufacturing arrangements on a worldwide basis. Our ongoing objective remains to provide for large-scale manufacturing of our solar power products at low costs that will enable us to profitably penetrate price-sensitive solar power markets.

•	Focus on higher growth areas of the solar market where we have the greatest competitive advantage. We intend to primarily target the on-grid markets and the off-grid rural electrification market. The on-grid markets in the U.S. and Europe are currently the fastest growing solar power markets. Within the off-grid market, we believe that rural electrification has the largest potential but is the least penetrated market as evidenced by the two billion people in the world without conventional electricity. Marketing, financing, local infrastructure and support are projected to remain the principal challenges to greater expansion of this market. To date, we have primarily pursued off-grid sales in Central and South America and the Pacific Rim.

•	Diversify and differentiate our product lines. In addition to core wafer and cell technology, our technology related to module manufacturing processes and components allows us to differentiate future products to meet market demands. We have patented methods for producing modules which do not require aluminum frames as is common practice. When the research and development is completed on these developments, the resulting modules will be thinner, lighter and stronger than current module designs, thereby lending themselves to uses in ways not common today.

Our Products

      Solar power products using crystalline silicon technology are built-up through four stages of production with a market existing for products from each stage:

•	Wafers. A crystalline silicon wafer is a flat piece of crystalline silicon that can be processed into a solar cell. Our rectangular wafers currently measure 81 millimeters by 150 millimeters and are approximately 300 microns thick.

•	Cells. A solar cell is a device made from a wafer that converts sunlight into electricity by means of a process known as the photovoltaic effect. Our solar cells produce approximately 1.5 watts of power each.

•	Modules. A solar module is an assembly of solar cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. A typical solar module can produce from 20 to 300 watts of power and range in size from 2 to 25 square feet. A 100-watt solar module can power a standard 100-watt light bulb, or approximately 3% of the power requirements of a typical home in the United States. Our current solar modules range up to 115 watts in power, with significantly higher output modules under active development.

•	Systems. A solar system is an assembly of one or more solar modules that have been physically mounted and electrically interconnected, often with batteries or power electronics, to produce electricity. Typical residential on-grid systems contain between 10 and 60 modules and produce 1 to 6 kilowatts of power.

      Solar modules are our primary product, although we may in the future also sell wafers, cells, or systems. We believe our modules are competitive with other products in the marketplace, and some customers have commented that our modules have benefits including appearance, electrical design and ease of use. Our solar modules are certified to international standards for safety and quality. If our development programs are successful, we expect to continue to increase the conversion efficiency and power of our solar modules as we expand our manufacturing capacity.

Sales, Marketing and Distribution

      We bring our solar power products to market using distributors, system integrators and other value-added resellers. Our resellers often add value through system design by incorporating our modules with batteries, associated electronics, structures and wiring systems. Most of our resellers have a geographic or applications focus. Our channel partners include companies that are exclusively solar resellers as well as others for whom solar power is an extension of their core business, such as engineering design firms or other energy product marketers.

      We expect to collaborate closely with a relatively small number of resellers throughout the world. We currently have approximately 35 resellers worldwide and are actively working to refine our distribution partners by very careful addition of a few new accounts and channel partners. We intend to selectively pursue additional strategic relationships with other companies worldwide for the joint marketing, distribution and manufacturing of our products. These resellers are expected to range from large, multinational corporations to small, development-stage companies, each chosen for their particular expertise. We believe that these relationships will enable us to leverage the marketing, manufacturing and distribution capabilities of other companies, explore opportunities for additional product development and more easily and cost-effectively enter new geographic markets, attract new customers and develop advanced solar power applications.

      We currently work with a relatively small number of resellers who have particular expertise in a selected geographic or applications market segment. Sales to our 10 largest customers have accounted for approximately 83% of our total product revenues since inception. No single customer has accounted for more than 45% of total revenues over that period. As we continue to expand manufacturing capacity and sales volumes, we anticipate developing relationships with additional customers decreasing our dependence on any single customer. During fiscal year 2003 and the nine months ended September 30, 2004, approximately 27% and 26%, respectively, of our product sales were made to customers in the United States, and all of our research revenue was generated within the United States. Revenue from a German customer and the National Renewable Energy Laboratory accounted for approximately 39% and 10% of total revenues during fiscal year 2003 and 43% and 6% during the nine months ended September 30, 2004, respectively.

      In addition, we market our products through trade shows, on-going customer communications, promotional material, our web site, direct mail and advertising. Our staff provides customer service and applications engineering support to our distribution partners while also gathering information on current product performance and future product requirements.

Manufacturing

      Our principal manufacturing objective is to provide for large-scale manufacturing of our solar power products at low costs that will enable us to penetrate price-sensitive solar power markets. Our 56,250 square foot facility in Marlboro, Massachusetts includes approximately 35,000 square feet of manufacturing space. This facility includes a complete line of equipment to manufacture String Ribbon wafers, fabricate and test solar cells, and laminate and test modules. The first of the facility’s two planned manufacturing lines entered service in 2001. During 2002, we initiated the design and construction of the second production line in our Marlboro facility. At the end of 2003, equipment for parts of the cell processing and module fabrication operations began production. During the first nine months of 2004 we had approximately tripled our manufacturing capacity over 2003 and by September 2004 had increased our plant’s annual capacity to approximately 10 MW. We are in the process of implementing improvements to our manufacturing equipment to decrease the operating costs.

      In addition to our current investment in our Marlboro, Massachusetts facility, we intend to selectively pursue opportunities to establish local manufacturing arrangements on a worldwide basis, such as our joint venture with Q-Cells. Because the market opportunity for solar power encompasses numerous applications in both developed and developing nations worldwide, we expect a significant portion of our future sales will be made outside the United States. Despite these opportunities, manufacturing of solar power products has remained largely concentrated in the United States, Europe and Japan due to factors such as reduced economies of scale and technical process complexities of establishing local manufacturing facilities.

      In spite of these barriers, we believe there are several advantages to local manufacturing, including enhanced brand recognition in local markets, avoidance of import tariffs and access to local private or public sector financing. We believe that our String Ribbon technology and our innovative manufacturing techniques offer greater advantages than other competing technologies, which we believe will enable us to establish factories at a smaller scale that can better grow in concert with market demands. Consequently, we expect to pursue local manufacturing of our products in selected target markets. We also expect that our technologies will allow us to efficiently scale our production to take advantage of market opportunities as they arise.

Q-Cells Joint Venture

      In January 2005, we entered into a joint venture agreement with Q-Cells. The purpose of the joint venture is to develop and operate a facility in Germany to manufacture, market and sell solar products based on our proprietary String Ribbon technology. The joint venture will be governed by a three-member advisory board consisting of two Evergreen representatives and one Q-Cells representative. However, we and Q-Cells have agreed that certain corporate actions of the joint venture will require the approval of at least one designee of each of Evergreen and Q-Cells. The facility in Germany is expected to be located in Thalheim, Germany and is currently expected to have an initial capacity of 30 MW.

      Under the joint venture agreement, we and Q-Cells have made a total equity commitment of 44 million Euros to finance a significant part of the construction of this facility and initial working capital requirements, of which we will contribute 75.1% and Q-Cells will contribute 24.9%. Except for amounts that we and Q-Cells have contributed on a pro rata basis to fund initial planning activities, our obligation to fund the balance of the equity commitment is conditioned upon our receipt of approval from German government authorities with respect to the public grants we intend to pursue or, failing such approval, alternative funding from other public or private sources may be needed.

      If we and Q-Cells decide to expand the manufacturing capacity of the facility beyond the initial 30 MW, then with respect to any capital required to fund the capacity expansion, Q-Cells has the right to make additional capital contributions to increase its ownership of the joint venture up to 50%, provided that such increased ownership does not conflict with the requirements of the German government grants. We have agreed to give Q-Cells a right of first refusal to participate in future joint ventures that we may decide to undertake for development of manufacturing facilities outside the United States, and Q-Cells has agreed not to engage in certain ribbon technology-related activities during the term of the joint venture agreement and for a period of two years after its expiration.

      In addition, both we and Q-Cells are licensing to the joint venture certain of our proprietary technologies necessary for the manufacture of solar products based on our proprietary String Ribbon technology. The licenses are provided on a royalty-free basis, except that certain new material intellectual property that we or Q-Cells may develop in the future is to be provided on a royalty-bearing basis and, should the joint venture be terminated, the licenses shall be royalty-bearing to the extent that the joint venture further expands its production capacity.

      The joint venture may be terminated by either party at any time after January 1, 2012 upon six months’ notice, by mutual agreement of the parties or by one of the parties in the case of a material breach by the other party. In addition, either party may terminate the joint venture agreement if the German government grant approval is not obtained or if the other party does not have the financial ability to fund its equity commitment by September 30, 2005. In the case of termination, except in the case of a termination due to a failure to obtain government grant approval or the failure of a party to have the ability to fund its equity commitment, the licenses to the parties’ technologies will remain in effect subject to certain royalty obligations.

Research and Development

      We believe that continuously improving our technology is an important part of our overall strategy. Therefore we have maintained and intend to maintain a strong research and development effort. To this end, our Marlboro, Massachusetts facility has approximately 6,000 square feet dedicated to research and development and contains equipment to support the development, fabrication and evaluation of new solar power products and technologies.

      We intend to continue our policy of selectively pursuing contract research, product development and market development programs funded by various agencies of the United States, state and international governments to complement and enhance our own resources. The percentage of our total revenues derived from government-related contracts was approximately 17% for the year ended December 31, 2003 and 6% for the nine months ended September 30, 2004. During 2004, we had one multi-year research contract with the National Renewable Energy Laboratory which expires on March 31, 2005. We have been awarded another multi-year research contract with the National Renewable Energy Laboratory which we expect to commence upon the completion of the current contract.

      This and other research contracts we have obtained generally provide for development of advanced materials and methods for wafer, cell and module manufacturing, product development and market development. In all cases to date, we retain all rights to any intellectual property and technological developments resulting from the government funding, with the exception of government “march-in” rights to practice the technology on its own behalf and certain rights universities retain for work they perform under subcontract to us. These contracts usually require the submission by us of technical progress reports, most of which may become publicly available. These contracts are generally cost-shared between the funding agency and us with our share of the total contract cost historically ranging from approximately 30% to 70%. The contracts normally expire between six months and three years from their initiation. We recognized research revenues of $1.4 million in 2002, $1.6 million in 2003 and $861,000 in the nine months ended September 30, 2004 from several government-sponsored research contracts. We recorded research and development expenditures, including the cost of research revenue of $3.7 million in 2002, $3.8 million in 2003 and $3.2 million in the nine months ended September 30, 2004.

Intellectual Property

Patents

      We believe that our commercial success will significantly depend on our ability to protect our intellectual property rights underlying our proprietary technologies. We seek United States and international patent protection for major components of our technology platform, including our crystalline silicon wafers, solar cells and solar modules. We own 17 United States patents, 1 Indian patent, 2 granted European patent applications that have each been validated with enforceable rights in 10 foreign jurisdictions and 2 granted European patent applications that have each been validated with enforceable rights in 18 foreign jurisdictions in the solar power field. These patents begin to expire in 2016 and will all be expired by 2022. In addition, we have 9 United States patent applications pending and 33 foreign patent applications pending. We devote substantial resources to building a strong patent position and we intend to continue to file additional United States and foreign patent applications to seek protection for technology we deem important to our commercial success. Our patents cover the following areas:

•	Crystalline Silicon Wafers. Dr. Emanuel Sachs, a tenured Professor of Mechanical Engineering at the Massachusetts Institute of Technology, developed our core String Ribbon technology. Dr. Sachs has been awarded three United States patents for the String Ribbon technology. An additional patent for a related technology, invented by two employees of the United States National Renewable Energy Laboratory, formerly the Solar Energy Research Institute, was assigned to Dr. Sachs in 1984. In September 1994, Dr. Sachs granted us an irrevocable, worldwide, royalty-bearing license to practice the String Ribbon technology and related patents under a license and consulting agreement. The patents underlying this agreement expired during 2003 and 2004 and the agreement is now terminated. Dr. Sachs continues to actively consult with Evergreen Solar on new technological developments. We have been awarded 4 United States patents and have 9 United States patent applications pending as well as 2 granted European patent applications that have each been validated with enforceable rights in 18 foreign jurisdictions and 14 foreign patent applications pending on our own, internally developed inventions related to String Ribbon and wafer fabrication, which are method inventions relating to automated, high-yield production techniques.

•	Solar Cell Fabrication. We have been awarded 5 United States patents, 1 Indian patent and 1 granted European patent application that has been validated with enforceable rights in 10 foreign jurisdictions relating to our solar cell processing technology as well as 3 foreign patent applications pending. The United States patents relate to the method for forming wrap-around contacts on solar cells and a method for processing solar cells.

•	Solar Modules. We have been awarded 8 United States patents and 1 granted European patent application that has been validated with enforceable rights in 10 foreign jurisdictions and have 16 foreign patent applications pending relating to advanced solar module designs. The United States patents relate to solar cell modules with an improved backskin, solar cell modules with an interface mounting system, an encapsulant material for solar cell modules and a solar cell roof tile system.

Trademarks and Copyrights

      We have three United States trademark registrations, one United States trademark application and eight foreign trademark registrations associated with our business, including registrations for the trademarks Evergreen Solar, the Evergreen Solar logo and Cedar Line. Furthermore, we have a number of common law trademarks and service marks, including the trademark String Ribbon. We are working to increase, maintain and enforce our rights in our trademark portfolio, the protection of which is important to our reputation and branding. We also own copyrights relating to our products, services and business, including copyrights in the software we have developed, in our marketing materials and in our product manuals.

Trade Secrets and Other Confidential Information

      With respect to, among other things, proprietary know-how that is not patentable and processes for which patents are difficult to enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. We believe that several elements of our solar power products and manufacturing processes involve proprietary know-how, technology or data, which are not covered by patents or patent applications, including selected materials, technical processes, equipment designs, algorithms and procedures. We have taken security measures to protect our proprietary know-how, technologies and confidential data, and we continue to explore additional methods of protection. While we require all employees, key consultants and other third parties to enter into confidentiality agreements with us, we cannot be assured that proprietary information will not be disclosed inappropriately, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, or that we can meaningfully protect our trade secrets. Any material leak of confidential or proprietary information into the public domain or to third parties could result in the loss of a competitive advantage in the solar power market.

Competition

      The solar power market is intensely competitive and rapidly evolving. Our competitors have established a market position more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network for our solar power products, we may be unable to increase our sales and market share. There are over 20 companies in the world that produce solar power products, including BP Solar, Kyocera Corporation, Royal Dutch Shell, Sharp Corporation, RWE SCHOTT Solar, GE Energy and Sanyo Corporation. Other existing and potential competitors in the solar power market include universities and research institutions. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power technologies, including other crystalline silicon ribbon and sheet technologies, that they believe will ultimately have costs similar to, or lower than, our projected costs.

      We believe that the cost and performance of our technology will have advantages compared to competitive technologies. Our products offer the reliability, efficiency and market acceptance of other crystalline silicon products. We believe our technology provides lower manufacturing costs resulting from significantly more efficient material usage and fewer processing steps, particularly in wafer fabrication. Compared to thin film products, our products offer generally higher performance and greater market acceptance. Some thin film technologies, such as cadmium telluride, use toxic materials that inhibit their market acceptance, where others, such as copper indium diselenide, rely on raw materials in short supply, such as indium. Other technologies, including all of the polymer and nanomaterial technologies, are still very developmental and have not yet reached the commercialization stage.

      The entire solar industry also faces competition from other power generation sources, both conventional sources as well as other emerging technologies. Solar power has certain advantages and disadvantages when compared to other power generating technologies. The advantages include the ability to deploy products in many sizes and configurations, to install products almost anywhere in the world, to provide reliable power for many applications, to serve as both a power generator and the skin of a building and to eliminate air, water and noise emissions. Whereas solar generally is cost effective for off-grid applications, the high up-front cost of solar relative to most other solutions is the primary market barrier for on-grid applications. Furthermore, unlike most conventional power generators, which can produce power on demand, solar power cannot generate power where sunlight is not available, although it is often matched with battery storage to provide highly reliable power solutions.

Environmental Regulations

      We use, generate and discharge toxic, volatile or otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. We are subject to a variety of foreign, federal, state and local governmental regulations related to the storage, use and disposal of hazardous materials.

      We believe that we have all environmental permits necessary to conduct our business. We believe that we have properly handled our hazardous materials and wastes and have not contributed to any contamination at any of our past or current premises. We are not aware of any environmental investigation, proceeding or action by foreign, federal or state agencies involving our past or current facilities. If we fail to comply with present or future environmental regulations, we could be subject to fines, suspension of production or a cessation of operations. Any failure by us to control the use of or to restrict adequately the discharge of hazardous substances could subject us to substantial financial liabilities, operational interruptions and adverse publicity, any of which could materially and adversely affect our business, results of operations and financial condition. In addition, under some foreign, federal and state statutes and regulations, a governmental agency may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for the release or otherwise was not at fault.

Employees

      As of December 31, 2004, we had approximately 250 full-time employees, including approximately 20 engaged in research and development and approximately 215 engaged in manufacturing. Approximately 20 of our employees have advanced degrees, including 8 with Ph.D.s. None of our employees are represented by any labor union nor are they organized under a collective bargaining agreement. We have never experienced a work stoppage and believe that our relations with our employees are good.

Legal Proceedings

      We are not currently a party to any legal proceedings of a material nature.

MANAGEMENT

      The following table sets forth certain information with respect to our executive officers and directors, with ages as of January 3, 2005.

Name	Age	Position

Richard M. Feldt	53	Chief Executive Officer, President and Director
Richard G. Chleboski	39	Chief Financial Officer, Vice President, Treasurer and Secretary
Dr. Jack I. Hanoka	69	Vice President and Chief Technical Officer
Dr. Terry Bailey	50	Senior Vice President, Marketing and Sales
Mark A. Farber	52	Vice President, Strategic Planning
John J. McCaffrey, Jr.	52	Vice President, Manufacturing and Engineering
Dr. Brown F. Williams	64	Vice President, Research and Development
Gary T. Pollard	45	Vice President, Human Resources
Timothy Woodward(1)(3)	44	Chairman of the Board of Directors
Phillip J. Deutch(1)	39	Director
Michael El-Hillow(2)	53	Director
Charles J. McDermott(2)(3)	54	Director
Dr. Robert W. Shaw, Jr.(1)	63	Director
Dr. William P. Sommers(2)	71	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

      Richard M. Feldt has served as our President and Chief Executive Officer and a director since December 2003. Previously he was employed by Perseid, a developer of optical phased array technology created by Raytheon, where he served as Chief Executive Officer in 2002. Prior to that, from 2000 to 2001, Mr. Feldt served as Chief Operating Officer of SupplierMarket.com, a B2B internet supply chain management company that was sold to Ariba. From 1995 to 2000, Mr. Feldt was Senior Vice President and General Manager of Worldwide Operations at Symbol Technologies, a data transaction systems company. In addition, Mr. Feldt has held senior positions at A.T. Cross Company, Eastman Kodak Company and Spectra-Physics, Inc. He received a B.S. in Industrial Engineering from Northeastern University.

      Richard G. Chleboski has served as our Chief Financial Officer, Vice President and Treasurer since August 1994 and our Secretary since May 2000. From June 1995 until May 2003, Mr. Chleboski served as a director. From July 1987 until February 1994, Mr. Chleboski worked at Mobil Solar Energy Corporation, the solar power subsidiary of Mobil Corporation, where he was the Strategic Planner from March 1991 until February 1994 and a Process Engineer from 1987 until 1991. Mr. Chleboski received an M.B.A. from Boston College and a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

      Dr. Jack I. Hanoka has served as our Vice President and Chief Technical Officer since August 1994. From December 1978 until February 1994, Dr. Hanoka worked at Mobil Solar Energy Corporation, the solar power division of Mobil Corporation, where he was a Research Associate. Dr. Hanoka received a Ph.D. in Solid State Physics and an M.S. in Ceramic Science from Pennsylvania State University and a B.A. in Liberal Arts and a B.S. in Ceramic Engineering from Rutgers University.

      Dr. Terry Bailey has served as our Senior Vice President, Marketing and Sales since August 2004. Prior to this position, Dr. Bailey was a consultant for GE Power Systems from April 2004 to August 2004. From February 2003 to April 2004, Dr. Bailey served as Vice President of Marketing and Sales for AstroPower, Inc., a leading solar technology supplier which was acquired by General Electric in August 2004. Prior to that, Dr. Bailey served as the President and Chief Executive Officer of Salus Micro Technologies from February 1999 to November 2002. Dr. Bailey served as Executive Vice President, Chief Operating Officer of NEC Technologies, Inc., a wholly owned subsidiary of NEC. Dr. Bailey earlier served as Senior Vice President, Marketing and Sales at NEC Technologies. Prior to NEC, Dr. Bailey was an executive at Apple Computer, where he served in various positions, including Senior Vice President and General Manager for Apple’s Imaging Division. Dr. Bailey received a Ph.D. in Analytical Chemistry from Florida State University, specializing in nuclear magnetic resonance research and computer system graphics integration, and he received a B.S. in Chemistry from the University of Alabama.

      Mark A. Farber has served as our Vice President, Strategic Planning since December 2003. Mr. Farber was appointed President at our inception in August 1994 and was later also appointed as our first Chief Executive Officer in May 2000. He served as President and Chief Executive Officer until December 2003. He was also a director from our inception in August 1994 until October 2004. From July 1988 until February 1994, Mr. Farber worked at Mobil Solar Energy Corporation, the solar power subsidiary of Mobil Corporation, where he was responsible for marketing, sales and corporate partnering activities. From June 1976 until June 1988, Mr. Farber was employed by Temple, Barker and Sloane, now Mercer Management Consulting, as a management consultant where he advised electric utilities, equipment manufacturers and government agencies on economic, business and policy issues related to energy. Mr. Farber received an M.S. in Management from the Sloan School of Management of the Massachusetts Institute of Technology and a B.S. in Industrial Engineering and Operations Research from Cornell University.

      John J. McCaffrey, Jr. has served as our Vice President, Manufacturing and Engineering since December 2000 and previously served as our Vice President, Manufacturing since June 1999. From June 1979 until June 1999, Mr. McCaffrey worked for Polaroid Corporation where he managed manufacturing, equipment engineering and quality control, including factory start-ups and international operations. Mr. McCaffrey received a B.S. in Chemistry and General Engineering from The United States Naval Academy, Annapolis.

      Dr. Brown F. Williams has served as Vice President, Research and Development since November 2004. Dr. Williams served as a director since 1999 and served as Chairman of our board of directors since January 2004. From 1990 to 2003, Mr. Williams served as Chief Executive Officer and Chairman of the board of directors of Princeton Video Image, Inc., a company he founded in 1990. From 1988 to 1990, Mr. Williams was an independent consultant to venture capital firms. Dr. Williams has also held several research and managerial positions at RCA Laboratories from 1966 to 1998. He received a Ph.D., M.A. and A.B. and degrees in Physics from the University of California Riverside and was both a University of California Regents Fellow and a National Science Foundation Fellow.

      Gary T. Pollard has served as our Vice President, Human Resources since June 2004. Prior to joining Evergreen, Mr. Pollard worked as an independent consultant for regional and international companies in high technology, healthcare, pharmaceuticals and food services developing hiring, recruitment and HR programs, and designing benefit plans. From 1996 to 2002, he served as Vice President of Human Resources for The Mentor Network, a Boston-based company with 6,000 employees and 150 locations in 22 states. He was also Vice President of Human Resources for Advantage Health Corporation of Woburn, Massachusetts, and Director of Human Resources for Critical Care America, based in Westborough, Massachusetts. He has also held positions at Signal Capital Corporation, Martin Marietta Aerospace and General Electric Information Services. Mr. Pollard received a B.A. in Economics from Saint Michael’s College in Vermont. He is a member of the Society of Human Resource Management and the Northeast Human Resources Association.

      Timothy Woodward has served as director since May 2003, and he has served as the Chairman of our board of directors since November 2004. Mr. Woodward is a Managing Director of Nth Power, L.L.C., a venture capital firm dedicated to the global energy sector. Mr. Woodward joined Nth Power in 1998 following eight years of managing venture capital investments at Liberty Environmental Partners, a venture capital firm focused on environmental, industrial and energy technologies. In 1991, Mr. Woodward assisted in the formation of Liberty Environmental Partners, where he co-managed the firm’s venture capital activities. Prior to forming Liberty Environmental Partners, Mr. Woodward was part of the founding senior management team of First Source, a company providing industrial solvent recycling services, and from 1982 to 1987 he worked in international marketing at Claude Laval Corporation, an industrial filtration equipment manufacturer. Mr. Woodward serves on the board of directors of AllConnect, Comverge,

Wellspring International and H2Gen. Mr. Woodward received an M.B.A. from the University of California, Los Angeles and a B.S. in Resource Economics from the University of California, Berkeley.

      Philip J. Deutch has served as a director since May 2003. Mr. Deutch is a Managing Director of Perseus, L.L.C., a Washington, D.C. and New York City-based private equity firm and has lead Perseus’s energy technology investing since 1997. Mr. Deutch serves on the board of directors of Beacon Power Corporation, Metallic Power, Inc., Encorp, Inc. and International Marketing Concepts. Prior to joining Perseus, Mr. Deutch worked at Williams & Connolly and in the Mergers and Acquisitions Department of Morgan Stanley & Co. Mr. Deutch is a Term Member of the Council on Foreign Relations, a member of the board of directors of the International Center for Research on Women and the City Lights School of Washington, D.C. and a member of the board of advisors of Jumpstart DC. Mr. Deutch received a J.D. from Stanford Law School and a B.A. from Amherst College.

      Michael El-Hillow has served as a director since August of 2004, and our board of directors has determined that he qualifies as an “audit committee financial expert” for purposes of applicable SEC rules. Mr. El-Hillow has been Executive Vice President and Chief Financial Officer of Advanced Energy since September 2001. Prior to joining Advanced Energy, he was Senior Vice President and Chief Financial Officer at Helix Technology Corporation, a major supplier of high-vacuum products principally to the semiconductor capital equipment industry, from 1997 until 2001. Prior to Helix, he was Vice President, Finance, Treasurer and Chief Financial Officer at A.T. Cross Company and an audit partner at Ernst & Young. Mr. El-Hillow received an M.B.A. from Babson College in Babson Park, Massachusetts, received a B.S. in Accounting from the University of Massachusetts and he is a certified public accountant.

      Charles J. McDermott has served as a director since May 2003. Mr. McDermott is a Partner in RockPort Capital Partners and Chief Executive Officer of the RockPort Group. From 1990 to 1998, Mr. McDermott was Vice President of Waste Management Inc., overseeing advocacy before the U.S. Congress, the Environmental Protection Agency and other federal agencies and the White House. During his tenure from 1984 to 1986 at Citizens Energy, a non-profit energy company, Mr. McDermott helped pioneer the creation of the nation’s first bulk electric power trading company. Mr. McDermott later served as Campaign Director and then as Chief of Staff for Congressman Joseph P. Kennedy II from 1986 to 1990 and has served on various EPA advisory councils and presidential task forces. Mr. McDermott serves on the board of directors and as President of the CEO Coalition to Advance Sustainable Technologies, is a member of the Board of Governors of the National Association of Small Business Investment Companies and also serves on the board of directors of Cerox Corporation.

      Dr. Robert W. Shaw, Jr. served as the Chairman of our board of directors from October 1994 until January 2004 and continues to serve as a director. Since 1983, Dr. Shaw has served as President of Arete Corporation, a venture capital management firm with a focus on the energy technology sector, and has been general partner of six venture capital funds. Prior to that time, Dr. Shaw was a senior vice president and director of Booz-Allen & Hamilton, an international management and technology consulting firm, where he founded the firm’s energy division. Dr. Shaw is Chairman of the board of directors of Distributed Energy Systems Corporation. Dr. Shaw has been a director of Cell Tech Power, Inc. since 2000 and H2Gen Innovations, Inc. since 2001. Dr. Shaw received a Ph.D. in Applied Physics from Stanford University, an M.P.A. from American University, and an M.S. and a B.E.P. in Electrical Engineering from Cornell University.

      Dr. William P. Sommers has served as a director since January 1999. From 1994 to 1998, Dr. Sommers was President and Chief Executive Officer of SRI International, formerly Stanford Research Institute, a not-for-profit contract research and development organization. Dr. Sommers retired in 1998. From 1963 to 1993, he was an Executive Vice President and director of Booz-Allen & Hamilton. Dr. Sommers has served on the board of directors of Litton Industries, Inc., Scudder Mutual Funds, Pressure Systems, Inc., H2Gen Innovations, Inc. and Zassi Medical Evolutions, Inc. Dr. Sommers received a Ph.D. in Aeronautical Engineering from the University of Michigan, with highest honors, and an M.S. and a B.S. in Mechanical Engineering.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding beneficial ownership of our common stock as of January 3, 2005, or the measurement date, including as adjusted to reflect the sale of 12,500,000 shares of our common stock offered by this prospectus supplement, by: (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our current directors and named executive officers as a group. Unless otherwise indicated, the address for each beneficial owner is c/o Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, Massachusetts 01752.

      The following table is based on information supplied by our officers, directors, principal stockholders and Schedules 13D and 13G filed with the SEC. The number of shares of our common stock beneficially owned by each 5% stockholder, director or executive officer is determined under the rules of the SEC. Under the SEC rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also includes any shares that the individual or entity has the right to acquire on or before March 4, 2005 through the exercise of stock options or warrants, and any reference in the footnotes to this table to shares subject to stock options or warrants refers only to stock options or warrants that are so exercisable. For purposes of computing the percentage of outstanding shares of our common stock held by each person or entity, any shares that such person or entity has the right to acquire on or before March 4, 2005 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that the stockholders named in this table have sole voting and investment power with respect to the shares of our common stock indicated as beneficially owned. The inclusion in the table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated in the footnotes below, the address for the beneficial owners listed in this table is care of Evergreen Solar, Inc., 138 Bartlett Street, Marlboro, Massachusetts 01752

		Percentage of Common Stock
		Beneficially Owned(2)
	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned(1)	Before Offering	After Offering

5% Stockholders:
CDP Entities(3)	2,920,584	6.1%	4.9%
1981, Avenue McGill College, Montreal, Quebec H3A3C7 Canada
CRT Entities(4)	4,061,377	8.0%	6.4%
262 Harbor Drive Stamford, Connecticut 06902
Nth Power Technologies Entities(5)	4,911,026	10.3%	8.2%
50 California Street Suite 840 San Francisco, California 94111
RockPort Capital Entities(6)	5,111,023	10.8%	8.5%
160 Federal Street, 18th Floor Boston, Massachusetts 02110

		Percentage of Common Stock
		Beneficially Owned(2)
	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned(1)	Before Offering	After Offering

Executive Officers and Directors:
Richard M. Feldt(7)	580,900	1.2%	1.0%
Richard G. Chleboski(8)	383,640	*	*
Dr. Jack I. Hanoka(9)	358,408	*	*
Mark A. Farber(10)	432,564	*	*
John J. McCaffrey(11)	173,622	*	*
Gary T. Pollard	—	*	*
J. Terry Bailey	—	*	*
Dr. Brown F. Williams(12)	106,336	*	*
Timothy Woodward(13)	4,950,501	10.4%	8.2%
Phillip J. Deutch(14)	1,556,560	3.3%	2.6%
Michael El-Hillow(15)	19,240	*	*
Charles J. McDermott(16)	5,149,998	10.8%	8.6%
Dr. Robert W. Shaw, Jr.(17)	445,841	*	*
Dr. William P. Sommers(18)	95,397	*	*
All executive officers and directors as a group (14 persons)(19)	14,253,006	29.1%	23.1%

*	Less than one percent of the outstanding shares of Class.

(1)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
(2)	Applicable percentage ownership is based upon 47,541,823 shares of common stock outstanding as of the measurement date and 60,041,823 shares of common stock outstanding as of the measurement date as adjusted to reflect the sale of 12,500,000 shares of our common stock offered hereby. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days after the measurement date are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, as the case may be, but are not deemed outstanding for computing the percentage ownership of any other person.
(3)	Includes 2,482,497 shares of common stock held by Caisse de dépôt et placement du Québec and 438,087 shares of common stock held by CDP Capital-Technology Ventures U.S. Fund 2002 L.P.
(4)	Includes 2,937,240 shares of common stock issuable upon exercise of warrants held by CRT Capital Group, LLC.
(5)	Includes 1,016,914 shares of common stock held by Nth Power Technologies Fund I, L.P., 1,947,056 shares of common stock held by Nth Power Technologies Fund II, L.P. and 1,947,056 shares of common stock held by Nth Power Technologies Fund II-A, L.P.
(6)	Includes 3,894,113 shares of common stock held by RockPort Capital Partners, L.P. and 1,216,910 shares of common stock held by RP Co-Investment Fund I L.P.
(7)	Includes 500,000 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.
(8)	Includes 197,011 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.
(9)	Includes 53,799 shares of common stock held by Dr. Hanoka and 138,568 shares of common stock held by Hanoka Evergreen Limited Partnership. Includes 166,041 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.

(10)	Includes 247,657 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.
(11)	Includes 162,080 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.
(12)	Includes 105,636 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.
(13)	Includes 39,475 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date and an aggregate of 4,911,026 shares of common stock held by Nth Power Technologies Entities. Mr. Woodward disclaims beneficial ownership of all of the shares of common stock held by the Nth Power Technologies Entities, other than shares in which he has a pecuniary interest.
(14)	Includes 35,975 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date and 1,520,585 shares of common stock held by Perseus 2000, L.L.C. Mr. Deutch disclaims beneficial ownership of all of the shares of common stock held by Perseus 2000, L.L.C., other than shares in which he has a pecuniary interest.
(15)	Consists of 19,240 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.
(16)	Includes 38,975 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date and 5,111,023 shares of common stock held by the RockPort Capital Entities. Mr. McDermott disclaims beneficial ownership of all of the shares of common stock held by the RockPort Capital Entities, other than shares in which he has a pecuniary interest.
(17)	Includes 53,975 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date and 391,866 shares of common stock of which 9,111 shares of common stock are held by Dr. Shaw’s wife.
(18)	Includes 90,397 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.
(19)	For purposes of calculating the Percentage of Shares of common stock outstanding, the number of shares beneficially owned includes 1,656,461 shares of common stock issuable upon the exercise of options that may be exercised within 60 days from the measurement date.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value, and 27,227,668 shares of preferred stock, $0.01 par value, 26,227,668 shares of which are designated as Series A preferred stock. The following is a summary of the material provisions of the common stock and the preferred stock contained in our certificate of incorporation and by-laws. For greater detail about our capital stock, please refer to our certificate of incorporation and by-laws.

Common Stock

      As of January 3, 2005, there were 47,541,823 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

      The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series.

Series A Preferred Stock

      As of January 3, 2005, there were 26,227,668 shares of our authorized preferred stock designated as Series A preferred stock, none of which were issued and outstanding. The rights, preferences, privileges and restriction of shares of Series A preferred stock have been fixed in a certificate of designation.

      Though no shares of our Series A preferred stock are currently outstanding, pursuant to the certificate of designation, any such shares issued would have preferential rights over our common stock with regard to dividends, payments upon a change of control or liquidation, voting, preemptive rights, and price-based anti-dilution protection. Each share of Series A preferred stock would be entitled to receive a cash dividend payment equal to an annual rate of 10% of $1.12 plus accrued dividends. Such dividends would compound quarterly and accrue from the date of issuance. We would not be able to declare or pay any dividends on, or make any other distributions with respect to the common stock unless and until all accrued dividends on our Series A preferred stock had been paid in full. In the event of a change of control or liquidation of our company, each outstanding share of our Series A preferred stock would be entitled to receive, prior to and in preference of any payment or distribution with respect to shares of our common stock, an amount equal to the greater of (1) a payment of $1.12 per share plus all accrued dividends, or (2) the amount that would have been paid on such share of Series A preferred stock if such share were converted into shares of our common stock. If the assets of our company were not sufficient to pay these preferential payments, then all assets of our company available for distribution would be distributed to the holders of our Series A preferred stock proportionately. Additionally, each share of our Series A preferred stock would be entitled to vote together with and on all matters entitled to be voted on by holders of shares of our common stock. Each holder of a share of Series A preferred stock would be entitled to cast a number of votes for such share equal to the number of shares of common stock that such share would be convertible into at the time. So long as 5,350,000 shares of Series A preferred stock were outstanding, we would be required to obtain the approval from the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A preferred stock in order to take the following corporate actions: amend our certificate of incorporation or by-laws in a way that would adversely effect the rights of the Series A preferred stock; issue or reserve any stock with rights senior to our Series A preferred stock; redeem any shares of our common stock, make any declaration, distribution, or payment of any dividend on our common stock; or incur, assume or guarantee any indebtedness in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than in connection with a working capital line of credit not to exceed $5,000,000. Also, so long as 5,350,000 shares of Series A preferred stock were outstanding, each holder of Series A preferred stock would be entitled to pre-emptive rights to purchase a proportionate number of any additional securities that we might issue, subject to certain excepted securities. Initially, each share of Series A preferred stock would be convertible into one share of our common stock. However, if, after we issued any shares of Series A preferred stock, we were to issue any other securities, subject to certain exceptions, at a price per share less than $1.12, then each share of Series A preferred stock would have the benefit of price-based anti-dilution protection under the certificate of designation. If triggered, such price-based anti-dilution protection would provide that each share of Series A preferred stock would be convertible into a greater number of shares of common stock rather than on a one-to-one basis. Such an adjustment due to price-based anti-dilution protection would have the further effect of diluting the ownership of the holders of our common stock.

Undesignated Preferred Stock

      Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. Our board of directors is also authorized to determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series, our board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock. Preferred stock, if any, will be fully paid and nonassessable upon issuance.

Delaware Law and Certain Provisions of Our Certificate of Incorporation and By-laws

      Certain provisions of Delaware law and our certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

      We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

      Our certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Special meetings of our stockholders may be called only by the Chairman of our board of directors, a majority of our board of directors or our president. Our certificate of incorporation and by-laws also provide that our board of directors will be divided into three classes, with each class serving staggered three-year terms. Except as otherwise set forth in our certificate of incorporation and by-laws, the stockholders may amend or repeal certain provisions of our certificate of incorporation and may amend, alter or repeal our by-laws only with the affirmative vote of the holders of 75% of the shares of capital stock issued and outstanding and entitled to vote at a general or special meeting of our stockholders, as applicable. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of us or our management.

Transfer Agent

      The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York. Its address 59 Maiden Lane, Plaza Level, New York, NY 10038, and its telephone number is (800) 937-5449.

Listing

      Our common stock is quoted on the Nasdaq National Market under the trading symbol “ESLR.”

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

      This section summarizes certain U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the IRS might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below. For purposes of this summary, a “non-U.S. holder” is any beneficial owner of our common stock (other that a partnership or other flow-through entity) that is not an individual citizen or resident of the United States, a corporation organized in or under the laws of the United States or any state or the District of Columbia, a trust that is:

•	subject to the primary supervision of a court in the United States and the control of one of more U.S. persons; or

•	has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person or an estate whose income is subject to U.S. income tax regardless of source.

If a partnership or other flow-through entity is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, the summary does not describe the effects of any applicable foreign, state, or local laws.

      INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

Dividends

      Any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. A non-U.S. holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent. Special rules, described below, apply if a dividend is effectively connected with a U.S. trade or business conducted by the non-U.S. holder.

Sale of Common Stock

      Non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of our common stock. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business, in which case the special rules described below apply;

•	the non-U.S. holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates; or

•	the rules of the Foreign Investment in Real Property Tax Act., or FIRPTA, treat the gain as effectively connected with a U.S. trade or business.

      The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if we are, or were within five years before the transaction, a “U.S. real property holding corporation,” or USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

Dividends or Gain Effectively Connected With a U.S. Trade or Business

      If any dividend on our common stock, or gain from the sale, exchange or other disposition of our common stock, is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the dividend or gain will be subject to U.S. federal income tax at the regular graduated rates. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” dividend or gain would generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30 percent, although an applicable income tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

      The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Backup Withholding and Information Reporting

      The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The withholding tax rate is currently 28 percent. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

      Payments to non-U.S. holders of dividends on our common stock will generally not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of our common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its nonresident status. Some of the common means of certifying nonresident status are described under “— Dividends.” We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

      Any amounts withheld from a payment to a holder of our common stock under the backup withholding rules generally can be credited against any U.S. federal income tax liability of the holder.

      THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

      We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the number of shares of our common stock set forth opposite their names on the table below at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement as follows:

Number of
Name	Shares

SG Cowen & Co., LLC
First Albany Capital Inc.
CRT Capital Group LLC

Total	[ ]

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares of our common stock offered hereby on a firm commitment basis may be terminated in the event of a material adverse change in economic, political or financial conditions. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the shares of our common stock being offered by us if any shares are purchased.

      The underwriters propose to offer the shares of our common stock to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer our common stock to securities dealers at the price to the public less a concession not in excess of $          per share. Securities dealers may reallow a concession not in excess of $          per share to other dealers. After the shares of our common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

      We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 1,875,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus supplement less the underwriting discounts and commissions. The underwriters may exercise this option only to cover over allotments, if any, made in connection with the sale of our common stock offered hereby. If the over-allotment option is exercised in full, the underwriters will purchase additional shares of our common stock from us in approximately the same proportion as shown in the table above.

      The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us:

Total

		Without	With
	Per Share	Over-Allotment	Over-Allotment

Public offering price	$	$	$
Underwriting discount

Proceeds, before expenses, to us	$	$	$

      We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $550,000.

      We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any such liabilities.

      Our directors and executive officers and certain of our significant stockholders have agreed with the underwriters that, for a period of 90 days beginning on the date of this prospectus supplement, subject to certain exceptions, they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock. In addition, if we issue an earnings release or material news or a material event relating to us occurs during the last 17 of the 90 days or if, prior to the expiration of the 90 days, we announce that we will release earnings results during the 16-day period beginning on the 90th day, the restrictions imposed by the underwriter lock-ups may be extended until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event for all such shares. SG Cowen & Co., LLC may, in its sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement. There are no agreements between the underwriters and any of our stockholders, optionholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 90-day period. We have entered into a similar agreement with the underwriters provided we may, without the consent of the underwriters, grant options pursuant to our existing stock option and incentive plan and sell shares pursuant to our existing employee stock purchase plan.

      The underwriters may engage in over allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of our common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the shares of our common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the shares of our common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares of our common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be commenced and discontinued at any time.

      In June 2004, CRT Capital Group, one of the underwriters, acted as our placement agent for our private placement financing, for which it received customary compensation, including a warrant to purchase shares of 125,000 shares of our common stock. Upon the exercise of this warrant, CRT Capital Group will own, together with its existing beneficial ownership of our common stock, an aggregate of 4,061,377 shares, or approximately 6.4%, of our outstanding common stock after this offering. The underwriters and their affiliates may from time to time provide investment banking financial advisory services to us, and otherwise engage in transactions with us, in the ordinary course of our business.

LEGAL MATTERS

      Wilson Sonsini Goodrich & Rosati, Professional Corporation, New York, New York, will pass upon the validity of the common stock offered by this prospectus supplement for us. Certain legal matters in connection with this offering will be passed upon for the underwriters by Pillsbury Winthrop LLP, New York, New York.

EXPERTS

      The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the periodic reporting requirements and file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed with the SEC are also available to the public at the SEC’s website at http://www.sec.gov.

      We maintain an Internet website at http://www.evergreensolar.com (which is not intended to be an active hyperlink in this prospectus supplement). The information at our website is not incorporated in this prospectus supplement or the accompanying prospectus by reference, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, except for information superseded by information in this prospectus supplement. We are incorporating by reference into this prospectus supplement the following documents that we have filed with the SEC (File No. 000-31687, unless otherwise indicated); provided, however, that we are not incorporating any information furnished under Item 2.02 or 7.01 (formerly Item 12 or 9) of our Current Reports on Form 8-K:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on March 23, 2004, as amended by Amendment No. 1 thereto filed on March 23, 2004 and by Amendment No. 2 thereto filed on April 29, 2004;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 filed on May 12, 2004;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 filed on August 13, 2004;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 filed on November 12, 2004;

•	our Current Report on Form 8-K filed on May 5, 2004;

•	our Current Report on Form 8-K filed on June 16, 2004;

•	our Current Report on Form 8-K filed on June 22, 2004;

•	our Current Report on Form 8-K filed on August 13, 2004;

•	our Current Report on Form 8-K filed on August 27, 2004;

•	our Current Report on Form 8-K filed on October 7, 2004;

•	our Current Report on Form 8-K filed on November 17, 2004;

•	our Current Report on Form 8-K filed on January 14, 2005; and

•	the section entitled “Description of Registrant’s Securities to be Registered” contained in our Registration Statement on Form 8-A filed on October 4, 2000 pursuant to Section 12(g) of the Securities Exchange Act of 1934 and incorporating by reference the information contained in our Registration Statement on Form S-1, as amended (SEC File No. 333-43140).

      All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before all of the common stock offered by this prospectus supplement have been sold are deemed to be incorporated by reference in, and to be part of, this prospectus supplement from the date any such document is filed.

      This prospectus supplement and accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC. Any statements contained in a document incorporated by reference in this prospectus supplement or the accompanying prospectus shall be deemed to be modified, superseded or replaced for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus (or in any other subsequently filed document that also is incorporated by reference in this prospectus supplement and the accompanying prospectus) modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement or the accompanying prospectus. Statements contained in this prospectus supplement, the accompanying prospectus and any document incorporated by reference, as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement or any incorporated document, each statement being so qualified by this reference.

      You may request a copy of these filings, at no cost, by telephoning us at (508) 357-2221 or by writing us at the following address:

Evergreen Solar, Inc.

138 Bartlett Street
Marlboro, Massachusetts 01752
Attention: Chief Financial Officer

PROSPECTUS

$75,000,000

Evergreen Solar, Inc.

By this prospectus, we may offer, from time to time —

•	Common Stock
•	Preferred Stock
•	Depositary Shares
•	Warrants
•	Debt Securities

       See “Risk Factors” beginning on page 6 for information you should consider before buying our securities.

     Our common stock is quoted on the Nasdaq National Market under the symbol “ESLR.” On November 1, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $3.42 per share.

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.

     This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

This prospectus is dated November 4, 2004

      No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described in this prospectus and any accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus or in any prospectus supplement is correct as of any date subsequent to the date of this prospectus supplement or of any prospectus supplement.

SUMMARY

      This prospectus is part of a registration statement that we filed with the Commission, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the risk factors, together with the additional information described under the heading “Where You Can Find More Information.”

Evergreen Solar, Inc.

      We develop, manufacture and market solar power products that are capable of providing reliable and environmentally clean electric power throughout the world. Our solar power products are targeted at the global solar power market. We believe our proprietary and patented solar power technologies, including our String Ribbon technology, offer significant design, cost and manufacturing advantages over competing solar power technologies. We intend to become a leading producer of high-quality solar power products by expanding our manufacturing capacity, reducing our manufacturing costs, developing innovative solar power products, increasing our distribution capabilities and pursuing strategic relationships.

      Since our formation in 1994, we have conducted research and development of advanced process and product technologies and, between 1997 and June 2001, we used pilot manufacturing facilities to refine our solar power products and manufacturing processes. Also in 1997, we began shipping small quantities of commercial products. In 2001, we expanded our manufacturing capacity by relocating our operations to a 56,250 square foot facility in Marlboro, Massachusetts where we have constructed two new manufacturing lines with a total manufacturing capacity of 15 megawatts. We are continuing to refine, develop and commercialize a number of laboratory-demonstrated advancements in our solar power technologies, including advanced String Ribbon crystal growth, more efficient solar cells and improved solar panel designs. Since our inception, we have shipped over 75,000 solar panels for residential, commercial and industrial applications in the United States and internationally. As we continue to increase production volumes, we intend to actively expand existing and seek new distribution and marketing arrangements.

      We were incorporated in Delaware in August 1994. Our executive offices are located in 138 Bartlett Street, Marlboro, Massachusetts 01752, and our telephone number is (508) 357-2221. Our website is located on the internet at www.evergreensolar.com. The information contained or incorporated in our website is not part of this registration statement.

The Securities We May Offer

      We may offer up to $75,000,000 of common stock, preferred stock, depositary shares, debt securities and warrants in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

      We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

      We may offer shares of our common stock, par value $0.01 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stockholders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

Preferred Stock and Depositary Shares

      We may issue preferred stock in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or the winding up of Evergreen Solar, voting rights and rights to convert into common stock. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

Warrants

      We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with other securities.

Debt Securities

      We may offer secured or unsecured obligations in the form of one or more of senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The senior debt securities will have the same rank as all of our other unsubordinated debt. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities. We may issue debt securities that are convertible into shares of our common stock.

      The senior and subordinated debt securities will be issued under separate indentures between us and a trustee. We have summarized the general features of the debt securities to be governed by the indentures. These indentures have been filed as exhibits to the registration statement (No. 333-119864) that we have filed with the SEC (this prospectus being part of that registration statement). We encourage you to read these indentures. Instructions on how you can get copies of these documents are provided under the heading “Where You Can Find More Information.”

General Indenture Provisions that Apply to Senior and Subordinated Debt

•	Each indenture allows debt to be issued in series with terms particular to each series.

•	None of the indentures limit the amount of debt that we may issue or generally provide holders any protection should there be a highly leveraged transaction involving our company.

•	The indentures allow us to merge or to consolidate with another United States business entity or convey, transfer or lease our properties and assets substantially as an entirety to another United States business entity, as long as certain conditions are met. If these events occur, the other business entity will be required to assume our responsibilities on the debt securities, and we will be released from all liabilities and obligations, except in the case of a lease.

•	The indentures provide we and the trustee may generally amend the indentures with the consent of holders of a majority of the total principal amount of the debt outstanding in any series to change certain of our obligations or your rights concerning the debt. However, to change the payment of principal or interest, to adversely affect the right to convert, or to change certain matters, every holder in that series must consent.

•	We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. The trustee would pay all amounts due to you on the debt from the deposited funds.

Events of Default

      Each of the following is an event of default under the indentures:

•	principal not paid when due;

•	any sinking fund payment not made when due;

•	failure to pay interest for 30 days;

•	covenants not performed for 90 days after notice; and

•	certain events of bankruptcy, insolvency or reorganization of Evergreen Solar.

      A prospectus supplement may describe deletions of, or changes or additions to, the events of default.

Remedies

      Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare the outstanding principal and premium, if any, plus accrued and unpaid interest, if any, immediately payable. However, the holders of a majority in principal amount may, under certain circumstances, rescind this action. If a bankruptcy, insolvency or reorganization event of default were to occur, the principal amount and premium, if any, or all debt securities of that series, together with the accrued and unpaid interest, if any, will automatically become due and payable.

Indenture Provisions that Apply Only to the Subordinated Debt Securities

      The subordinated debt securities indenture provides that the subordinated debt securities will be subordinated to all senior debt as defined in the subordinated indenture.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratio of earnings to fixed charges for the fiscal years ended 1999, 2000, 2001, 2002 and 2003, and for the six-month period ended June 30, 2004:

Evergreen Solar Inc.

Computation of Ratio of Earnings to Fixed Charges
(In thousands)

	Year Ended December 31,					Six Months
						Ended
	1999	2000	2001	2002	2003	June 30, 2004

Net loss	$(2,932)	$(5,205)	$(12,477)	$(13,199)	$(14,974)	$(10,965)
Fixed charge: Interest portion of operating leases (A)	47	130	206	167	169	91

Net loss plus fixed charges	(2,885)	(5,075)	(12,271)	(13,032)	(14,805)	(10,874)

Total fixed charges	47	130	206	167	169	91

Ratio of earnings to fixed charges	(B )	(B )	(B )	(B )	(B )	(B )

Supplemental information:
Additional earnings required to achieve 1:1 ratio of earnings to fixed charges	$2,932	$5,205	$12,477	$13,199	$14,974	$10,965

(A)	Represents an approximate interest factor of 1/3 of operating rentals

(B)	Earnings are inadequate to cover fixed charges; additional earnings required presented in supplemental information in above table

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK

ACCRETION AND DIVIDENDS

      The following table sets forth our ratio of earnings to combined fixed charges and preferred stock accretion and dividends for the fiscal years ended 1999, 2000, 2001, 2002 and 2003, and for the six-month period ended June 30, 2004:

Evergreen Solar Inc.

Computation of Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Accretion and Dividends
(In thousands)

	Year Ended December 31,					Six Months
						Ended
	1999	2000	2001	2002	2003	June 30, 2004

Net loss	$(2,932)	$(5,205)	$(12,477)	$(13,199)	$(14,974)	$(10,965)
Fixed charge: Interest portion of operating leases (A)	47	130	206	167	169	91

Net loss plus fixed charges	(2,885)	(5,075)	(12,271)	(13,032)	(14,805)	(10,874)

Total fixed charges	47	130	206	167	169	91
Accretion and dividends on preferred stock	1,231	2,283	—	—	13,498	2,904

Total fixed charges and preferred accretion and dividends	1,278	2,413	206	167	13,667	2,995

Ratio of earnings to fixed charges and accretion and dividends on preferred stock	(B )	(B )	(B )	(B )	(B )	(B )

Supplemental information:
Additional earnings required to achieve 1:1 ratio of earnings to fixed charges and preferred accretion and dividends	$4,163	$7,488	$12,477	$13,199	$28,472	$13,869

(A)	Represents an approximate interest factor of 1/3 of operating rentals

(B)	Earnings are inadequate to cover fixed charges and preferred accretion and dividends; additional earnings required presented in supplemental information in above table

FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated into this prospectus by reference contain certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Evergreen Solar that are based on the beliefs of the management of Evergreen Solar as well assumptions made by and information currently available to the management of Evergreen Solar. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements include, without limitation, statements regarding:

•	our expectations regarding the timing, cost, and success of our manufacturing build-up at our facility in Marlboro, Massachusetts;

•	our plans with respect to expanding our manufacturing capacity through the intended development of a second, large-scale manufacturing facility;

•	our plans with respect to the expansion of our distribution network;

•	our plans with respect to the expansion of sales and marketing efforts;

•	our expectations with respect to advancements in our technology;

•	our objectives with respect to lowering per unit manufacturing costs;

•	our expectations with respect to increased revenue growth and our ability to achieve profitability resulting from increases in our production volumes;

•	our ability to raise additional capital to finance our planned expansions; and

•	our intentions with respect to use of proceeds of any offering under this registration statement.

      Such statements reflect the judgment of Evergreen Solar as of the date of this prospectus and they involve many risks and uncertainties, such as the those described below. These factors could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward looking statements.

RISK FACTORS

      Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations and financial results. If any of the following risks actually occur, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference herein.

Risks Relating to Our Financial Results

Evaluating our business and future prospects may be difficult due to our limited operating history.

      We are at an early stage of development and there is limited historical information available upon which you can base your evaluation of our business and prospects. Although we were formed in 1994 to research and develop crystalline silicon technology for use in manufacturing solar power products and began shipping product from our pilot manufacturing facility in 1997, we first shipped commercial products from our Marlboro manufacturing facility in September 2001. To date, we have shipped only a limited number of solar power panels and have recognized limited revenues.

      Our early stage of development means that we have limited insight into how market and technology trends may affect our business. The market we are addressing is rapidly evolving and is experiencing technological advances and new market entrants. Moreover, our future success will require us to scale our manufacturing capacity significantly beyond the capacity of our Marlboro, Massachusetts manufacturing facility, and our business model and technology is unproven at significant scale. As a result, you should consider our business and prospects in light of the risks, expenses and challenges that we will face as an early-stage company seeking to develop and manufacture new products in a growing and rapidly evolving market.

We have a history of losses, expect to incur substantial further losses and may not achieve or maintain profitability in the future, which may decrease the market value of our stock.

      Since our inception, we have incurred significant net losses, including net losses of $11.0 million for the six months ended June 30, 2004. As a result of ongoing operating losses, we had a cumulative net loss of $67.3 million as of June 30, 2004. We expect to incur substantial losses for the foreseeable future, and may never become profitable. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future, which could materially decrease the market value of our common stock. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we seek to: expand our manufacturing operations, develop our distribution network, continue to research and develop our products and manufacturing technologies, implement internal systems and infrastructure in conjunction with our growth and hire additional personnel.

      We do not know whether our revenues will grow at all or grow rapidly enough to absorb these expenses, and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our operating results.

Our stock price could fall substantially if our quarterly revenue or operating results fluctuate or are disappointing.

      Our quarterly revenue and operating results have fluctuated significantly in the past and may fluctuate significantly from quarter to quarter in the future due to a variety of factors, including:

•	the size and timing of customer orders for or shipments of our products;

•	the rate and cost at which we are able to expand our manufacturing capacity to meet product demand, including the rate and cost at which we are able to implement advances in our String-Ribbon technology;

•	our ability to establish and expand key customer and distributor relationships;

•	our ability and the terms upon which we are able to raise capital sufficient to finance the expansion of our manufacturing capacity and our sales and marketing efforts;

•	our ability to establish strategic relationships with third parties to accelerate our growth plans;

•	amount and timing of expenses associated with our research and development programs and our ability to develop enhancements to our manufacturing processes and our products;

•	delays associated with the supply of specialized material necessary for the manufacture of our solar power products;

•	our ability to execute our cost reduction programs;

•	one time charges resulting from replacing existing equipment or technology with new or improved equipment or technology as part of our strategy to expand our manufacturing capacity and to decrease our per unit manufacturing cost;

•	developments in the competitive environment, including the introduction of new products or technological advancements by our competitors; and

•	the timing of adding the personnel necessary to execute our growth plan.

      We anticipate that our operating expenses will continue to increase significantly. If sales in any quarter do not increase correspondingly, our net losses for that period will increase. For these reasons, quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and you should not rely on results of operations in any particular quarter as an indication of future performance. If our quarterly revenue or results of operations fall below the expectations of investors or public market analysts in any quarter, the market value of our common stock would likely decrease, and could decrease rapidly and substantially.

Risks Relating to Our Industry, Products and Operations

We will need to raise significant additional capital in order to fund our operations and to continue to grow our business, which subjects us to the risk that we may be unable to maintain or grow our business as planned and that our stockholders may be subject to substantial additional dilution.

      In order to satisfy our existing capital requirements and to fund the continuing capacity expansion of our Marlboro, Massachusetts manufacturing facilities, in June 2004 we consummated a $20 million private placement financing and in August 2004 we secured a $5 million line of credit. We believe that our current cash, cash equivalents and short-term investments, together with the proceeds available under our line of credit, will be sufficient to fund our planned manufacturing capacity expansion to our target level of 15 megawatts for both production lines, which will be completed by mid-2005, and to fund our operating expenditures over the next twelve months. However, we will need to raise additional capital in order to further enhance our operating infrastructure, to further increase manufacturing capacity through the build out a second manufacturing facility, and to advance our research and development programs that are key to refining our products and to lowering our manufacturing costs. We may also require additional capital to respond to competitive pressures and acquire complementary businesses or necessary technologies. We do not know whether we will be able to raise additional financing or financing on terms favorable to us. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, develop and expand our manufacturing operations and distribution network, maintain our research and development efforts or otherwise respond to competitive pressures would be significantly impaired. In such a case, our stock price would likely be materially and adversely impacted.

      In addition, if we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced. These newly issued securities may have rights, preferences and privileges senior to those of existing stockholders.

The build-out of our manufacturing facility in Marlboro, Massachusetts may take longer and cost more than we expect, which would likely result in lower revenues and earnings than anticipated.

      If we fail to successfully complete the build-out of our Marlboro manufacturing facility, our business and results of operations would likely be materially impaired. We are in the process of building-out our second manufacturing line, which we expect to be completed by the end of 2004. We are also in the process of implementing improvements to the manufacturing equipment in order to increase the total capacity of the manufacturing facility to a target level of 15 megawatts, which we expect to be completed by mid-2005. Completing the build-out of this facility to capacity has required and will continue to require a significant investment of capital and substantial engineering expenditures, and is subject to significant risks including:

•	we may experience cost overruns, delays, equipment problems and other start-up and operating difficulties;

•	our manufacturing processes uses custom-built equipment that may not be delivered and installed in our new facility in a timely manner;

•	our custom-built equipment may take longer and cost more to debug than planned and may never operate as designed; and

•	we are incorporating first-time equipment designs and technology improvements, which we expect to lower unit capital and operating costs, but this new technology may not be successful.

      If we experience any of these or similar difficulties, we may be unable to complete the build-out of the facility, our manufacturing capacity could be substantially constrained, in which case our per unit manufacturing costs would increase, we would be unable to increase sales as planned and our revenues and earnings would likely be materially impaired.

Our future success substantially depends on our ability to significantly increase our manufacturing capacity through the development of a second manufacturing facility. We may be unable to achieve our capacity expansion goals as a result of a number of risks, which would limit our growth potential, impair our operating results and financial condition, and cause our stock price to decline.

      Our future success depends on our ability to increase our manufacturing capacity through the development of a second, large-scale manufacturing facility. If we are unable to do so, we may not be able to achieve the production volumes and per unit costs that will allow us to meet customer demand, maintain our competitive position and achieve profitability. Our ability to develop a second, large-scale manufacturing facility is subject to significant risk and uncertainty, including:

•	we will need to raise significant additional capital through the issuance of equity or debt securities in order to finance the costs of development of the facility, which we may be unable to do on reasonable terms or at all, and which likely would be dilutive to our existing stockholders;

•	the build-out of the facility will be subject to the risks inherent in the development of a new manufacturing facility, including risks of delays and cost over-runs as a result of a number of factors, many of which may be out of our control, such as delays in government approvals or problems with supplier relationships;

•	our manufacturing processes, particularly those that incorporate improvements to our advanced String Ribbon technology, are unproven at large scale and may prove difficult to implement in such a new facility;

•	we may be required to depend on third parties or strategic partnerships that we establish in the development and operation of the facility, which may subject us to risks that such third parties do not fulfill their obligations to us under our arrangements with them;

•	the establishment of such a facility will require significant management attention, and our management team, which has limited experience in the development of such facilities, may be unable to execute the expansion plan effectively; and

•	if such a facility is established in an international markets, we may encounter legal and commercial restrictions and incur taxes and other expenses to do so and otherwise be subject to the risks inherent in conducting business in a foreign jurisdiction as described elsewhere in these “Risk Factors.”

      If we are unable to develop and successfully operate a second, large-scale manufacturing facility, or if we encounter any of the risks described above, we may be unable to scale our business to the extent necessary to achieve profitability, which would cause our stock price to decline. Moreover, there can be no assurance that if we do expand our manufacturing capacity that we will be able to generate customer demand for our solar power products at these production levels or that we will increase our revenues or achieve profitability.

Because we depend on a single and sole source suppliers for a number of specialized materials, including silicon, necessary to manufacture our solar power products, we are susceptible to supplier and industry-wide supply shortage and price volatility that could adversely affect our ability to meet existing and future customer demand for our products and cause us to make fewer shipments, generate lower than anticipated revenues, and manufacture our products at higher than expected costs.

      We have single and sole source suppliers for a number of specialized materials necessary to manufacture our solar power products which makes us susceptible to quality issues, shortages, and price changes for these materials. Specifically, our supplier of the silicon we use in the manufacture of our solar power products is also a supplier to the semi-conductor industry which has significantly greater buying power and market influence than we have or that anyone else in the solar power industry has. As a result, an increase in the demand for silicon from the semi-conductor industry may lead us to encounter shortages or delays in obtaining the specialized silicon to be used in the manufacture of our solar power products which could result in customer dissatisfaction and decreased revenues. In addition, our silicon supplier has in the past raised, and may in the future raise, the price at which it sells silicon to us, which has in the past negatively impacted, and could in the future, negatively impact, our manufacturing costs. We acquire silicon from our supplier through purchase orders and we have no long-term commitments regarding supply or price from this supplier, which leaves us vulnerable to the risk that our supplier may stop supplying silicon to us for any reason. If this occurs, our ability to manufacture our solar power products may be limited in any given period, which would cause our revenues to decline in any such period.

We may fail to successfully bring to market our new solar power products under development, which may prevent us from achieving increased sales and market share.

      Although we have been selling our solar power products since 1997, we expect to derive a substantial portion of our revenues from sales of our new solar power products which are under development and not yet commercially available. Many of these new products are derived from our innovative cell fabrication and advanced panel design technologies, which are under development. If we fail to successfully develop our new solar power products or technologies, we will likely be unable to recover the losses we will have incurred to develop these products and technologies and may be unable to increase our sales and market share and to become profitable. Many of our new product and manufacturing technologies are novel and represent a departure from conventional solar power technologies, and it is difficult to predict whether we will be successful in completing their development. Our manufacturing technologies have been tested only in our pilot manufacturing facility and, in most cases, only limited pre-production prototypes of our new products have been field-tested.

Our solar power products may not gain market acceptance, which would prevent us from achieving increased sales and market share.

      The development of a successful market for our solar power products may be adversely affected by a number of factors, many of which are beyond our control, including:

•	our failure to produce solar power products which compete favorably against other solar power products on the basis of cost, quality and performance;

•	our failure to produce solar power products which compete favorably against conventional energy sources and alternative distributed generation technologies, such as fuel cells, on the basis of cost, quality and performance;

•	whether customers accept our new panel designs under development and the techniques we are developing to mount them; and

•	our failure to develop and maintain successful relationships with distributors, systems integrators and other resellers, as well as strategic partners.

      If our solar power products fail to gain market acceptance, we would be unable to increase our sales and market share and to achieve and sustain profitability.

Technological changes in the solar power industry could render our solar power products uncompetitive or obsolete, which could reduce our market share and cause our sales to decline.

      Our failure to further refine our technology and develop and introduce new solar power products could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our sales to decline. The solar power industry is rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. We believe that a variety of competing solar power technologies are under development by other companies that could result in lower manufacturing costs than those expected for our solar power products. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of solar power products.

Our ability to increase market share and sales depends on our ability to successfully maintain our existing distribution relationships and expand our distribution channels.

      We currently sell our solar power products primarily to distributors, system integrators and other value-added resellers within and outside of North America, which typically resell our products to end users on a global basis. For the six months ended June 30, 2004, we sold our solar power products to approximately 30 distributors, system integrators and other value-added resellers. If we are unable to successfully maintain our existing distribution relationships and expand our distribution channels, our revenues and future prospects will be materially harmed. As we seek to grow our sales by entering new markets in which we have little experience selling our solar power products, our ability to increase market share and sales will depend substantially on our ability to expand our distribution channels by identifying, developing and maintaining relationships with resellers both within and outside of North America. We may be unable to enter into relationships with resellers in the markets we target or on terms and conditions favorable to us, which could prevent us from entering these markets or entering these markets in accordance with our plans. Our ability to enter into and maintain relationships with resellers will be influenced by the relationships between these resellers and our competitors, market acceptance of our solar power products and our low brand recognition as a new entrant.

We face risks associated with the marketing, distribution and sale of our solar power products internationally, and if we are unable to effectively manage these risks, it could impair our ability to expand our business abroad.

      From our inception through June 30, 2004, approximately 66% of our product sales have been made to resellers outside North America. Sales in Germany constituted approximately 64% of our total product sales for the six months ended June 30, 2004. We expect that our sales both to resellers and distributors outside of North America and through our resellers and distributors to end users outside of North America will continue to be significant. It will require significant management attention and financial resources to successfully develop our international sales channels. In addition, the marketing, distribution and sale of our solar power products internationally exposes us to a number of markets with which we have limited experience. If we are unable to effectively manage these risks, it could impair our ability to grow our business abroad. These risks include:

•	difficult and expensive compliance with the commercial and legal requirements of international markets, with which we have only limited experience;

•	inability to obtain intellectual property protection;

•	encountering trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could affect the competitive pricing of our solar power products and reduce our market share in some countries;

•	fluctuations in currency exchange rates relative to the U.S. dollar;

•	difficulty of enforcing revenue collection internationally; and

•	our continued ability to sell our products in the German market.

      We expect that a portion of our international sales will be denominated in United States dollars. As a result, increases in the value of the United States dollar relative to foreign currencies would cause our products to become less competitive in international markets and could result in limited, if any, sales and profitability. During the remainder of 2004 and for the foreseeable future, market conditions will require us to denominate a majority of our sales in local currencies, which will further expose us to foreign exchange gains or losses.

      Our strategy includes establishing local manufacturing facilities in international markets, although we have not yet done so. As we implement our strategy, we may encounter legal and commercial restrictions and incur taxes and other expenses to establish our manufacturing facilities in certain countries. In addition, we may potentially forfeit, voluntarily or involuntarily, foreign assets due to economic or political instability in the countries where our local manufacturing facilities are located.

Our dependence on a small number of resellers may cause significant fluctuations or declines in our product revenues.

      From our inception through June 30, 2004, our three largest resellers accounted for approximately 60% of our product sales and our 10 largest resellers accounted for approximately 83% of our product sales. We anticipate that sales of our solar power products to a limited number of key resellers will continue to account for a significant portion of our total product revenues for the foreseeable future. Consequently, any one of the following events may cause significant fluctuations or declines in our product revenues:

•	reduction, delay or cancellation of orders from one or more of our significant resellers;

•	selection by one or more of our significant resellers of products competitive with ours;

•	loss of one or more of our significant resellers and our failure to recruit additional or replacement resellers; and

•	failure of any of our significant resellers to make timely payment of our invoices.

Our dependence on a limited number of third party suppliers for raw materials, key components for our solar power products and custom-built equipment for our operations could prevent us from delivering our products to our customers within required timeframes and we may experience order cancellation and loss of market share.

      We manufacture all of our solar power products using materials and components procured from a limited number of third-party suppliers. If we fail to develop or maintain our relationships with these or our other suppliers, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering our products to our customers within required time frames and we may experience order cancellation and loss of market share. We currently do not have contracts with many of our suppliers and may not be able to procure sufficient quantities of the materials and components necessary to manufacture our products on acceptable commercial terms or at all. To the extent the processes that our suppliers use to manufacture materials and components are proprietary, we may be unable to obtain comparable materials and components from alternative suppliers. The failure of a supplier to supply materials and components in a timely manner, or to supply materials and components that meet our quality, quantity and cost requirements could impair our ability to manufacture our products and/or increase their costs, particularly if we are unable to obtain substitute sources of these materials and components on a timely basis or on terms acceptable to us. In addition, our manufacturing processes utilize custom-built equipment that is currently produced by a limited number of suppliers. A supplier’s failure to supply this equipment in a timely manner, with adequate quality and on terms acceptable to us could delay our capacity expansion of our manufacturing facility and otherwise disrupt our production schedule or increase our costs of production.

Our use of forecasts to manage our inventory could result in insufficient quantities to meet reseller demand or excess inventory.

      We generally do not obtain long-term contracts or commitments prior to the production of our solar power products. Instead, we rely on forecasts to determine the timing of our production schedules and the volume and mix of product to be manufactured. The level and timing of orders placed by our resellers may vary for many reasons. As a result, at any particular time, we may not have enough inventory to meet demand or we may have excess inventory, each of which could negatively impact our operating results. In addition, as we manufacture more solar power products without related purchase orders, due to the rapid pace of technological advancements in the solar power industry, we increase our risk of loss of revenues due to the obsolescence of products held in inventory for which we have already incurred production costs.

Problems with product quality or product performance may cause us to incur warranty expenses and may damage our market reputation and prevent us from achieving increased sales and market share.

      As is consistent with standard practice in our industry, the duration of our product warranties is lengthy relative to expected product life and has recently been increasing. Our current standard product warranty includes a one or two-year warranty period for defects in material and workmanship and a 25-year warranty period for declines in power performance. We believe our warranty periods are consistent with industry practice. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenues. Although we have sold over 75,000 solar panels since 1997, none of these panels has been operating more than seven years, and over 50% of them have been operating less than two years. The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share and cause sales to decline.

Our success in the future may depend on our ability to establish and maintain strategic alliances, and any failure on our part to establish and maintain such relationships would adversely affect our market penetration and revenue growth.

      We may seek to establish strategic relationships with third parties in the solar power industry as part of our plan to accelerate the expansion of our manufacturing capacity and our distribution channels, particularly in international markets. Our ability to establish strategic relationships will depend on a number of factors, many of which are outside our control, such as the competitive position of our technology and our products relative to our competitors. We can provide you with no assurance that we will be able to establish strategic relationships in the future, and our inability to do so will materially adversely affect our market penetration, our revenue growth and our ability to achieve profitability.

      In addition, if we are successful in establishing strategic alliances, such alliances may subject us to a number of risks, including risks associated with sharing proprietary information, loss of control of operations that are material to our business, and the fact that such alliances may involve profit sharing arrangements. Moreover, strategic alliances may be expensive to implement and subject us to the risk that the third party will not perform its obligations under the relationship, which may subject us to losses over which we have no control or expensive termination arrangements. As a result, even if we do establish a strategic alliance with a third party, our business may be adversely affected by a number of factors that are outside of our control, which would in turn cause our stock price to decline.

The success of our business depends on the continuing contributions of our key personnel and our ability to attract and retain new qualified employees in a competitive labor market.

      We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers, and manufacturing and marketing professionals. If we were to lose the services of Richard M. Feldt, our Chief Executive Officer, President and a director, or any of our other executive officers and key employees, our business could be materially and adversely impacted. We had 230 employees as of September 30, 2004, and anticipate that we will need to hire a significant number of new highly-skilled technical, manufacturing, sales and marketing, and administrative personnel if we are to successfully develop and market our products, develop our distribution network, and operate our expanded manufacturing facility. Competition for personnel is intense, and qualified technical personnel are likely to remain a limited resource for the foreseeable future. Locating candidates with the appropriate qualifications, particularly in the desired geographic location, can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to provide higher compensation or more training to our personnel than we currently anticipate. Moreover, any officer or employee can terminate his or her relationship with us at any time.

Our management team may not be able to successfully implement our business strategies because it has limited experience managing a rapidly growing company.

      If our management team is unable to manage the rapid growth of our business operations, then our product development, the expansion of our manufacturing operations and distribution network, and our sales and marketing activities would be materially and adversely affected. In connection with the planned expansion of our manufacturing capacity, we have undergone and anticipate undergoing further rapid growth in the scope of our operations and the number of our employees, which is likely to place a significant strain on our senior management team and other resources. In addition, we may encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by this rapid growth. We may seek to augment or replace members of our management team or we may lose key members of our management team, and we may not be able to attract new management talent with sufficient skill and experience.

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our sales would not significantly increase and we would be unable to achieve or sustain profitability.

      The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	success of alternative distributed generation technologies such as fuel cells, wind power and micro turbines;

•	fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	continued deregulation of the electric power industry and broader energy industry; and

•	availability of government subsidies and incentives.

We face intense competition from other companies producing solar power and other energy generation products. If we fail to compete effectively, we may be unable to increase our market share and sales.

      The solar power market is intensely competitive and rapidly evolving. Our competitors have established a market position more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network for our solar power products, we may be unable to increase our sales and market share. There are over 20 companies in the world that produce solar power products, including BP Solar, Kyocera Corporation, Royal Dutch Shell, Sharp Corporation, RWE, and Sanyo Corporation. Other existing and potential competitors in the solar power market include universities and research institutions. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power technologies, including other crystalline silicon ribbon and sheet technologies, that they believe will ultimately have costs similar to, or lower than, our projected costs.

      Most of our competitors are substantially larger than we are, have longer operating histories and have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater size in some cases provides them with a competitive advantage with respect to manufacturing costs due to their ability to allocate fixed costs across a greater volume of production. Many also have greater name recognition, a more established distribution network and a larger installed base of customers. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our target markets. As a result, our competitors may be able to devote greater resources to the research, development, promotion and sale of their products and respond more quickly to evolving industry standards and changing customer requirements than we can.

If we are unable to protect our intellectual property adequately, we could lose our competitive advantage in the solar power market.

      Our ability to compete effectively against competing solar power technologies will depend, in part, on our ability to protect our current and future proprietary technology, product designs and manufacturing processes through a combination of patent, copyright, trademark, trade secret and unfair competition laws. We may not be able to adequately protect our intellectual property and may need to defend our intellectual property against infringement claims, either of which could result in the loss of our competitive advantage in the solar power market and materially harm our business and profitability. We face the following risks in protecting our intellectual property:

•	we cannot be certain that our pending United States and foreign patent applications will result in issued patents or that the claims allowed are or will be sufficiently broad to protect our technology or processes;

•	our license, but not our right, to practice the String Ribbon technology terminates upon expiration of the underlying patents, the first of which expired in June 2003, and our historical operating experience with String Ribbon and our related patented and proprietary manufacturing processes may not adequately protect our competitive advantage after these patents have expired;

•	third parties may design around our patented technologies or seek to challenge or invalidate our patented technologies;

•	we may incur significant costs and diversion of management resources in prosecuting or defending patent infringement suits;

•	we may not be successful in prosecuting or defending patent infringement suits and, as a result, may need to seek to obtain a license of the third party’s intellectual property rights; however, a license may not be available to us or may not be available to us on commercially reasonable terms;

•	the contractual provisions we rely on to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached and our trade secrets and proprietary information disclosed to the public; and

•	while our license to patents directed to the String Ribbon technology has expired, the Company owns three issued US patents, three pending US patent applications, two foreign patents, and several foreign patent applications directed to various aspects of the String Ribbon technology; however, our historical operating experience with String Ribbon and our related patented and proprietary manufacturing processes may not adequately protect our competitive advantage now that the licensed patents have expired.

Existing regulations and changes resulting from electric utility deregulation may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

      The market for electricity generation products is heavily influenced by federal, state and local government regulations and policies concerning the electric utility industry, as well as internal policies and regulations promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products.

      We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us, our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

The reduction or elimination of government subsidies and economic incentives for on-grid applications could cause our revenues to decline.

      We believe that the growth of some of our target markets, including the market for on-grid applications, depends in part on the availability and size of government subsidies and economic incentives. Accordingly, the reduction or elimination of government subsidies and economic incentives may adversely affect the growth of these markets or result in increased price competition, which could cause our revenues to decline. Today, the cost of solar power substantially exceeds the cost of power furnished by the electric utility grid. As a result, federal, state and local governmental bodies in many countries, most notably the United States, Japan and Germany, have provided subsidies in the form of cost reductions, tax write-offs and other incentives to end users, distributors, systems integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. These government subsidies and economic incentives could be reduced or eliminated altogether.

The lack or inaccessibility of financing for off-grid solar power applications could cause our sales to decline.

      One of the markets our products address is off-grid solar power applications to developed and developing countries. In some developing countries, government agencies and the private sector have, from time to time, provided subsidies or financing on preferred terms for rural electrification programs. We believe that the availability of financing could have a significant effect on the level of sales of off-grid solar power applications, particularly in developing countries where users may not have sufficient resources or credit to otherwise acquire solar power systems. If existing financing programs for off-grid solar power applications are eliminated or if financing is inaccessible, the growth of the market for off-grid applications may be adversely affected, which could cause our sales to decline.

Our reliance on government contracts to partially fund our research and development programs could impair our ability to commercialize our solar power technologies and would increase our research and development expenses.

      We intend to continue our policy of selectively pursuing contract research, product development, and market development programs funded by various agencies of the United States, state and international governments to complement and enhance our own resources. The percentage of our total revenues derived from government-related contracts was approximately 5% for the three months ended June 30, 2004. As of June 30, 2004, we had one active research contract with the National Renewable Energy Laboratory.

      These government agencies may not continue their commitment to programs to which our development projects are applicable. Moreover, we may not be able to compete successfully to obtain funding through these or other programs. A reduction or discontinuance of these programs or of our participation in these programs would increase our research and development expenses, which could impair our ability to develop our solar power technologies.

      In addition, contracts involving government agencies may be terminated at the convenience of the agency. Other risks include potential disclosure of our confidential information to third parties and the exercise of “march-in” rights by the government. Our government-sponsored research contracts require that we provide regular written technical updates on a monthly, quarterly or annual basis, and, at the conclusion of the research contract, a final report on the results of our technical research. Because these reports are generally available to the public, third parties may obtain some aspects of our sensitive confidential information. March-in rights refer to the right of the United States government or government agency to require us to grant a license to the technology to a responsible applicant or, if we refuse, the government may grant the license itself. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the technology, because action is necessary to alleviate health or safety needs, or to meet requirements of federal regulations, or to give the United States industry preference. Funding from government contracts also may limit when and how we can deploy our technology developed under those contracts.

Compliance with environmental regulations can be expensive and inadvertent noncompliance may result in adverse publicity and potentially significant monetary damages and fines.

      We are required to comply with all federal, state and local regulations regarding protection of the environment. If more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. We believe that we have all necessary permits to conduct our business as it is presently conducted. If we fail to comply with present or future environmental regulations, however, we may be required to pay substantial fines, suspend production or cease operations. We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. In addition, under some federal and state statutes and regulations, a governmental agency may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

      Like other retailers, distributors and manufacturers of products that are used by consumers, we face an inherent risk of exposure to product liability claims in the event that the use of the solar power products we sell results in injury. Since our products are electricity producing devices, it is possible that consumers could be injured or killed by our products, whether by product malfunctions, defects, improper installation or other causes. In addition, since sales of our existing products have been modest and the products we are developing incorporate new technologies and use new installation methods, we cannot predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us. We have evaluated the potential risks we face and believe that we have appropriate levels of insurance for product liability claims. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. The successful assertion of product liability claims against us could result in potentially significant monetary damages and if our insurance protection is inadequate, could require us to make significant payments.

Risks Associated With the Market for Our Common Stock

Our officers and directors control approximately 30% of our voting stock and may be able to significantly influence corporate actions.

      As of September 30, 2004, our executive officers, directors and entities affiliated with them controlled approximately 30% of our voting stock. As a result, these stockholders, acting together, may be able to significantly influence all matters requiring approval by our stockholders, including the election of directors, the approval of charter and by-law amendments, and the approval of mergers or other business combinations.

The price of our common stock may be volatile.

      The stock market has, from time to time, experienced extreme price and trading volume fluctuations, and the market prices of technology companies such as ours have been extremely volatile. Our operating performance will significantly affect the market price of our common stock. To the extent we are unable to compete effectively and gain market share or the other factors described in this section affect us, our stock price will likely decline. The market price of our common stock also may be adversely impacted by broad market and industry fluctuations regardless of our operating performance, including general economic and technology trends. In addition, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be involved in securities class action litigation in the future. This litigation often results in substantial costs and a diversion of management’s attention and resources.

The large number of shares eligible for public sale could cause our stock price to decline.

      The market price of our common stock could decline as a result of the resale of the shares of common stock issued in the June 2004 private placement financing and the shares of common stock issued upon conversion of all of the outstanding shares of Series A convertible preferred stock which were converted in connection with the consummation of the June 2004 private placement financing or the perception that these sales could occur. Additionally, we may need to sell additional shares of common stock, or securities convertible into or exercisable for common stock, in the future in either private or public transactions in order to satisfy our financing requirements and we do not know whether we will be able to sell additional shares of our common stock or other securities convertible into or exercisable for common stock on terms favorable to us.

We are subject to anti-takeover provisions in our charter and by-laws and under Delaware law that could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders.

      Provisions of our certificate of incorporation, our by-laws and Delaware law could make it more difficult and expensive for a third party to pursue a tender offer, change in control transaction or takeover attempt that is opposed by our board of directors. Stockholders who wish to participate in these transactions may not have the opportunity to do so. We also have a staggered board of directors, which makes it difficult for stockholders to change the composition of our board of directors in any one year. If a tender offer, change in control transaction, takeover attempt or change in our board of directors is prevented or delayed, the market price of our common stock could decline.

USE OF PROCEEDS

      Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes and working capital requirements, which may include continued investments in the infrastructure and capabilities required to expand our manufacturing capacity to commercial scale production. We may also use a portion of the net proceeds to fund possible investments in and acquisitions of complimentary businesses, partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments that are material. Pending their ultimate use, we intend to invest the net proceeds in money market funds, commercial paper and governmental and non-governmental debt securities with maturities generally up to one year.

DESCRIPTION OF CAPITAL STOCK

      As of October 20, 2004, our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value, and 27,227,668 shares of preferred stock, $0.01 par value, of which 26,227,668 shares are designated as Series A preferred stock. The following is a summary of the material provisions of the common stock and the preferred stock contained in our certificate of incorporation and by-laws. For greater detail about our capital stock, please refer to our certificate of incorporation and by-laws.

Common Stock

      As of October 20, 2004, there were 47,523,287 shares of common stock issued and outstanding.

      The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

      The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

Series A Preferred Stock

      As of October 20, 2004, there were 26,227,668 shares of our Series A preferred stock authorized, none of which were issued and outstanding.

Undesignated Preferred Stock

      Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The board of directors is also authorized to determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, the board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series.

      The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock.

      The prospectus supplement with respect to any issuance of preferred stock will specify:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

      Preferred stock, if any, will be fully paid and nonassessable upon issuance.

Delaware Law and Certain Provisions of Our Certificate of Incorporation and By-laws

      Certain provisions of Delaware law and our certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

      We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

      Our certificate of incorporation and by-laws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Special meetings of our stockholders may be called only by Chairman of the Board, a majority of the Board of Directors or our President. Our certificate of incorporation and by-laws also provide that our board of directors will be divided into three classes, with each class serving staggered three-year terms. Except as otherwise set forth in our certificate of incorporation and by-laws, the stockholders may amend or repeal certain provisions of our certificate of incorporation and may amend, alter or repeal our by-laws only with the affirmative vote of the holders of seventy-five percent (75%) of the shares of Evergreen Solar’s capital stock issued and outstanding and entitled to vote at a general or special meeting of our stockholders, as applicable. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Evergreen Solar.

Transfer Agent

      The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York. Its address 59 Maiden Lane, Plaza Level, New York, NY 10038, and its telephone number is (800) 937-5449.

Listing

      Our common stock is quoted on the Nasdaq National Market under the trading symbol “ESLR.”

DESCRIPTION OF THE DEPOSITARY SHARES

General

      At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

      The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

      The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends

      The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

      In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

      If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

      If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

      Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

      Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

      Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of the Deposit Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

      Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

      The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

      Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

Federal Income Tax Consequences

      Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for U.S. federal income tax purposes any deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

General

      We may issue warrants for the purchase of our common stock, preferred stock or debt securities or any combination thereof. Warrants may be issued independently or together with our common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Stock Warrants

      The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

      Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of Evergreen Solar.

Debt Warrants

      The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any; the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

      Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

DESCRIPTION OF THE DEBT SECURITIES

      The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

      The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words “Evergreen Solar,” “we,” “us” or “our” refer only to Evergreen Solar, Inc. and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

      The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General

      Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

      We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

      The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•	the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•	if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated debt securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

      Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and Transfer

      Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

      We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

      In the event of any partial redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

      Initially, we will appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

      The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

      No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

      As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

      Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

      Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

      Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

      Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agents

      Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will be designated as our initial paying agent.

      We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

      All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

No Protection in the Event of a Change of Control

      Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

      Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants.

Consolidation, Merger and Sale of Assets

      Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any entity, unless:

•	the successor entity, if any, is a limited liability company, partnership, trust or other business entity existing under the laws of the United States, any State within the United States or the District of Columbia;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of Default

      Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

(1)	we fail to pay principal of or any premium on any debt security of that series when due;

(2)	we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

(3)	we fail to deposit any sinking fund payment when due;

(4)	we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

(5)	certain events including our bankruptcy, insolvency or reorganization.

      Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

      The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

      Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

      If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated debt securities.”

      After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

      Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

      A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)	the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

      Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

      We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and Waiver

      Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

      We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting or facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

      However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance

      We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

      Each indenture contains a provision that permits us to elect either or both of the following:

•	We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•	We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

      To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

      The term “foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•	direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Notices

      Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

      The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the Trustee

      The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

      The trustee is permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

      The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under the indentures.

Subordinated Debt Securities

      The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

      The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

      Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

      In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

      In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

      We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

      Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•	a default in our obligations to pay principal, premium, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

•	any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

      We may and shall resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist, and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

      No new payment blockage period may start on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

      As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

      The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “— Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

      If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

      Senior debt securities will constitute senior debt under the subordinated indenture.

      Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

      The term “designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the subordinated indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

      The term “indebtedness” means the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture for such series of securities or thereafter created, incurred or assumed:

•	our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

•	all of our obligations for money borrowed;

•	all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

•	our obligations:

-	as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

-	as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

•	all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

•	all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•	all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, of for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•	renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

      The term “senior debt” means the principal of, premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, our indebtedness. Senior debt shall not include:

•	any debt or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide it shall not be senior in right of payment to the subordinated debt securities or expressly provide that such indebtedness is on the same basis or “junior” to the subordinated debt securities; or

•	debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

      The term “subsidiary” means an entity more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more or our other subsidiaries or by a combination of us and our other subsidiaries. For purposes of this definition, “voting stock” means stock or other similar interests to us which ordinarily has or have voting power for the election of directors, or persons performing similar functions, whether at all times or only so long as no senior class of stock or other interests has or have such voting power by reason of any contingency.

PLAN OF DISTRIBUTION

      We may sell the securities from time to time in one or more transactions:

•	through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; and

•	through a combination of any of these methods of sale.

      We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and

•	at negotiated prices.

      We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

      We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

      Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

      We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

      In connection with the offering of certain offered securities, certain persons participation in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities of our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.

      All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

      The Company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

      Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

      To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

      The validity of the securities offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, New York, New York.

EXPERTS

      The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the periodic reporting requirements and file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed with the SEC are also available to the public at the SEC’s website at http://www.sec.gov.

      We maintain an Internet website at http://www.evergreensolar.com (which is not intended to be an active hyperlink in this prospectus supplement). The information at our website is not incorporated in this prospectus supplement or the accompanying prospectus by reference, and you should not consider it part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, except for information superseded by information in this prospectus supplement. We are incorporating by reference into this prospectus supplement the following documents that we have filed with the SEC (File No. 000-31687, unless otherwise indicated); provided, however, that we are not incorporating any information furnished under Item 2.02 or 7.01 (formerly Item 12 or 9) of our Current Reports on Form 8-K:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on March 23, 2004, as amended by Amendment No. 1 thereto filed on March 23, 2004 and by Amendment No. 2 thereto filed on April 29, 2004;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 filed on May 12, 2004;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 filed on August 13, 2004;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 filed on November 12, 2004;

•	our Current Report on Form 8-K filed on May 5, 2004;

•	our Current Report on Form 8-K filed on June 16, 2004;

•	our Current Report on Form 8-K filed on June 22, 2004;

•	our Current Report on Form 8-K filed on August 13, 2004;

•	our Current Report on Form 8-K filed on August 27, 2004;

•	our Current Report on Form 8-K filed on October 7, 2004; and

•	the section entitled “Description of Registrant’s Securities to be Registered” contained in our Registration Statement on Form 8-A filed on October 4, 2000 pursuant to Section 12(g) of the Securities Exchange Act of 1934 and incorporating by reference the information contained in our Registration Statement on Form S-1, as amended (SEC File No. 333-43140).

      All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and before all of the common stock offered by this prospectus supplement have been sold are deemed to be incorporated by reference in, and to be part of, this prospectus supplement from the date any such document is filed.

      This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document that also is incorporated by reference in this prospectus) modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Statements contained in this prospectus and any document incorporated by reference, as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement or any incorporated document, each statement being so qualified by this reference.

      You may request a copy of these filings, at no cost, by telephoning us at (508) 357-2221 or by writing us at the following address:

Evergreen Solar, Inc.

138 Bartlett Street
Marlboro, Massachusetts 01752
Attention: Chief Financial Officer

12,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

SG Cowen & Co.

First Albany Capital
CRT Capital Group

                               , 2005